As filed with the Securities and Exchange Commission on December 10, 2012

Registration No. 333-183162

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SunCoke Energy Partners, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3312	35-2451470
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1011 Warrenville Road, Suite 600 Lisle, Illinois 60532

(630) 824-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Denise R. Cade, Esq.

Senior Vice President, General Counsel and Corporate Secretary

1011 Warrenville Road, Suite 600 Lisle, Illinois 60532

(630) 824-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mike Rosenwasser Michael Swidler Vinson & Elkins L.L.P. 666 Fifth Avenue New York, New York 10103 Tel: (212) 237-0000 Fax: (212) 237-0100	Sean T. Wheeler Divakar Gupta Latham & Watkins LLP 811 Main Street Suite 3700 Houston, Texas 77002 Tel: (713) 546-5400 Fax: (713) 546-5401

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated                 , 2013

PR	OSPECTUS

SunCoke Energy Partners, L.P.

             Common Units

Representing Limited Partner Interests

This is the initial public offering of our common units representing limited partner interests. We are offering          common units. Prior to this offering, there has been no public market for our common units. We currently expect the initial public offering price to be between $         and $         per common unit. We have applied to list our common units on the New York Stock Exchange under the symbol “SXCP.”

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 20.

These risks include the following:

•

We may not generate sufficient earnings from operations to enable us to pay the minimum quarterly distribution to our unitholders. We would not have generated sufficient earnings on a pro forma basis to have paid any distribution on our units for the year ended December 31, 2011 or the twelve months ended September 30, 2012.

•

All of our sales are generated at two facilities. Any adverse developments at either facility could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

•

All of our coke sales are made under long-term contracts with two customers. Any adverse developments with either of these customers could have a material adverse effect on our cash flows, financial position and results of operations.

•	Excess capacity in the global steel industry, including in China, may weaken demand for steel produced by our customers, which, in turn, may reduce demand for our coke.

•

SunCoke Energy, Inc. owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including SunCoke Energy, Inc., have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our unitholders.

•	Unitholders will experience immediate and substantial dilution of $ per common unit.

•

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our results of operations and therefore our ability to distribute cash to unitholders could be substantially reduced.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

In addition, we qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933 and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for so long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read “Risk Factors” and “Summary—Emerging Growth Company Status.”

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to SunCoke Energy Partners, L.P. (before expenses)	$	$

(1)	Excludes a structuring fee of % of the gross proceeds of this offering payable to Barclays Capital Inc. and Evercore Group L.L.C. Please read “Underwriting.”

The underwriters may purchase up to an additional                 common units from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays expects to deliver the common units to purchasers on or about                 , 2013 through the book-entry facilities of The Depository Trust Company.

Barclays	BofA Merrill Lynch	Citigroup

Credit Suisse	J.P. Morgan

Evercore Partners	Goldman, Sachs & Co.	RBC Capital Markets	UBS Investment Bank

Prospectus dated                 , 2013

i

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common units in any circumstances under which the offer or solicitation is unlawful.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including, among others, in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. In particular, statements in this prospectus concerning future distributions are subject to approval by our board of directors and will be based upon circumstances then existing.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update any forward-looking statement (or its associated cautionary language), whether as a result of new information or future events, after the date of this prospectus, except as required by applicable law.

The risk factors discussed in “Risk Factors” could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at this time. All forward-looking statements included in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements.

v

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements, before investing in our common units. The information presented in this prospectus assumes an initial public offering price of $         per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and, unless otherwise indicated, that the underwriters’ option to purchase additional common units is not exercised and that the common units otherwise issuable upon the exercise of such option are instead issued to our sponsor, SunCoke Energy, Inc. You should read “Risk Factors” for information about important risks that you should consider before buying our common units.

SunCoke Energy Partners, L.P. has been recently formed to acquire, at the closing of this offering, an interest in each of two entities that own two cokemaking facilities and related assets from SunCoke Energy, Inc., who we refer to as “our sponsor”, which will result in us owning a 65% interest in each of these entities. Throughout this document we often refer to ourselves as if we currently operate these two facilities. Following this offering, our sponsor will control our operations and will own our general partner and approximately         % of our limited partner interests and all of our incentive distribution rights. Our financial statements have been prepared by carving out the financial statements relating to these two cokemaking facilities and related assets from the financial statements of our sponsor. As a result, a number of allocations and estimates were required in preparing our financial statements which may not be reflective of our actual operations following completion of this offering.

Unless the context otherwise requires, references in this prospectus to “the Predecessor,” “we,” “our,” “us,” or like terms, when used in a historical context refer to the cokemaking operations and related assets of our sponsor’s Haverhill Coke Company LLC facility located in Franklin Furnace, Ohio, or Haverhill, and Middletown Coke Company, LLC facility located in Middletown, Ohio, or Middletown. We refer to Haverhill Coke Company LLC and Middletown Coke Company, LLC as our “operating subsidiaries.” SunCoke Energy Partners, L.P. does not have any employees, and we are managed by our general partner, the executive officers of which are employees of our sponsor. Unless the context otherwise requires, references in this prospectus to “our employees” refer to employees of our sponsor, and references to “our officers” and “our directors” refer to the officers and directors of our general partner. We have included a glossary of industry terms in Appendix A and a glossary of limited partnership agreement terms in Appendix B.

Our Company

We have been recently formed to acquire, at the closing of this offering, an interest in each of two entities that own our sponsor’s Haverhill and Middletown cokemaking facilities and related assets, which will result in us owning a 65% interest in each of these entities. The Haverhill and Middletown facilities have a combined 300 cokemaking ovens with an aggregate capacity of approximately 1.7 million tons per year and an average age of four years. We currently operate at full capacity and expect to sell an aggregate of approximately 1.7 million tons of coke per year to two primary customers: AK Steel Corporation, or AK Steel, and ArcelorMittal USA, Inc., or ArcelorMittal. All of our coke sales are made pursuant to long-term take-or-pay agreements. These coke sales agreements have an average remaining term of approximately 13 years and contain pass-through provisions for costs we incur in the cokemaking process, including coal procurement costs, subject to meeting contractual coal-to-coke yields, operating and maintenance expenses, costs related to the transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation.

Coke is a principal raw material in the blast furnace steelmaking process. Coke is generally produced by heating metallurgical coals in a refractory oven to approximately 2,000 degrees Fahrenheit, which releases certain volatile components from the coal, thus transforming the coal into coke. Our cokemaking ovens utilize efficient, modern heat recovery technology designed to combust the coal’s volatile components liberated during the cokemaking process and use the resulting heat to create steam or electricity for sale. This differs from by-product cokemaking which seeks to repurpose the coal’s liberated volatile components for other uses.

According to CRU International, Ltd., or CRU, a leading publisher of industry market research, coke demand in the United States and Canada was an estimated 19.5 million tons in 2011. Approximately 90% of demand, or 17.5 million tons, was for blast furnace steelmaking operations and the remaining 10% was for foundry and other non-steelmaking operations. CRU expects blast furnace steelmaking coke demand in the United States and Canada to grow by 2 million tons, or 11% by 2016 driven by a recovery in steel demand over the same time period.

Our core business model is predicated on providing steelmakers an alternative to investing capital in their own captive coke production facilities. We direct our marketing efforts principally towards steelmaking customers that require coke for use in their blast furnaces. According to CRU, there is approximately 14.4 million tons of captive cokemaking capacity in the United States and Canada. The average age of capacity at these captive facilities is 36 years, with 24% of capacity coming from facilities over 40 years old. As these cokemaking facilities continue to age, they will require replacement, providing us with investment opportunities. In addition, we believe that we may have opportunities to acquire steelmakers’ captive facilities as well as merchant coke producers’ facilities. Our sponsor has agreed to provide us preferential rights with respect to growth opportunities in the United States and Canada.

Our sponsor is the largest independent producer of coke in the Americas, as measured by tons of coke produced each year, and, in our opinion, is the technological leader in the cokemaking process with 50 years of coke production experience. Our sponsor designed, developed and built, and currently owns and operates five cokemaking facilities in the United States (including Haverhill and Middletown) and designed and operates one cokemaking facility in Brazil. Our sponsor has constructed the only greenfield cokemaking facilities in the United States in the last 25 years and is the only North American coke producer that utilizes heat recovery technology in the cokemaking process. We believe that heat recovery technology has several advantages over the alternative by-product cokemaking process, including producing higher quality coke, using waste heat to generate steam or electricity for sale and reducing environmental impact. We will license this advanced heat recovery cokemaking process from our sponsor.

The first phase of our Haverhill facility, or Haverhill 1, includes a process steam plant which uses hot flue gas from the cokemaking process to produce low-pressure steam. The low-pressure steam is sold to a third-party pursuant to a steam supply and purchase agreement. Our Middletown facility and the second phase of our Haverhill facility, or Haverhill 2, include cogeneration plants that use the hot flue gas created by the cokemaking process to generate electricity. The electricity is either sold into the regional power market or to AK Steel pursuant to energy sales agreements.

For the year ended December 31, 2011, our total revenues, net income and Adjusted EBITDA were approximately $449.8 million, $30.8 million and $61.9 million, respectively. For the nine months ended September 30, 2012, our total revenues, net income and Adjusted EBITDA were approximately $554.0 million, $41.5 million and $93.8 million, respectively. For the definition of Adjusted EBITDA and a presentation of net income (loss) calculated in accordance with generally accepted accounting principles, or GAAP, and a reconciliation to our Adjusted EBITDA, see “—Summary Historical and Pro Forma Financial and Operating Data.”

Competitive Strengths

•	Long-term take-or-pay agreements with leading steelmakers containing cost pass-through features. We sell substantially all of our coke pursuant to long-term coke sales agreements with

AK Steel and ArcelorMittal, which are two of the largest blast furnace steelmakers in North America. These coke sales agreements have an average remaining term of approximately 13 years and contain take-or-pay provisions. Our coke sales agreements effectively provide for the pass-through of coal procurement costs, subject to meeting contractual coal-to-coke yields, operating and maintenance costs, costs related to the transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation. In addition, our sponsor has agreed, for a five year period following the closing of this offering, to purchase all of our coke production not taken by our customers in the event of a customer’s default or exercise of certain termination rights, under the same terms as those currently provided for in the coke sales agreements with our customers.

•

Modern facilities with long remaining lives. Our cokemaking facilities commenced operations in 2005 (Haverhill 1), 2008 (Haverhill 2) and 2011 (Middletown). Our facilities were designed for a minimum 30-year life and, consequently, have an average expected remaining life of at least 26 years. In addition, we expect our facilities will require only nominal ongoing capital expenditures to maintain reliable operations over time.

•

Strong sponsor with proven technology and operational expertise. Our cokemaking technology has been developed for over 50 years through our sponsor’s operational experience and research and development efforts. As a result, we believe that we possess the most advanced cokemaking technology in the industry.

•

Preferential rights to growth opportunities. Our sponsor has agreed to grant us certain preferential rights to growth projects and acquisition opportunities in the United States and Canada. If our sponsor chooses to divest any of its existing cokemaking facilities or to purchase other existing cokemaking facilities, we also have a right of first offer for those facilities. We believe there is an opportunity to continue to develop new cokemaking facilities as a result of aging existing cokemaking capacity, tightening environmental standards and the continued reliance on imported coke in the United States and Canada. Our sponsor is currently seeking permits for a new facility with 660,000 tons of cokemaking capacity in Kentucky, and we will have the option to acquire our sponsor’s interest in this facility if it is constructed.

•

Highly experienced management team. We believe that our senior management team’s knowledge in coal and steel related industries, average of 27 years of experience in major manufacturing operations and experience in developing large fixed asset projects provide a strong leadership foundation for our future growth.

Business Strategies

Our primary business objective is to increase our cash distributions per unit over time. We intend to accomplish this objective by executing the following strategies:

•

Maintain our focus on operational excellence. Operating our cokemaking facilities reliably and at low cost while consistently producing high quality coke is critical to maintaining the satisfaction of our existing customers and our ability to secure new customers and projects. We have instituted standardized processes, procedures and management systems to drive the reliable, cost-efficient, safe and environmentally-compliant operation of our facilities.

•

Focus on stable, long-term, take-or-pay contracts. A key component of our business model is our contracting strategy, which seeks to secure a high percentage of our cash flows under long-term, take-or-pay contracts, while also staggering the expiration of our contracts. As current contracts expire, we intend to seek to renew these contracts or seek to pursue similar long-term contracts with our current customers and other leading steelmakers. As we add new cokemaking capacity, we will pursue similar long-term contracts as well as merchant coke contracts.

•

Leverage our relationship with our sponsor to grow our cokemaking business. We believe the combination of steel industry reliance on imported coke and aging cokemaking capacity presents an attractive opportunity for our growth in the United States and Canada. According to CRU, blast furnace steelmakers in the United States and Canada have imported between one and five million tons of coke per year from 2005 to 2011. In addition, approximately 24% of the cokemaking capacity in the United States and Canada, representing 4.9 million tons per year of capacity, comes from facilities that are over 40 years old, which we believe will require replacement in the coming decade. In order to capitalize on these opportunities, we plan to leverage our sponsor’s advanced technology, knowledge of the market, relationships with the largest blast furnace steelmakers in North America and proven ability to develop, permit, construct, and reliably operate new facilities.

•

Pursue selective opportunities with respect to existing cokemaking facilities in the United States and Canada. We may acquire, make investments in or enter into commercial arrangements with respect to existing cokemaking facilities in order to opportunistically capture market share. According to CRU, in 2011, there was approximately 16 million tons of cokemaking capacity in the United States and Canada unaffiliated with our sponsor, of which 89% was owned by steel producers and 11% was owned by merchant providers. We believe that our operating efficiencies, our anticipated lower cost of capital as a result of our partnership structure and our proven ability to provide a reliable supply of coke make us well suited to pursue opportunities with respect to facilities currently operated by third parties.

•

Maintain liquidity and financial flexibility to facilitate growth. Our growth strategies may require significant capital investment. We intend to maintain liquidity and capital resources at levels that will permit us to continue to finance additional growth projects and acquisitions.

Risk Factors

An investment in our common units involves risks. You should carefully consider the risks described in “Risk Factors” and the other information in this prospectus, before deciding whether to invest in our common units.

Our Management

We are managed and operated by the board of directors and executive officers of our general partner, SunCoke Energy Partners GP LLC, a wholly-owned subsidiary of our sponsor. As a result of owning our general partner, our sponsor will have the right to appoint all members of the board of directors of our general partner, including at least three directors meeting the independence standards established by the New York Stock Exchange, or NYSE. At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to appoint our general partner or its directors or otherwise directly participate in our management or operations. For more information about the executive officers and directors of our general partner, please read “Management.”

Our Sponsor

SunCoke Energy, Inc. is the largest independent producer of coke in the Americas, as measured by tons of coke produced each year, and has 50 years of coke production experience. Our sponsor has designed, developed and built, and owns and operates, five cokemaking facilities in the United States, including our Haverhill and Middletown facilities, and designed and operates one cokemaking facility in Brazil under licensing and operating agreements on behalf of a customer. Upon the closing of this offering, our sponsor will convey to us an interest in the entities that own the Haverhill and Middletown facilities, which will result in us owning a 65% interest in each of these entities. Our sponsor’s total U.S. cokemaking capacity has increased from approximately

3.7 million tons of coke per year in 2010 to approximately 4.2 million tons of coke per year in 2011 due to the addition of the Middletown facility. The cokemaking facility that our sponsor operates in Brazil has cokemaking capacity of approximately 1.7 million tons of coke per year.

Our sponsor also owns and operates coal mining operations in Virginia and West Virginia which sold approximately 1.4 million tons of metallurgical coal in 2011.

Incorporated in Delaware in 2010 and headquartered in Lisle, Illinois, our sponsor became a publicly-traded company in 2011, and completed its two-step separation from Sunoco, Inc., or Sunoco, in 2012. Our sponsor’s stock is listed on the NYSE under the symbol “SXC.”

After this offering, our sponsor will own             % of our common units (            % if the underwriters exercise their option to purchase additional common units in full), all of our subordinated units, all of our incentive distribution rights and our general partner. Our sponsor will appoint all of our directors and officers and manage our day-to-day operations. We will reimburse our sponsor for all of the costs it and its affiliates incur on our behalf. Our sponsor has agreed to share with us its cokemaking technology and to provide us preferential rights with respect to growth opportunities in the United States and Canada.

Summary of Conflicts of Interest and Fiduciary Duties

Our general partner has a legal duty to manage us in a manner it believes is in our best interest. However, the officers and directors of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to our sponsor, the owner of our general partner. As a result, conflicts of interest may arise in the future between us or our unitholders, on the one hand, and our sponsor and our general partner, on the other hand.

Our partnership agreement limits the liability of and replaces the duties owed by our general partner to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions that might otherwise constitute a breach of our general partner’s duties. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law.

For a more detailed description of the conflicts of interest and duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties.” For a description of other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

Principal Executive Offices

Our principal executive offices are located at 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532 and our telephone number is (630) 824-1000. Our website address will be www.                     . We intend to make our periodic reports and other information filed with or furnished to the U.S. Securities and Exchange Commission, or SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Emerging Growth Company Status

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

•

provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	comply with certain new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	obtain unitholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of:

•	when we have $1.0 billion or more in annual revenues;

•	when we have at least $700 million in market value of our common units held by non-affiliates;

•	when we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Proposed Concurrent Financing Transactions

Concurrent with the closing of this offering, we expect to enter into a new $100.0 million revolving credit facility, or the new revolving credit facility, which we anticipate will be undrawn at the closing of this offering. We also expect to issue $150.0 million aggregate principal amount of senior notes, or the senior notes. Completion of this offering is contingent upon the issuance of the senior notes and the entry into the revolving credit facility. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Formation Transactions and Partnership Structure

We are a Delaware limited partnership formed in July 2012 by our sponsor to own interests in certain entities and to operate certain of the businesses that have historically been conducted by our sponsor. In addition, prior to the closing of this offering, we will cause Haverhill Coke Company LLC and Middletown Coke Company, LLC to contribute their energy producing assets to their respective wholly-owned subsidiaries.

In connection with the closing of this offering, the following will occur:

•

our sponsor will contribute to us an interest in each of Haverhill Coke Company LLC and Middletown Coke Company, LLC, the entities that own its Haverhill and Middletown cokemaking facilities and related assets, which will result in us owning a 65% interest in each of these entities;

•	SunCoke Energy Partners GP LLC, our general partner and a wholly-owned subsidiary of our sponsor, will receive a 2.0% general partner interest in us;

•

we will issue to our general partner the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of our minimum quarterly distribution of $         per unit per quarter, as described under “Cash Distribution Policy and Restrictions on Distributions”;

•

we will issue         common units to the public and will use the net proceeds from this offering, together with the net proceeds from our expected concurrent offering of senior notes, as described under “Use of Proceeds”;

•	we will issue to our sponsor an aggregate of common units ( common units if the underwriters exercise their option to purchase additional common units in full) and subordinated units;

•

we will enter into an omnibus agreement with our sponsor and our general partner, as described in “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions”;

•	we will assume and promptly repay, with the net proceeds of this offering and our concurrent senior notes offering, $225.0 million of debt under our sponsor’s term loan;

•

as partial consideration for the interest in Haverhill Coke Company LLC and Middletown Coke Company, LLC conveyed to us by our sponsor, we will retain $128.7 million of the net proceeds of this offering and will pay from such retained proceeds, 100% (i.e., not merely our 65% proportionate share) of the following requirements of our 65% owned subsidiaries: (a) $67.0 million for identified environmental capital expenditures, (b) approximately $12.4 million to pay sales discounts related to tax credits owed to our customers and (c) $49.3 million to replenish our working capital;

•	we will enter into a new $100.0 million revolving credit facility which we anticipate will be undrawn at the closing of this offering; and

•	we expect to issue approximately $150.0 million aggregate principal amount of senior notes.

Completion of this offering is contingent upon the issuance of the senior notes and the entry into the revolving credit facility.

Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions.”

Organizational Structure

The following is a simplified diagram of our ownership structure after giving effect to this offering and the related transactions.

SunCoke Energy, Inc.
(NYSE: SXC)
Sun Coal & Coke LLC
Common Units
Subordinated Units
Public
Unitholders
Common Units
100%
35%
35%
SunCoke Energy
Partners GP LLC
%
limited partner
interest(1)
%
limited partner
interest(1)
2.0% general partner interest
Incentive distribution rights
SunCoke
Energy Partners, L.P.
(MLP)
(NYSE: SXCP)
65%
65%
Haverhill
Coke Company LLC
Middletown
Coke Company, LLC
Haverhill
Cogeneration
Company LLC
Middletown
Cogeneration
Company LLC

(1)	Assumes the underwriters do not exercise their option to purchase additional common units, which would instead be issued to Sun Coal & Coke LLC upon the option’s expiration. If and to the extent the underwriters exercise their option to purchase additional common units, the units purchased pursuant to such exercise will be issued to the public and the remainder, if any, will be issued to Sun Coal & Coke LLC. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding. If the underwriters’ option is exercised in full, then Sun Coal & Coke LLC would own % of the common units and the public would own % of the common units.

The Offering

Common units offered to the public	common units.

common units if the underwriters exercise their option to purchase additional common units in full.

Units outstanding after this offering	common units and subordinated units for a total of limited partner units. If and to the extent the underwriters exercise their option to purchase up to additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the underwriters and the remainder, if any, will be issued to our sponsor. Any such units issued to our sponsor will be issued for no additional consideration. If the underwriters do not exercise their option to purchase additional common units, we will issue common units to our sponsor upon the option’s expiration for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding. In addition, our general partner will own a 2.0% general partner interest in us.

Use of proceeds	We expect to receive estimated net proceeds of approximately $273.5 million from this offering (based on an assumed initial offering price of $ per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount and offering expenses. We expect to receive estimated net proceeds of approximately $146.4 million from our offering of $150.0 million aggregate principal amount of senior notes concurrently with the closing of this offering. We intend to use approximately $63.8 million of the proceeds received to make a distribution to our sponsor which will in effect reimburse our sponsor for expenditures made by our sponsor during the two-year period prior to this offering for the expansion and improvement of the Haverhill and Middletown facilities; for federal income tax purposes, our sponsor is treated as having been the party that made such expenditures. We also intend to use approximately $225.0 million to repay term loan debt bearing a floating rate of interest based on LIBOR plus 3.00% per annum and maturing in June 2018 assumed from our sponsor and approximately $2.4 million to pay expenses related to our new revolving credit facility. As partial consideration for the interest in our operating subsidiaries conveyed to us by our sponsor, we will retain $128.7 million of net proceeds of this offering and will pay from such retained proceeds, 100% (i.e., not merely our 65% proportionate share) of the following requirements of our operating subsidiaries: (a) $67.0 million for identified environmental capital expenditures, (b) approximately $12.4 million to pay sales discounts related to tax credits owed to our customers and (c) $49.3 million to replenish our working capital.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds to us would be approximately $ million (and the total net proceeds to us from this offering would be approximately $ million), in each case assuming an initial public offering price per common unit of $ (based upon the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be paid as a special distribution to our sponsor. If the underwriters do not exercise their option to purchase additional common units, we will issue common units to our sponsor upon the expiration of the option for no additional consideration. Affiliates of certain of the underwriters are lenders under our sponsor’s term loan and, accordingly, will receive a portion of the proceeds from this offering in the form of repayment of the debt assumed by us. Please read “Use of Proceeds.”

Cash distributions	We expect to make a minimum quarterly distribution of $ per common unit and subordinated unit ($ per common unit and subordinated unit on an annualized basis). However, since it will be our policy to set our distributions based on the level of success of our operations, the actual amount of cash we will distribute on our common and subordinated units will depend principally on the amount of earnings we can generate from our operations. Our ability to pay the distributions is also subject to various restrictions and other factors described in more detail under the caption “Cash Distribution Policy and Restrictions on Distributions.”

For the first quarter that we are publicly-traded, we will pay a prorated distribution covering the period from the completion of this offering through , 2013, based on the actual length of that period.

Our partnership agreement generally provides that we will make our distribution, if any, each quarter in the following manner:

•	first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received the minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $ ; and

•	third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $ .

If cash distributions to our unitholders exceed $         per unit in any quarter, our general partner will receive, in addition to distributions on its 2.0% general partner interest, increasing percentages, up to 48.0%, of the cash we distribute in excess of that amount. The additional increasing distributions to our general partner are referred to herein as incentive distributions. In certain circumstances, our general partner, as the initial holder of our incentive distribution rights, will have the right to reset the minimum quarterly distribution and the target distribution levels at which the incentive distributions receive increasing percentages of the cash we distribute to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read “How We Make Distributions To Our Partners—General Partner Interest and Incentive Distribution Rights.”

We may not generate sufficient earnings from operations to pay the minimum quarterly distribution on our common units. We would not have generated sufficient earnings on a pro forma basis to have paid any distributions on our common or subordinated units for the year ended December 31, 2011 or the twelve months ended September 30, 2012.

We believe, based on our financial forecast and related assumptions included in “Cash Distribution Policy and Restrictions on Distributions,” that we will generate sufficient earnings to pay the minimum quarterly distribution of $ per unit on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2.0% interest for each quarter for the twelve months ending December 31, 2013. However, we do not have a legal or contractual obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate, and there is no guarantee that we will pay distributions to our unitholders in any quarter. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Subordinated units	Our sponsor will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least (1) $ (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit and the corresponding distribution on our general partner’s 2.0% interest for each of three consecutive, non-overlapping four quarter periods ending on or after December 31, 2015 or (2) $ (150.0% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit and the corresponding distributions on our general partner’s 2.0% interest and the related distribution on the incentive distribution rights for a four-quarter period ending on or after December 31, 2013, in each case provided there are no arrearages on our common units at that time.

The subordination period also will end upon the removal of our general partner other than for cause if no subordinated units or common units held by the holder(s) of subordinated units or their affiliates are voted in favor of that removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages.

General partner’s right to reset the target distribution levels	Our general partner, as the initial holder of our incentive distribution rights, has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution as the current target distribution levels.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and to maintain its general partner interest. The number of common units to be issued to our general partner will equal the number of common units that would have entitled the holder to an average aggregate quarterly cash distribution in the two prior quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Please read “How We Make Distributions To Our Partners—General Partner’s Right to Reset Incentive Distribution Levels.”

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Interests.”

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to appoint our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner

and its affiliates, voting together as a single class. Upon consummation of this offering, our sponsor will own an aggregate of         % of our outstanding units (or         % of our outstanding units, if the underwriters exercise their option to purchase additional common units in full). This will give our sponsor the ability to prevent the removal of our general partner. Please read “The Partnership Agreement—Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read “The Partnership Agreement—Limited Call Right.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2015, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than % of the cash distributed to you with respect to that period. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership.”

Material federal income tax consequences	Subject to the discussion under “Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status” and the limitations set forth therein, it is the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes. As a result, we generally will not be liable for U.S. federal income taxes. Instead, each of our unitholders will take into account its share of our income, gains, losses and deductions in computing its U.S. federal income tax liability as if it had earned such income directly, even if we do not make cash distributions to that unitholder. Consequently, a unitholder may be liable for U.S. federal income taxes as a result of ownership of our units even if that unitholder has not received a cash distribution from us. Cash distributions by us to a unitholder generally will not give rise to income or gain.

For a discussion of the material U.S. federal income tax consequences that may be relevant to prospective unitholders, you should read “Material U.S. Federal Income Tax Consequences.”

Directed Unit Program	The underwriters have reserved for sale at the initial public offering price up to 5% of the common units being offered by this prospectus for sale to the directors and executive officers of our general partner and certain other employees of our sponsor who have expressed an interest in purchasing common units in the offering. We do not know if these persons will choose to purchase all or any portion of these reserved common units, but any purchases they do make will reduce the number of common units available to the general public. Please read “Underwriting—Directed Unit Program.”

Exchange listing	We have applied to list our common units on the NYSE, under the symbol “SXCP.”

Summary Historical and Pro Forma Financial and Operating Data

The following table sets forth certain of our summary historical and pro forma financial and operating data. We derived our summary historical financial data as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009 from our audited historical Combined Financial Statements included elsewhere in this prospectus. We derived our summary historical financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 from our unaudited historical Combined Financial Statements included elsewhere in this prospectus. We derived our summary historical financial data as of September 30, 2011 and December 31, 2009 from our unaudited historical Combined Financial Statements not included in this prospectus.

Our Combined Financial Statements include amounts allocated from our sponsor for general corporate overhead costs attributable to our operations. The general corporate overhead expenses incurred by our sponsor include costs from certain corporate and shared services functions provided by our sponsor. The amounts reflected include (i) charges that were incurred by our sponsor that were specifically identified as being attributable to us and (ii) an allocation of all of our sponsor’s remaining general corporate overhead costs based on the proportional level of effort attributable to the operation of our facilities. These costs include legal, accounting, tax, treasury, engineering, information technology, insurance, employee benefit costs, communications, human resources, and procurement. All corporate costs that were specifically identifiable to a particular operating facility of our sponsor have been allocated to that facility, including our operating facilities. Where specific identification of charges to a particular operating facility was not practicable, a reasonable method of allocation was applied to all remaining general corporate overhead costs. The allocation methodology for all remaining corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of our sponsor’s operating facilities, including our operating facilities.

The Combined Financial Statements included in this prospectus may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during the periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

At the closing of this offering we will own a 65% interest in the entity that owns the Haverhill cokemaking facility and related assets and a 65% interest in the entity that owns the Middletown cokemaking facility and related assets. The unaudited pro forma Combined Financial Statements reflect the acquisition of our interests in these entities. Our unaudited pro forma Combined Financial Statements will show these entities as consolidated and, as a result, our sponsor’s remaining 35% interest in each of these entities will be reflected as a noncontrolling equity interest.

The summary pro forma combined financial data for the year ended December 31, 2011 and as of and for the nine months ended September 30, 2012 are derived from our unaudited pro forma Combined Financial Statements included elsewhere in this prospectus.

The unaudited pro forma Combined Financial Statements have been prepared as if certain transactions to be effected at the completion of this offering had taken place on September 30, 2012 in the case of the pro forma Combined Balance Sheet, or as of January 1, 2011 in the case of the pro forma Combined Statement of Operations for the year ended December 31, 2011 and the nine months ended September 30, 2012. Our unaudited pro forma Combined Financial Statements give effect to the following:

•

the issuance (i) to our general partner of a 2.0% general partner interest in us and all of our incentive distribution rights and (ii) to our sponsor of              million common units and              million subordinated units, representing an aggregate             % limited partner interest in us;

•	the issuance of million common units to the public in this offering, representing a % limited partner interest in us at an initial public offering price of $ per unit;

•

$100.0 million of available undrawn borrowing capacity under the new revolving credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”;

•

the issuance of $150.0 million aggregate principal amount of senior notes, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”;

•	the payment of expenses related to this offering of $26.5 million and debt financing fees related to the new revolving credit facility and the senior notes offering of $6.0 million;

•	the application of the net proceeds of this offering, together with the net proceeds from the senior notes offering, as described in “Use of Proceeds”;

•	a reduction in the parent net equity for tax credits and net operating loss carryforwards generated by the Predecessor which were used by Sunoco; and

•	the change in tax status of the Predecessor to a non-taxable entity.

The unaudited pro forma Combined Financial Statements do not necessarily reflect what our financial position and results of operations would have been if we had operated as an independent, publicly-traded partnership during the periods shown. In addition, the unaudited pro forma Combined Financial Statements are not necessarily indicative of our future results of operations or financial condition. The assumptions and adjustments give effect to pro forma events that are (i) directly attributable to the offering, (ii) factually supportable and (iii) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the partnership. The pro forma combined financial data do not give effect to the estimated $2.5 million in incremental annual general and administrative expenses we expect to incur as a result of being a separate publicly-traded partnership. Additionally, if the omnibus agreement had been in effect during the year ended December 31, 2011 and the nine months ended September 30, 2012, then the corporate overhead allocated to us would have been lower by approximately $6.4 million and $5.1 million in such periods, respectively.

The following table includes the non-GAAP financial measures, EBITDA and Adjusted EBITDA, which we use to evaluate our operating performance. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income as determined by GAAP, and our calculations thereof may not be comparable to those reported by other companies. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA, as presented herein, is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We use non-GAAP financial measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net (loss) income as determined in accordance with GAAP.

Set forth below is additional detail as to how we use Adjusted EBITDA as a measure of operating performance, as well as a discussion of the limitations of Adjusted EBITDA as an analytical tool.

Operating Performance. Our management uses Adjusted EBITDA in a number of ways to assess our combined financial and operating performance, and we believe this measure is helpful to management and investors in identifying trends in our performance. Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.

Limitations. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest on or principal payments of our debt;

•	does not reflect certain other non-cash income and expenses; and

•	excludes income taxes that may represent a reduction in available cash.

We explain EBITDA and Adjusted EBITDA and reconcile these non-GAAP financial measures to our net income, which is its most directly comparable financial measure calculated and presented in accordance with GAAP.

The information below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions,” our audited historical Combined Financial Statements and related notes and our unaudited pro forma Combined Financial Statements and related notes included elsewhere in this prospectus.

	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2011		Nine Months Ended September 30, 2012
	2011	2010	2009	2012	2011
	(Dollars in millions, except per unit and per ton data)
Income Statement Data:
Revenues
Sales and other operating revenue	$449.8	$360.7	$308.7	$554.0	$309.7		$449.8		$554.0

Costs and operating expenses
Cost of products sold and operating expenses	367.2	308.9	317.5	446.4	249.7		367.2		446.4
Selling, general and administrative expenses	25.7	11.7	8.4	16.5	17.6		25.7		16.5
Depreciation expense	18.6	17.2	13.7	24.4	12.7		18.6		24.4

Total costs and operating expenses	411.5	337.8	339.6	487.3	280.0		411.5		487.3

Operating income (loss)	38.3	22.9	(30.9)	66.7	29.7		38.3		66.7

Interest expense	4.7	—	—	7.8	2.1		13.0		9.7

Income (loss) before income tax expense (benefit)	33.6	22.9	(30.9)	58.9	27.6		25.3		57.0
Income tax expense (benefit)	2.8	(1.1)	(24.4)	17.4	4.1		—		—

Net income (loss)	$30.8	$24.0	$(6.5)	$41.5	$23.5		25.3		57.0

Less: Net income attributable to noncontrolling interests							13.4		23.3

Net income attributable to SunCoke Energy Partners, L.P.							$11.9		$33.7

General partner’s interest in net income
Common unitholders’ interest in net income						$		$
Subordinated unitholders’ interest in net income						$		$
Pro forma net income (loss) per common unit
Pro forma net income (loss) per subordinated unit

Cash Flow Data:
Net cash provided by (used in) operating activities	$23.5	$77.7	$(34.9)	$30.7	$3.0
Net cash used in investing activities	$(175.7)	$(180.9)	$(46.9)	$(8.1)	$(149.0)
Net cash provided by (used in) financing activities	$152.2	$103.2	$81.8	$(22.6)	$146.0

Capital expenditures:
Ongoing capital	6.3	12.9	6.1	8.1	3.6
Expansion capital	169.4	169.7	40.8	—	145.4

Total	$175.7	$182.6	$46.9	$8.1	$149.0

Balance Sheet Data (at period end):
Properties, plants and equipment, net	$783.8	$626.2	$460.7	$768.0	$762.7				$768.0
Total assets	$928.7	$728.4	$567.2	$922.1	$891.9				$974.2
Total liabilities	$305.5	$63.2	$29.2	$280.0	$282.2				$205.0
Total parent net equity/ partners’ capital attributable to SunCoke Energy Partners, L.P.	$623.2	$665.2	$538.0	$642.1	$609.7				$573.4

Coke Operating Data:
Capacity utilization (%)(1)	102	100	84	107	101
Coke production volume (thousands of tons)(2)	1,192	1,103	928	1,323	834
Coke sales volumes (thousands of tons)(3)	1,203	1,130	894	1,318	843		1,203		1,318

Other Financial Data:
Adjusted EBITDA(4)	$61.9	$44.8	$(10.1)	$93.8	$46.1		$40.2		$61.0
Adjusted EBITDA/ton(5)	$51.45	$39.65	$(11.30)	$71.17	$54.69		$51.41		$71.20

(1)	Periods prior to 2012 exclude capacity utilization for Middletown, which commenced operations in October 2011.
(2)	Includes Middletown production volumes of approximately 449,000 and approximately 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.
(3)	Includes Middletown sales volumes of approximately 446,000 and approximately 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.
(4)	EBITDA represents earnings before interest, taxes, depreciation and amortization. Our EBITDA for all periods presented reflects sales discounts included as a reduction in sales and other operating revenue in our Combined Statements of Operations. These sales discounts represent the sharing with our customers of a portion of nonconventional fuel tax credits, which reduce our sponsor’s income tax expense. However, we believe that our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit which is not included in EBITDA. Accordingly, in computing our Adjusted EBITDA, we have added back these sales discounts. Moreover, the eligibility to generate these tax credits has expired. Therefore, our future results of operations will not reflect any of these sales discounts. Our Adjusted EBITDA also reflects the deduction of Adjusted EBITDA attributable to noncontrolling interests. As a result of these adjustments, our Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures of other entities as other entities may not calculate EBITDA in the same manner as we do. Adjusted EBITDA does not represent and should not be considered an alternative to net income under GAAP. The following table (unaudited) reconciles net income to EBITDA and Adjusted EBITDA:

	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31,	Nine Months Ended September 30,
	2011	2010	2009	2012	2011	2011	2012
	(Dollars in millions)
Net income (loss)	$30.8	$24.0	$(6.5)	$41.5	$23.5	$25.3	$57.0
Add: Depreciation	18.6	17.2	13.7	24.4	12.7	18.6	24.4
Add: Interest expense	4.7	—	—	7.8	2.1	13.0	9.7
Add: Income tax expense (benefit)	2.8	(1.1)	(24.4)	17.4	4.1	—	—

EBITDA	56.9	40.1	(17.2)	91.1	42.4	56.9	91.1
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	5.0	4.7	7.1	2.7	3.7	5.0	2.7

Adjusted EBITDA attributable to controlling and noncontrolling interests	61.9	44.8	(10.1)	93.8	46.1	61.9	93.8
Subtract: Adjusted EBITDA attributable to noncontrolling interests						21.7	32.8

Adjusted EBITDA	$61.9	$44.8	$(10.1)	$93.8	$46.1	$40.2	$61.0

(5)	Adjusted EBITDA per ton is calculated as Adjusted EBITDA divided by total coke sales volumes for historical periods and 65% of coke sales volumes for pro forma periods.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were to occur, our business, financial condition, results of operations and therefore our ability to distribute cash could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Business and Industry

We may not generate sufficient earnings from operations to enable us to pay the minimum quarterly distribution to unitholders.

We may not have sufficient earnings each quarter to support a decision to pay the full amount of our minimum quarterly distribution of $         per unit, or $         per unit per year, which will require us to generate from earnings amounts available for distribution of approximately $         million per quarter, or $         million per year, based on the number of common units, subordinated units and the 2.0% general partner interest that will be outstanding after the completion of this offering. The amount we decide to distribute on our common and subordinated units also depends upon our liquidity and other considerations, which will fluctuate from quarter to quarter based on the following factors, some of which are beyond our control:

•

severe financial hardship or bankruptcy of one or more of our major customers, or the occurrence of other events affecting our ability to collect payments from our customers, including our customers’ default;

•	volatility and cyclical downturns in the steel industry and other industries in which our customers operate;

•	the exercise by AK Steel of its early termination rights under its coke sales agreement and its energy sales agreement at our Haverhill facility;

•	our sponsor’s inability to perform under the omnibus agreement;

•

age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in our cokemaking operations, and in the operations of our major customers, business partners and/or suppliers;

•	the cost of environmental remediation at our cokemaking facilities;

•	changes in the expected operating levels of our assets;

•	our ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in our coke sales agreements;

•	our ability to enter into new, or renew existing, long-term agreements for the supply of coke to domestic steel producers under terms similar or more favorable than those currently in place;

•	our ability to enter into new, or renew existing, agreements for the sale of steam and electricity generated by our facilities under terms similar or more favorable than those currently in place;

•

changes in the marketplace that may affect supply and demand for our coke, including increased exports of coke from China related to reduced export duties and export quotas and increasing competition from alternative steelmaking and cokemaking technologies that have the potential to reduce or eliminate the use of coke;

•	our relationships with, and other conditions affecting, our customers;

•	changes in levels of production, production capacity, pricing and/or margins for coke;

•	our ability to secure new coal supply agreements or to renew existing coal supply agreements;

•	variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of nonperformance by our suppliers;

•	effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions;

•	cost of labor;

•	risks related to employees and workplace safety;

•

effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions);

•	changes in product specifications for the coke that we produce;

•	changes in credit terms required by our suppliers;

•	changes in insurance markets and the level, types and costs of coverage available, and the financial ability of our insurers to meet their obligations;

•	changes in, or new, statutes, regulations or governmental policies by federal, state and local authorities with respect to protection of the environment;

•	changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories and leases;

•	nonperformance or force majeure by, or disputes with or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners; and

•	changes in, or new, statutes, regulations, governmental policies and taxes, or their interpretations.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

•	the level of capital expenditures we make;

•	the cost of acquisitions;

•	our debt service requirements and other liabilities;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions contained in debt agreements to which we are a party; and

•	the amount of cash reserves established by our general partner.

For a description of additional restrictions and factors that may affect our ability to pay cash distributions, please read “Cash Distribution Policy and Restrictions on Distributions.”

On a pro forma basis we would not have generated sufficient earnings to pay the full minimum quarterly distribution on all units for the twelve months ended September 30, 2012.

The amount of cash we need to pay the minimum quarterly distribution for four quarters on the common units, subordinated units and 2.0% general partner interest to be outstanding immediately after this offering is approximately $         million. Our pro forma earnings generated during the twelve months ended September 30, 2012 would have been insufficient to support a decision to pay any distribution on our common or subordinated units during that period. For a calculation of our ability to make distributions to unitholders based on our pro forma results for the twelve months ended September 30, 2012, please read “Cash Distribution Policy and Restrictions on Distributions.”

The assumptions underlying our forecast of earnings included in “Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our ability to distribute cash to differ materially from those estimates.

The forecast of earnings set forth in “Cash Distribution Policy and Restrictions on Distributions” includes our forecast of our results of operations and our ability to distribute cash for the twelve months ending December 31, 2013. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct, which are discussed in “Cash Distribution Policy and Restrictions on Distributions.”

Our forecast of earnings has been prepared by management, and we have not received an opinion or report on it from any independent registered public accountants. The assumptions underlying our forecast of earnings are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our ability to distribute cash to differ materially from that which is forecasted. If we do not achieve our forecasted results, we may not be able to pay the minimum quarterly distribution or any amount on our common units or subordinated units or the corresponding distribution on our general partner’s 2.0% interest, in which event the market price of our common units may decline materially. Please read “Cash Distribution Policy and Restrictions on Distributions.”

All of our sales are generated at two facilities. Any adverse developments at either facility could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

Our operations are subject to significant hazards and risks inherent in cokemaking operations and in related steam and electricity production. These hazards and risks include, but are not limited to, equipment malfunction, explosions, fires and the effects of severe weather conditions, any of which could result in production and transportation difficulties and disruptions, pollution, personal injury or wrongful death claims and other damage to our properties and the property of others. There is also risk of mechanical failure of our ovens and other equipment both in the normal course of operations and following unforeseen events. To the extent a disruption leads to our failure to maintain the temperature inside our coke oven batteries, we would not be able to continue operation of such coke ovens, which could adversely affect our ability to meet our customers’ requirements for coke. Any adverse developments at either facility could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

Because all of our sales are generated at two facilities, any of such events at either facility could significantly disrupt our coke, steam and electricity production and our ability to supply our coke, steam and electricity to our customers. Any sustained disruption in our ability to meet our supply obligations under our coke sales agreements, energy sales agreements or steam supply purchase agreement could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

All of our coke sales are made under long-term contracts with two customers. Any adverse developments with either of these customers could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

All of our coke sales are currently made under long-term contracts with ArcelorMittal and AK Steel. For the year ended December 31, 2011, ArcelorMittal and AK Steel accounted for approximately 46% and 48%, respectively, of our total revenues. For the nine months ended September 30, 2012, ArcelorMittal and AK Steel accounted for approximately 28% and 66%, respectively, of our total revenues. We expect these two customers to continue to account for a significant portion of our revenues for the foreseeable future. If either of these customers were to significantly reduce its purchases of coke from us, or default on its agreements with us, or terminate or fail to renew its agreements with us, or if we were unable to sell coke to either of these customers on terms as favorable to us as the terms under our current agreements, our results of operations and therefore our ability to distribute cash to unitholders could be materially and adversely affected.

The coke sales agreement and the energy sales agreement with AK Steel at our Haverhill facility are subject to early termination under certain circumstances and any such termination could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

The coke sales agreement and the energy sales agreement with AK Steel at Haverhill 2, or the Haverhill AK Steel Contracts, are subject to early termination by AK Steel under certain circumstances and any such termination could have a material adverse effect on our business. For the year ended December 31, 2011, the Haverhill AK Steel Contracts accounted for approximately $187.1 million, or 42%, of our total revenues. For the nine months ended September 30, 2012, the Haverhill AK Steel Contracts accounted for approximately $163.6 million, or 30%, of our total revenues. The Haverhill coke sales agreement with AK Steel expires on January 1, 2022, with two automatic, successive five-year renewal periods. The Haverhill energy sales agreement with AK Steel runs concurrently with the term of the coke sales agreement, including any renewals, and automatically terminates upon the termination of the related coke sales agreement. The coke sales agreement may be terminated by AK Steel at any time on or after January 1, 2014 upon two years prior written notice if AK Steel (i) permanently shuts down iron production operations at its steel plant works in Ashland, Kentucky, or the Ashland Plant; and (ii) has not acquired or begun construction of a new blast furnace in the United States to replace, in whole or in part, the Ashland Plant’s iron production capacity. If such termination occurs at any time prior to January 1, 2018, AK Steel will be required to pay a significant termination fee.

If AK Steel were to terminate the Haverhill AK Steel Contracts, we may be unable to enter into similar long-term contracts with replacement customers for all or any portion of the coke previously purchased by AK Steel. Similarly, we may be forced to sell some or all of the previously contracted coke in the spot market, which could be at prices lower than we have currently contracted for and could subject us to significant price volatility. If AK Steel elects to terminate the Haverhill AK Steel Contracts, our results of operations and therefore our ability to distribute cash to unitholders could be materially and adversely affected.

Certain provisions in our long-term coke agreements may result in economic penalties to us, or may result in termination of our coke sales agreements for failure to meet minimum volume requirements or other required specifications, and certain provisions in these agreements and our energy sales agreements may permit our customers to suspend performance.

All of our coke sales agreements and our steam supply and purchase agreement contain provisions requiring us to supply minimum volumes of our products to our customers. To the extent we do not meet these minimum volumes, we are generally required under the terms of our coke sales agreements to procure replacement supply to our customers at the applicable contract price or potentially be subject to cover damages for any shortfall. If future shortfalls occur, we will work with our customer to identify possible other supply sources while we implement operating improvements at the facility, but we may not be successful in identifying alternative supplies and may be subject to paying the contract price for any shortfall or to cover damages, either of which could increase our costs and therefore adversely affect our results of operations and therefore our ability to distribute cash to unitholders. Our coke sales agreements also contain provisions requiring us to deliver coke that meets certain quality thresholds. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of our agreements.

Our coke and energy sales agreements contain force majeure provisions allowing temporary suspension of performance by our customers for the duration of specified events beyond the control of our customers.

Declaration of force majeure, coupled with a lengthy suspension of performance under one or more coke or energy sales agreements, may materially and adversely affect our results of operations and therefore our ability to distribute cash to unitholders.

Unfavorable economic conditions resulting from the ongoing U.S. and worldwide financial and credit crisis, and potential further deteriorating conditions in the United States and globally, may cause a reduction in the demand for our products, which could adversely affect our results of operations.

Continued volatility and disruption in worldwide capital and credit markets and potential further deteriorating conditions in the United States and globally could cause reduced demand for our products. Additionally, unfavorable economic conditions, including the reduced availability of credit, may cause a reduction in the demand for steel products, which, in turn, could adversely affect demand for our products. Such conditions could have an adverse effect on our results of operations.

We are exposed to the credit risk, and certain other risks, of our major customers, and any material nonpayment or nonperformance by our major customers, or the failure of our customers to continue to purchase coke from us at similar prices under similar arrangements, may have a material adverse effect on our results of operations and therefore our ability to distribute cash to our unitholders.

We are subject to the credit risk of our two major customers. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk. If we fail to adequately assess the creditworthiness of existing or future customers or unanticipated deterioration of their creditworthiness, any resulting increase in nonpayment or nonperformance by them could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

We are subject to the risk of loss resulting from nonpayment or nonperformance by our customers, whose operations are concentrated in a single industry, the steel industry. We sell coke to these customers pursuant to long-term take-or-pay agreements that require that our customers either purchase all of our coke production or a specified tonnage maximum greater than our stated capacity, as applicable, or pay the contract price for any such coke they elect not to accept. Our customers experience significant fluctuations in demand for steel products because of economic conditions, consumer demand, raw material and energy costs, and decisions by the U.S. federal and state governments to fund or not fund infrastructure projects, such as highways, bridges, schools, energy plants, railroads and transportation facilities. During periods of weak demand for steel, our customers may experience significant reductions in their operations, or substantial declines in the prices of the steel they sell. These and other factors may lead some customers to seek renegotiation or cancellation of their existing long-term coke purchase commitments to us, which could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

If a substantial portion of our agreements to supply coke and electricity are modified or terminated, our results of operations may be adversely affected if we are not able to replace such agreements, or if we are not able to enter into new agreements at the same level of profitability.

We sell substantially all of our coke and electricity to two customers under long-term agreements. If a substantial portion of these agreements are modified or terminated or if force majeure is exercised, our results of operations may be adversely affected if we are not able to replace such agreements, or if we are not able to enter into new agreements at the same level of profitability. The profitability of our long-term coke and energy sales agreements depends on a variety of factors that vary from agreement to agreement and fluctuate during the agreement term. We may not be able to obtain long-term agreements at favorable prices, compared either to market conditions or to our cost structure. Price changes provided in long-term supply agreements may not reflect actual increases in production costs. As a result, such cost increases may reduce profit margins on our long-term coke and energy sales agreements. In addition, contractual provisions for adjustment or renegotiation of prices and other provisions may increase our exposure to short-term price volatility.

From time to time, we discuss the extension of existing agreements and enter into new long-term agreements for the supply of coke and energy to our customers, but these negotiations may not be successful and these customers may not continue to purchase coke or electricity from us under long-term agreements. If any one or more of these customers were to significantly reduce their purchases of coke or electricity from us, or if we were unable to sell coke or electricity to them on terms as favorable to us as the terms under our current agreements, our results of operations and therefore our ability to distribute cash to unitholders may be materially and adversely affected.

Further, because of certain technological design constraints, which are discussed in more detail in “Business—Our Cokemaking Technology,” we do not have the ability to shut down our cokemaking operations if we do not have adequate customer demand. If a customer refuses to take or pay for our coke, we must continuously operate our coke ovens even though we may not be able to sell our coke immediately and may incur significant additional costs for natural gas to maintain the temperature inside our coke oven batteries, which may have a material and adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

We are exposed to the credit risk of our sponsor, and our sponsor’s inability to perform under the omnibus agreement could adversely affect our business and our ability to distribute cash to unitholders.

Our sponsor has agreed, for the five-year period after the closing of this offering, to make us whole to the extent our customers fail to fully satisfy their existing obligations to purchase and pay for coke, under certain circumstances. Our sponsor is rated Ba3/BB- by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, respectively. Any deterioration of our sponsor’s creditworthiness, and any resulting change in support from our sponsor or inability to perform under the omnibus agreement, could have a material adverse effect on our business, financial condition, results of operations and ability to distribute cash to unitholders.

We are subject to extensive laws and regulations, which may increase our cost of doing business and have an adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

Our operations are subject to increasingly strict regulation by federal, state and local authorities with respect to protection of the environment and health and safety matters, including those legal requirements pursuant to the Clean Air Act and other laws that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, the protection of groundwater quality and availability, plant and wildlife protection, the installation of various safety equipment in our facilities, and the protection of employee health and safety. Complying with these requirements, including the terms of our permits, can be costly and time-consuming.

Failure to comply with these regulations or permits may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could limit or materially increase the cost of our operations. For instance, as more fully discussed herein, our Haverhill cokemaking facility has been issued Notices of Violation for alleged violations of air emission limits, the resolution of which will likely cause us to undertake capital projects and may require payment of a penalty. We may not have been, or may not be, at all times, in complete compliance with all of these requirements, and we may incur material costs or liabilities in connection with these requirements, or in connection with remediation at sites we own, or third-party sites where it has been alleged that we have liability, in excess of the amounts we have accrued. In addition, these requirements are complex, change frequently and have become more stringent over time. These requirements may change in the future in a manner that could have a material adverse effect on our business. For a description of certain environmental laws and matters applicable to us, see “Business—Legal and Regulatory Requirements.”

In addition, our facilities are currently subject to federal greenhouse gas, or GHG regulations, including the obligation to report annual GHG emissions for the preceding year. Any modifications to our facilities could be subject to the EPA’s Tailoring Rule, which could place additional permitting and other implementation requirements on GHG emissions. The U.S. Congress has considered “cap and trade” legislation that would establish an economy-wide cap on emissions of GHGs and require most sources of GHGs to obtain greenhouse gas emission “allowances” corresponding to their annual emissions of GHGs. Additional climate change regulation could result in increased costs to operate or maintain our facilities, increased capital expenditures to install new emission controls on our facilities, increased costs to administer and manage any potential GHG emissions regulations or carbon trading or tax programs, and reduce demand for our coke. Any such federal or state regulations requiring us, or our customers, to employ expensive technology to capture and sequester carbon dioxide could likewise adversely affect our future results of operations and our future ability to distribute cash to unitholders.

Excess capacity in the global steel industry, including in China, may weaken demand for steel produced by our customers, which, in turn, may reduce demand for our coke.

In some countries, such as China, steelmaking capacity exceeds demand for steel products. Rather than reducing employment by matching production capacity to consumption, steel manufacturers in these countries (often with local government assistance or subsidies in various forms) may export steel at prices that are significantly below their home market prices and that may not reflect their costs of production or capital. The availability of this steel at such prices may negatively affect our steelmaking customers, who may not be able to increase and may have to decrease, the prices that they charge for steel as the supply of steel increases. Our customers may also reduce their steel output in response to this increased supply, which would correspondingly reduce their demand for coke and make it more likely that they may seek to renegotiate their contracts with us or fail to pay for the coke they are required to take under our contracts. As a result, the profitability and financial position of our steelmaking customers may be adversely affected, which in turn, could adversely affect the certainty of our long-term relationships with those customers and our own results of operations.

Increased exports of coke from China related to reduced export duties and export quotas may weaken our customers’ demand for coke capacity.

An appeals panel of the World Trade Organization, or the WTO, ruled in early 2012 that China’s export duties and export quotas on certain raw materials, including coke, violated global trade rules. The WTO’s dispute-settlement body recently adopted the appeals panel report. Accordingly, China is required to put measures in place to comply with the ruling. While we do not know the nature or timing of such measures, they could result in increased exports of coke from China. Increased exports of coke from China could reduce our customers’ demand for coke capacity, which would limit our ability to construct a potential new plant in the United States or Canada and to enter into new, or renew existing, commercial arrangements with our customers and materially and adversely affect our results of operations and therefore our ability to distribute cash to unitholders.

We face increasing competition both from alternative steelmaking and cokemaking technologies that have the potential to reduce or completely eliminate the use of coke, which may reduce the demand for the coke we produce and which could have an adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

Historically, coke has been used as a main input in the production of steel in blast furnaces. However, some blast furnace operators have reduced the amount of coke per ton of hot metal through alternative injectants, such as natural gas and pulverized coal injectant, and the use of these coke substitutes could increase in the future, particularly in light of current low natural gas prices. Many steelmakers also are exploring alternatives to blast furnace technology that require less or no use of coke. For example, electric arc furnace technology is a commercially proven process widely used in the United States. As these alternative processes for production of steel become more widespread, the demand for coke, including the coke we produce, may be significantly reduced, and this reduction could have a material and adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

We also face competition from alternative cokemaking technologies, including both by-product and heat recovery technologies. As these technologies improve and as new technologies are developed, we anticipate that competition in the cokemaking industry will intensify. Such increased competition may adversely affect our results of operations and therefore our ability to distribute cash to unitholders.

To the extent we do not meet coal-to-coke yield standards in our coke sales agreements, we are responsible for the cost of the excess coal used in the cokemaking process, which could adversely impact our results of operations and therefore our ability to distribute cash to unitholders.

Our ability to pass through our coal costs to our customers under our coke sales agreements is generally subject to our ability to meet some form of coal-to-coke yield standard. To the extent that we do not meet the yield standard in the contract, we are responsible for the cost of the excess coal used in the cokemaking process. We may not be able to meet the yield standards at all times, and as a result we may suffer lower margins on our coke sales and our results of operations and therefore our ability to distribute cash to unitholders could be adversely affected.

Equipment upgrades, equipment failures and deterioration of assets may lead to production curtailments, shutdowns or additional expenditures.

Our operations depend upon critical pieces of equipment that occasionally may be out of service for scheduled upgrades or maintenance or as a result of unanticipated failures. Our facilities are subject to equipment failures and the risk of catastrophic loss due to unanticipated events such as fires, accidents or violent weather conditions. As a result, we may experience interruptions in our processing and production capabilities, which could have a material adverse effect on our results of operations.

In addition, assets critical to our cokemaking operations may deteriorate materially sooner than we currently estimate. Such deterioration of assets may result in additional maintenance spending or additional capital expenditures. If these assets do not generate the amount of future cash flows that we expect, and we are not able to procure replacement assets in an economically feasible manner, our future results of operations may be materially and adversely affected.

We are also required to perform impairment tests on our assets whenever events or changes in circumstances lead to a reduction of the estimated useful life or estimated future cash flows that would indicate that the carrying amount may not be recoverable or whenever management’s plans change with respect to those assets. If we are required to incur impairment charges in the future, our results of operations in the period taken could be materially and adversely affected.

We may be unable to obtain, maintain or renew permits or leases necessary for our operations, which could impair our ability to conduct our operations and limit our ability to make distributions to unitholders.

Our facilities and operations require us to obtain a number of permits that impose strict regulations on various environmental and operational matters in connection with cokemaking (including our generation of electricity). These include permits issued by various federal, state and local agencies and regulatory bodies. The permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by our regulators, all of which may make compliance more difficult or impractical, and may possibly impair the continuance of ongoing operations or the development of future cokemaking facilities. The public, including non-governmental organizations, environmental groups and individuals, have certain statutory rights to comment upon and submit objections to requested permits and environmental impact statements prepared in connection with applicable regulatory processes, and otherwise engage in the permitting process, including bringing citizen’s lawsuits to challenge the issuance of permits, the validity of environmental impact statements or performance of cokemaking activities. If any permits or leases are not issued or renewed in a timely fashion or at all, or if permits issued or renewed are conditioned in a manner that restricts our ability to efficiently and economically conduct our cokemaking operations, our cash flows may be reduced, which could limit our ability to make distributions to unitholders.

Our businesses are subject to inherent risks, some of which are self-insured. We may incur losses and be subject to liability claims that could have a material adverse effect on our results of operations and therefore our ability to distribute cash to unitholders.

We are currently covered by insurance policies maintained by our sponsor and we currently maintain our own directors’ and officers’ liability insurance policy. These insurance policies provide limited coverage for some, but not all, of the potential risks and liabilities associated with our businesses. For some risks, we may not obtain insurance or be covered by our sponsor’s policies if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we and our sponsor may not be able to renew our or its existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. In addition, certain environmental and pollution risks generally are not fully insurable. Even where insurance coverage applies, insurers may contest their obligations to make payments. Further, with the exception of directors’ and officers’ liability, for which we maintain our own insurance policy, our coverage under our sponsor’s insurance policies is our sole source of insurance for risks related to our business. Our sponsor’s insurance coverage may not be adequate to cover us against losses we incur and coverage under these policies may be depleted or may not be available to us to the extent that our sponsor exhausts the coverage limits. Our results of operations and therefore our ability to distribute cash to unitholders could be materially and adversely affected by losses and liabilities from un-insured or under-insured events, as well as by delays in the payment of insurance proceeds, or the failure by insurers to make payments.

We also may incur costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. We must compensate employees for work-related injuries. If we do not make adequate provision for our workers’ compensation liabilities, it could harm our future operating results. If we are required to pay for these sanctions, costs and liabilities, our operations and therefore our ability to distribute cash to unitholders could be adversely affected.

We may be subject to litigation, the disposition of which could have a material adverse effect on our results of operations.

The nature of our operations exposes us to possible litigation claims, including disputes relating to our operations and commercial and contractual arrangements. We will contest these matters vigorously and have made insurance claims where appropriate, but because of the uncertain nature of litigation and coverage decisions, we cannot predict the outcome of these matters. Litigation is very costly, and the costs associated with prosecuting and defending litigation matters could have a material adverse effect on our results of operations. We are also subject to significant environmental and other government regulation, which sometimes results in various administrative and judicial proceedings.

We may not be able to successfully implement our growth strategy to develop, design, construct, start up, or operate new cokemaking facilities.

A portion of our strategy to grow our business and increase distributions to unitholders is dependent on our ability to construct and operate new cokemaking facilities that result in an increase in our earning per unit. We may not be able to complete construction of, or efficiently operate, cokemaking facilities that we develop in the future. Further development of future cokemaking facilities may not be within the expected time line or budget. In addition, we may not derive the financial returns we expect on our investment in new cokemaking facilities or such operations may not be profitable at all. We cannot predict the effect that any failed expansion may have on our core business. Regardless of whether we are successful in constructing and/or operating additional cokemaking facilities, the negotiations for development of such facilities could disrupt our ongoing business, distract management and increase our expenses. If we are not able to successfully execute our plans for the development and expansion of our cokemaking operations, whether as a result of unfavorable market conditions in the steel industry or otherwise, our future results of operations could be materially and adversely affected.

The failure to consummate or integrate acquisitions of other businesses and assets in a timely and cost-effective manner could have an adverse effect on our results of operations.

The acquisition of assets or businesses that expand our cokemaking operations is an important component of our business strategy. We believe that acquisition opportunities may arise from time to time, and any such acquisitions could be significant. Any acquisition could involve the payment by us of a substantial amount of cash, the incurrence of a substantial amount of debt or the issuance of a substantial amount of equity. Certain acquisition and investment opportunities may not result in the consummation of a transaction. In addition, we may not be able to obtain acceptable terms for the required financing for any such acquisition or investment that arises. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our common units. Our future acquisitions could present a number of risks, including the risk of incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets, the risk of failing to successfully and timely integrate the operations or management of any acquired businesses or assets and the risk of diverting management’s attention from existing operations or other priorities. If we fail to consummate and integrate our acquisitions in a timely and cost-effective manner, our results of operations could be materially and adversely affected.

Failure to maintain effective quality control systems at our cokemaking facilities could have a material adverse effect on our results of operations.

The quality of our coke is critical to the success of our business. For instance, our coke sales agreements contain provisions requiring us to deliver coke that meets certain quality thresholds. If our coke fails to meet such specifications, we could be subject to significant contractual damages or contract terminations, and our sales could be negatively affected. The quality of our coke depends significantly on the effectiveness of our quality control systems, which, in turn, depends on a number of factors, including the design of our quality control systems, our quality-training program and our ability to ensure that our employees adhere to our quality control policies and guidelines. Any significant failure or deterioration of our quality control systems could have a material adverse effect on our results of operations.

Disruptions to our supply of coal and coal blending services may reduce the amount of coke we produce and deliver and, if we are not able to cover the shortfall in coal supply or obtain replacement blending services from other providers, our results of operations could be adversely affected.

The metallurgical coal used to produce coke at our cokemaking facilities is generally purchased from third parties under one- to two-year contracts. We cannot assure that there will continue to be an ample supply of metallurgical coal available or that we will be able to supply these facilities without any significant disruption in coke production, as economic, environmental, and other conditions outside of our control may reduce our ability to source sufficient amounts of coal for our forecasted operational needs. The failure of our coal suppliers to meet their supply commitments could materially and adversely impact our results of operations if we are not able to make up the shortfalls resulting from such supply failures through purchases of coal from other sources.

We rely on third parties to blend coals that we have purchased into coal blends that we use to produce coke. We have entered into long-term agreements with coal blending service providers that are co-terminous with our coke sales agreements. Generally, we store an inventory of blended coal at or near our cokemaking facilities to cover approximately 15 to 30 days of coke production. There are limited alternative providers of coal blending services and disruptions from our current service providers could materially and adversely impact our results of operations.

Limitations on the availability and reliability of transportation, and increases in transportation costs, particularly rail systems, could materially and adversely affect our ability to obtain a supply of coal and deliver coke to our customers.

Our ability to obtain coal depends primarily on third-party rail systems and to a lesser extent river barges. If we are unable to obtain rail or other transportation services, or are unable to do so on a cost-effective basis, our results of operations could be adversely affected. Alternative transportation and delivery systems are generally inadequate and not suitable to handle the quantity of our shipments or to ensure timely delivery. The loss of access to rail capacity could create temporary disruption until the access is restored, significantly impairing our ability to receive coal and resulting in materially decreased revenues. Our ability to open new cokemaking facilities may also be affected by the availability and cost of rail or other transportation systems available for servicing these facilities.

Our arrangements with ArcelorMittal at our Haverhill cokemaking facility require us to deliver coke to ArcelorMittal via railcar. We have entered into a long-term rail transportation agreement to meet this obligation. Disruption of these transportation services because of weather-related problems, mechanical difficulties, train derailments, infrastructure damage, strikes, lock-outs, lack of fuel or maintenance items, fuel costs, transportation delays, accidents, terrorism, domestic catastrophe or other events could temporarily or over the long term impair our ability to produce coke, and therefore, could materially and adversely affect our results of operations. In addition, if our rail transportation agreement is terminated, we may have to pay higher rates to access rail lines or make alternative transportation arrangements.

Labor disputes with the unionized portion of our workforce could adversely affect us.

As of September 30, 2012, we have approximately 252 employees. Approximately 120, or 48% of our employees are currently represented by the United Steelworkers under various contracts. When these agreements expire or terminate, we may not be able to negotiate the agreements on the same or more favorable terms as the current agreements, or at all, and without production interruptions, including labor stoppages. The collective bargaining agreement with respect to our Haverhill cokemaking facility was set to expire on November 1, 2012 but we exercised our right to a thirty day extension of the agreement through November 30, 2012 and the union subsequently exercised its right to an additional thirty day extension while we continue discussions regarding the terms of a new agreement. Each party may unilaterally exercise up to two additional thirty day extensions. If we are unable to negotiate a new collective bargaining agreement before the expiration date, our operations and our profitability could be adversely affected. A prolonged labor dispute, which could include a work stoppage, could adversely affect our ability to satisfy our customers’ orders and, as a result, adversely affect our production and results of operations.

If we fail to maintain satisfactory labor relations, we may be adversely affected. Union represented labor creates an increased risk of work stoppages and higher labor costs.

We rely, at one or more of our facilities, on unionized labor, and there is always the possibility that the employing entity will be unable to reach agreement on terms and conditions of employment or renewal of a collective bargaining agreement. Any labor disputes, work stoppages, or increased labor costs could adversely affect operations, the stability of production and reduce our future revenues, profitability, or our ability to pay cash distributions to our unitholders. It is also possible that, in the future, additional employee groups may choose to be represented by a labor union.

We expect to enter into a new revolving credit facility and an indenture in connection with this offering, each of which will likely contain restrictions and financial covenants that may restrict our business and financing activities.

The new revolving credit facility that we expect to enter into and the indenture that will govern the senior notes that we expect to issue in connection with this offering, and any other future financing agreements that we may enter into will likely contain, operating and financial restrictions and covenants that may restrict our ability to finance future operations or capital needs, to engage in, expand or pursue our business activities or to make distributions to our unitholders.

Our ability to comply with any such restrictions and covenants is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in the new revolving credit facility or the indenture, a significant portion of our indebtedness may become immediately due and payable and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments.

Restrictions in the agreements governing our indebtedness could limit our ability to make distributions to our unitholders.

The indenture governing the senior notes that we expect to issue in connection with this offering and the new revolving credit facility that we expect to enter into may, subject to certain exceptions, prohibit us from making distributions to unitholders if certain defaults exist. In addition, both the indenture and new revolving credit facility may contain additional restrictions limiting our ability to pay distributions to unitholders. Accordingly, we may be restricted by our debt agreements from distributing all of our available cash to our unitholders. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our level of indebtedness may increase, reducing our financial flexibility.

In the future, we may incur significant indebtedness in order to make future acquisitions or to develop or expand our facilities. Our level of indebtedness could affect our operations in several ways, including the following:

•	a significant portion of our cash flows could be used to service our indebtedness;

•	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

•	the covenants contained in the agreements governing our outstanding indebtedness will limit our ability to borrow additional funds, dispose of assets, pay distributions and make certain investments;

•

a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged, and therefore may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

•	our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and our industry; and

•

a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, distributions or for general corporate or other purposes.

A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our units or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

Risks Inherent in an Investment in Us

Our sponsor owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including our sponsor, have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our unitholders.

Following the offering, our sponsor will own and control our general partner and will appoint all of the directors of our general partner. Although our general partner has a duty to manage us in a manner it believes to be in our best interests, the executive officers and directors of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to our sponsor. Therefore, conflicts of interest may arise between our sponsor or any of its affiliates, including our general partner, on the one hand, and us or any of our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our common unitholders. These conflicts include the following situations, among others:

•

our general partner is allowed to take into account the interests of parties other than us, such as our sponsor, in exercising certain rights under our partnership agreement, which has the effect of limiting its duty to our unitholders;

•	neither our partnership agreement nor any other agreement requires our sponsor to pursue a business strategy that favors us;

•

our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner’s liabilities and restricts the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•

our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•

our general partner determines the amount and timing of any capital expenditure and whether a capital expenditure is classified as an ongoing capital expenditure, which reduces operating surplus, or a replacement capital expenditure, which does not reduce operating surplus. Please read “How We Make Distributions to Our Partners—Capital Expenditures” for a discussion on when a capital expenditure constitutes an ongoing capital expenditure or a replacement capital expenditure. This determination can affect the amount of cash that is distributed to our unitholders which, in turn, may affect the ability of the subordinated units to convert. Please read “How We Make Distributions to Our Partners—Subordination Period”;

•

our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•

our partnership agreement permits us to distribute up to $         million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or the incentive distribution rights;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•

our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations that it and its affiliates owe to us;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

•

our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or the unitholders. This election may result in lower distributions to the common unitholders in certain situations.

In addition, we may compete directly with our sponsor for acquisition opportunities. Please read “—Our sponsor and other affiliates of our general partner may compete with us.” and “Conflicts of Interest and Fiduciary Duties.”

We expect to distribute substantially all of our available cash, which could limit our ability to grow and make acquisitions.

We expect that we will distribute substantially all of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

In addition, because we distribute substantially all of our available cash, we may not grow as quickly as businesses that reinvest their cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the cash that we have available to distribute to our unitholders.

Our preferential right over our sponsor to pursue certain growth opportunities and our right of first offer to acquire certain of our sponsor’s assets are subject to risks and uncertainties, and ultimately we may not pursue those opportunities or acquire any of those assets.

Our omnibus agreement will provide us with preferential rights to pursue certain growth opportunities in the United States and Canada identified by our sponsor and a right of first offer to acquire certain of our sponsor’s cokemaking assets located in the United States and Canada for so long as our sponsor or its controlled affiliate controls our general partner. The consummation and timing of any future acquisitions of such assets will depend upon, among other things, our sponsor’s ability to identify such growth opportunities, our sponsor’s willingness to offer such assets for sale, our ability to negotiate acceptable customer contracts and other agreements with respect to such assets and our ability to obtain financing on acceptable terms. We can offer no assurance that we will be able to successfully consummate any future acquisitions pursuant to our rights under the omnibus agreement, and our sponsor is under no obligation to identify growth opportunities or to sell any assets that would be subject to our right of first offer. For these or a variety of other reasons, we may decide not to exercise our preferential right to pursue growth opportunities or our right of first offer when any opportunities are identified or assets are offered for sale, and our decision will not be subject to unitholder approval. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement.”

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended.

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by affiliates of our general partner) after the subordination period has ended. At the closing of this offering, affiliates of our general partner will own, directly or indirectly, approximately         % of the outstanding common units and all of our outstanding subordinated units. Please read “The Partnership Agreement—Amendment of Our Partnership Agreement.”

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our units.

Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its affiliates;

•	whether to exercise its call right;

•	how to exercise its voting rights with respect to the units it owns;

•	whether to exercise its registration rights;

•	whether to elect to reset target distribution levels; and

•	whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

•

whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•

our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning that it believed that the decision was in the best interest of our partnership;

•

our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•

our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

•	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Fiduciary Duties.”

Our sponsor and other affiliates of our general partner may compete with us.

Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors and our sponsor. Except as described under “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement” any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read “Conflicts of Interest and Fiduciary Duties.”

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

Our general partner has the right, as the initial holder of our incentive distribution rights, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units. The number of common units to be issued to our general partner will equal the number of common units that would have entitled the holder to an aggregate quarterly cash distribution in the two-quarter period prior to the reset election equal to the distribution to our general partner on the incentive distribution rights in the quarter prior to the reset election. Our general partner’s general partner interest in us (currently 2.0%) will be maintained at the percentage that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third-party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Please read “How We Make Distributions to Our Partners—General Partner’s Right to Reset Incentive Distribution Levels.”

Holders of our common units have limited voting rights and are not entitled to appoint our general partner or its directors, which could reduce the price at which our common units will trade.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to appoint our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by our sponsor, as a result of it owning our general partner, and not by our unitholders. Please read “Management—Management of SunCoke Energy Partners, L.P.” and “Certain Relationships and Related Party Transactions.” Unlike publicly-traded corporations, we will not conduct annual meetings of our unitholders to appoint directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

If our unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon the completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, our sponsor will own an aggregate of     % of our common and subordinated units (or     % of our common and subordinated units, if the underwriters exercise their option to purchase additional common units in full). Also, if our general partner is removed without cause during the subordination period and no units held by the holders of the subordinated units or their affiliates are voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Unitholders will experience immediate and substantial dilution of $         per common unit.

The assumed initial public offering price of $         per common unit (the mid-point of the price range set forth on the cover page of this prospectus) exceeds our pro forma net tangible book value of $         per common unit. Based on the assumed initial public offering price of $         per common unit, unitholders will incur immediate and substantial dilution of $         per common unit. This dilution results primarily because the assets contributed to us by affiliates of our general partner are recorded at their historical cost in accordance with GAAP, and not their fair value. Please read “Dilution.”

Our general partner interest or the control of our general partner may be transferred to a third-party without unitholder consent.

Our general partner may transfer its general partner interest to a third-party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner to transfer their respective membership interests in our general partner to a third-party. The new members of our general partner would then be in a position to replace the board of directors and executive officers of our general partner with their own designees and thereby exert significant control over the decisions taken by the board of directors and executive officers of our general partner. This effectively permits a “change of control” without the vote or consent of the unitholders.

The incentive distribution rights held by our general partner, or indirectly held by our sponsor, may be transferred to a third-party without unitholder consent.

Our general partner or our sponsor may transfer the incentive distribution rights to a third-party at any time without the consent of our unitholders. If our sponsor transfers the incentive distribution rights to a third-party but retains its ownership interest in our general partner, our general partner may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if our sponsor had retained ownership of the incentive distribution rights. For example, a transfer of incentive distribution rights by our sponsor could reduce the likelihood of our sponsor accepting offers made by us relating to assets owned by it, as it would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

Our general partner has a call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may receive no return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Upon consummation of this offering, and assuming no exercise of the underwriters’ option to purchase additional common units, our sponsor will own an aggregate of         % of our common and subordinated units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), our sponsor will own         % of our common units. For additional information about the limited call right, please read “The Partnership Agreement—Limited Call Right.”

We may issue additional units without unitholder approval, which would dilute existing unitholder ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests we may issue at any time without the approval of our unitholders. The issuance of additional common units or other equity interests of equal or senior rank will have the following effects:

•	our existing unitholders’ proportionate ownership interest in us will decrease;

•	the amount of earnings per unit may decrease;

•

because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

There are no limitations in our partnership agreement on our ability to issue units ranking senior to the common units.

In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of units of senior rank may reduce or eliminate the amounts available for distribution to our common unitholders, diminish the relative voting strength of the total common units outstanding as a class, or subordinate the claims of the common unitholders to our assets in the event of our liquidation.

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets, including sales by our sponsor or other large holders.

After this offering, we will have         common units and         subordinated units outstanding, which includes the         common units we are selling in this offering that may be resold in the public market immediately. All of the subordinated units will convert into common units on a one-for-one basis at the end of the subordination period. All of the         common units (         if the underwriters do not exercise their option to purchase additional common units) that are issued to our sponsor will be subject to resale restrictions under a 180-day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived at the discretion of Barclays Capital Inc. Sales by our sponsor or other large holders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, we have agreed to provide registration rights to our sponsor. Under our agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold, subject to certain limitations. Please read “Units Eligible for Future Sale.”

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Cost reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce our earnings and therefore our ability to distribute cash to our unitholders. The amount and timing of such reimbursements will be determined by our general partner.

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce our earnings and therefore our ability to distribute cash to our unitholders. Please read “Cash Distribution Policy and Restrictions on Distributions.”

The amount of estimated replacement capital expenditures our general partner is required to deduct from operating surplus each quarter could increase in the future, resulting in a decrease in available cash from operating surplus that could be distributed to our unitholders.

Our partnership agreement requires our general partner to deduct from operating surplus each quarter estimated replacement capital expenditures as opposed to actual replacement capital expenditures in order to reduce disparities in operating surplus caused by fluctuating replacement capital expenditures, which are capital expenditures required to replace our major capital assets. Our annual estimated replacement capital expenditures for purposes of calculating operating surplus is $3.7 million for the twelve months ending December 31, 2013. This amount is based on our current estimates of the amounts of expenditures we will be required to make in the future to replace our major capital assets, including all or a major portion of a plant or other facility, at the end of their working lives, which we believe to be reasonable. Our partnership agreement does not cap the amount of estimated replacement capital expenditures that our general partner may designate. The amount of our estimated replacement capital expenditures may be more than our actual replacement capital expenditures, which will reduce the amount of available cash from operating surplus that we would otherwise have available for distribution to unitholders. The amount of estimated replacement capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, with any change approved by the conflicts committee.

The amount of cash we have available for distribution to holders of our units depends primarily on our cash flow and not solely on profitability, which may prevent us from making cash distributions during periods when we record net income.

The amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may pay cash distributions during periods when we record net losses for financial accounting purposes and may not pay cash distributions during periods when we record net income.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only                     publicly-traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for our common units will be determined by negotiations between us and the representative of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	the other factors described in these “Risk Factors.”

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in Ohio. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions. You could be liable for our obligations as if you were a general partner if a court or government agency were to determine that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•

your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Please read “The Partnership Agreement—Limited Liability” for a discussion of the implications of the limitations of liability on a unitholder.

Unitholders may have liability to repay distributions and in certain circumstances may be personally liable for the obligations of the partnership.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

The JOBS Act was signed into law in April 2012. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies, including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold unitholder advisory votes on executive compensation. We are choosing to “opt out” of the extended transition period for complying with new or revised accounting standards, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common units less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain temporary exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our common units less attractive if we rely on this exemption. If some investors find our common units less attractive as a result, there may be a less active trading market for our common units and our common unit price may be more volatile.

Our sponsor has a limited operating history as a separate public company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.

Our financial statements have been prepared by carving out from the financial statements of our sponsor the financial statements relating to our interest in the entities that own our sponsor’s two cokemaking facilities. Our sponsor’s historical and pro forma financial information for the periods ended prior to our sponsor’s separation from Sunoco, Inc., is derived from the consolidated financial statements and accounting records of Sunoco. Accordingly, the historical and pro forma financial information included here do not necessarily reflect the results of operations, financial position and cash flows that we or our sponsor would have achieved if our sponsor had been a separate, publicly-traded company during the periods presented or those that we will achieve in the future.

If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

We are in the early phases of evaluating the design and operation of our internal control over financial reporting and will not complete our review until after this offering is completed. We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly-traded partnership, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly-traded partnership, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff. Furthermore, while we generally must comply with Section 404 of the Sarbanes Oxley Act of 2002 for our fiscal year ending December 31, 2013, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an emerging growth company within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our annual report for the fiscal year ending December 31, 2017. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

The NYSE does not require a publicly-traded partnership like us to comply with certain of its corporate governance requirements.

We have applied to list our common units on the NYSE. Because we will be a publicly-traded partnership, the NYSE will not require that we have a majority of independent directors on our general partner’s board of directors or compensation and nominating and corporate governance committees. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read “Management—Management of SunCoke Energy Partners, L.P.”

We will incur increased costs as a result of being a publicly-traded partnership.

We have no history operating as a publicly-traded partnership. As a publicly-traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, require publicly-traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly-traded partnership. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a public company.

Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly-traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

We estimate that we will incur approximately $2.5 million of incremental costs per year associated with being a publicly-traded partnership; however, it is possible that our actual incremental costs of being a publicly-traded partnership will be higher than we currently estimate.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, please read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our ability to distribute cash to you could be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes.

Despite the fact that we are organized as a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe, based upon our current operations and on an opinion of counsel, that we will be so treated, the IRS could disagree with positions we take or a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits recognized by us would flow through to you. Because tax would be imposed upon us as a corporation, our after tax earnings and therefore our ability to distribute cash to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly-traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly-traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly-traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exemption upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals will be reintroduced or will ultimately be enacted. Any modification to the federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly-traded partnerships to be treated as partnerships for federal income tax purposes. Any such changes could negatively impact the value of an investment in our common units.

You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, you will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated as a partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, our sponsor will directly and indirectly own more than 50% of the total interests in our capital and profits. Therefore, a transfer by our sponsor of all or a portion of its interests in us could result in a termination of us as a partnership for federal income tax purposes. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, after our termination we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income result in a decrease in your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture of depreciation deductions and certain other items. In addition, because the amount realized includes a unitholder’s share of our liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investments in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (or “IRAs”), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes, and non-U.S. persons will be required to file federal tax returns and pay tax on their shares of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our earnings and therefore our ability to distribute cash to you.

The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest by the IRS may materially and adversely impact the market for our common units and the price at which they trade. Our costs of any contest by the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our earnings and therefore our ability to distribute cash.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our common units based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders.

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of common units) may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because there is no tax concept of loaning a partnership interest, a unitholder whose common units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes in the state of Ohio where we will initially own assets and conduct business, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in any of those jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. As we make acquisitions or expand our business, we may own assets or conduct business in additional states or foreign jurisdictions that impose a personal income tax. It is your responsibility to file all U.S. federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the foreign, state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

We expect to receive estimated net proceeds of approximately $273.5 million from this offering (based on an assumed initial offering price of $         per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount and offering expenses. We expect to receive estimated net proceeds of approximately $146.4 million from our offering of $150.0 million aggregate principal amount of senior notes concurrently with the closing of this offering. We intend to use approximately $63.8 million of the proceeds received to make a distribution to our sponsor which will in effect reimburse our sponsor for expenditures made by our sponsor during the two-year period prior to this offering for the expansion and improvement of Haverhill and Middletown; for federal income tax purposes, our sponsor is treated as having been the party that made such expenditures with respect to Haverhill and Middletown. We also intend to use approximately $225.0 million to repay term loan debt bearing a floating rate of interest based on LIBOR plus 3.00% per annum and maturing in June 2018 assumed from our sponsor and approximately $2.4 million to pay expenses related to our new revolving credit facility. As partial consideration for the interest in our operating subsidiaries conveyed to us by our sponsor, we will retain $128.7 million of the net proceeds of this offering and will pay from such retained proceeds, 100% (i.e., not merely our 65% proportionate share) of the following requirements of our operating subsidiaries: (a) $67.0 million for identified environmental capital expenditures, (b) approximately $12.4 million to pay sales discounts related to tax credits owed to our customers and (c) $49.3 million to replenish our working capital.

Affiliates of certain of the underwriters are lenders under our sponsor’s term loan and, accordingly, will receive a portion of the proceeds from this offering in the form of repayment of the debt assumed by us.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds to us would be approximately $         million (and the total net proceeds to us from this offering would be approximately $         million), in each case assuming an initial public offering price per common unit of $ (based upon the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be paid as a special distribution to our sponsor. If the underwriters do not exercise their option to purchase additional common units, we will issue         common units to our sponsor upon the expiration of the option for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Underwriting.”

A $1.00 increase or decrease in the assumed initial public offering price of $         per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount and offering expenses payable by us, to increase or decrease, respectively, by approximately $         million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of one million common units offered by us, together with a concomitant $1.00 increase in the assumed public offering price to $         per common unit, would increase net proceeds to us from this offering by approximately $         million. Similarly, each decrease of one million common units offered by us, together with a concomitant $1.00 decrease in the assumed initial offering price to $         per common unit, would decrease the net proceeds to us from this offering by approximately $         million.

CAPITALIZATION

The following table shows cash and cash equivalents and capitalization as of September 30, 2012:

•	on a historical basis; and

•

on an as adjusted basis after giving effect to the offering and other formation transactions described under “Summary—Formation Transactions and Partnership Structure,” including the application of the net proceeds from this offering and the concurrent senior notes offering as described under “Use of Proceeds.”

This table is derived from, should be read in conjunction with and is qualified in its entirety by reference to, our audited and unaudited historical Combined Financial Statements and unaudited pro forma Combined Financial Statements, and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2012
	Historical	Partnership as Adjusted
	(Dollars in millions)
Cash and cash equivalents	$—	$128.7
Long-term debt (1)(2)	225.0	150.0
Parent net equity	642.1
Common units—public		273.5
Common units / Subordinated units / General partner interest—parent		299.9

Total parent net equity / partners’ capital attributable to SunCoke Energy Partners, L.P.	642.1	573.4
Noncontrolling interest in the partners’ capital of SunCoke Energy Partners, L.P.		195.8

Total parent net equity / partners’ capital	642.1	769.2

Total capitalization	$867.1	$1,047.9

(1)	In connection with the completion of this offering, we will enter into the new revolving credit facility, under which we may borrow up to $100.0 million. We do not expect to have any borrowings outstanding under the new revolving credit facility at the completion of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Revolving Credit Facility.”
(2)	In connection with the completion of this offering, we will issue approximately $150.0 million aggregate principal amount of senior notes. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Notes.”

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of September 30, 2012, our net tangible book value was $         million, or $         per unit. Purchasers of common units in this offering will experience immediate and substantial dilution in net tangible book value per unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per unit before the offering(1)	$
Decrease in pro forma net tangible book value per unit attributable to purchasers in the offering	$
Less: Pro forma net tangible book value per unit after the offering(2)		$
Immediate dilution in pro forma net tangible book value per unit attributable to new investors(3)(4)		$

(1)	Determined by dividing the number of units (common units, subordinated units and notional units representing the 2.0% general partner interest) to be issued to our sponsor and its affiliates for its contribution of assets and liabilities to us into the pro forma net tangible book value of the contributed assets and liabilities. The number of units notionally represented by the 2.0% general partner interest is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common units and subordinated units outstanding divided by 98.0%) by the 2.0% general partner interest.
(2)	Determined by dividing the total number of units to be outstanding after the offering (common units, subordinated units and notional units representing the 2.0% general partner interest) into our pro forma net tangible book value, after giving effect to the application of the net proceeds from this offering. The number of units notionally represented by the 2.0% general partner interest is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common units and subordinated units outstanding divided by 98.0%) by the 2.0% general partner interest.
(3)	If the initial public offering price were to increase or decrease by $1.00 per common unit and the number of units to be offered remains the same, then dilution in net tangible book value per common unit would equal $ and $ , respectively.
(4)	Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates and by the purchasers of common units in this offering upon completion of the transactions contemplated by this prospectus:

	Units Acquired			Total Consideration
	Number	Percent		Amount	Percent
(Dollars in millions)
General partner and its affiliates (1)(2)(3)			%	$		%
New investors			%	$		%
Total		100.0%		$	100.0%

(1)	The units acquired by our general partner and its affiliates consist of common units, subordinated units, and notional units representing the 2.0% general partner interest. The number of units notionally represented by the 2.0% general partner interest is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common units and subordinated units outstanding divided by 98.0%) by the 2.0% general partner interest.

(2)	Assumes the underwriters’ option to purchase additional common units is not exercised.
(3)	The assets contributed by the general partner and its affiliates were recorded at historical cost in accordance with GAAP. Book value consideration provided by the general partner and its affiliates, as of September 30, 2012, after giving effect to the application of net proceeds from this offering, is as follows:

(Dollars in millions)
Book value of net assets contributed	$
Less: Reimbursement and distribution to Sun Coal & Coke LLC from net proceeds from this offering	$
Total consideration	$

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical and pro forma results of operations, you should refer to our historical and pro forma Combined Financial Statements and the notes to those financial statements included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

It is our intent to distribute at least the minimum quarterly distribution of $         per unit ($         per unit on an annualized basis) on all of our units to the extent we generate sufficient earnings. Furthermore, we expect that if we are successful in executing our business strategy, we will grow our business in a steady and sustainable manner and distribute to our unitholders a portion of any increase in our earnings resulting from such growth. Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining a substantial amount of the cash derived from our earnings. However, since it will be our policy to set our distributions based on the level of success of our operations, the actual amount of cash we distribute on our common and subordinated units will depend principally on the amount of earnings we can generate from our operations. In addition, as we discuss below, our ability to pay distributions is subject to various restrictions, as well as other factors.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will distribute quarterly cash distributions to our unitholders. We do not have a legal or contractual obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate. Our cash distribution policy is subject to certain restrictions and may be changed at any time. The reasons for such uncertainties in our stated cash distribution policy include the following factors:

•

Our cash distribution policy will be subject to restrictions on distributions under the senior notes we expect to issue concurrently with this offering and new revolving credit facility that we expect to enter into in connection with this offering, which will contain financial tests and covenants that we must satisfy. These financial tests and covenants are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Should we be unable to satisfy these restrictions or if we are otherwise in default under the indenture governing the senior notes or under our new revolving credit facility, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•

Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, including for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce our ability to pay distributions to our unitholders.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

•

If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “How We Make Distributions To Our Partners—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” We do not anticipate that we will make any distributions from capital surplus.

•

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state limited liability company laws and other laws and regulations.

Our Ability to Grow may be Dependent on Our Ability to Access External Expansion Capital

We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after the establishment of cash reserves and payment of our expenses. Therefore, our growth may not be as fast as businesses that reinvest most or all of their cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will rely primarily upon external financing sources, including bank borrowings and issuances of debt and equity interests, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

Our Minimum Quarterly Distribution

Pursuant to our distribution policy, we intend upon completion of this offering to declare a minimum quarterly distribution of $         per unit for each complete quarter, or $         per unit on an annualized basis. Quarterly distributions, if any, will be made on or about the last day of each of February, May, August and November to holders of record on or about the 15th day of each such month. The payment of the full minimum quarterly distribution on all of the common units and subordinated units and the 2.0% general partner interest to be outstanding after completion of this offering would require us to have earnings providing amounts available for distribution of approximately $         million per quarter, or $         million per year. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

The table below sets forth the amount of common units, subordinated units and general partner interest that will be outstanding immediately after the closing of this offering, assuming the underwriters do not exercise their option to purchase additional common units, and the earnings needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period:

Distributions
	Number of Units	One Quarter	Annualized
Publicly held common units		$	$
Common units held by SunCoke Energy, Inc.
Subordinated units held by SunCoke Energy, Inc.

General partner interest held by SunCoke Energy Partners GP LLC

Total		$	$

If the underwriters do not exercise their option to purchase additional common units, we will issue common units to our sponsor at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the underwriters and the remainder, if any, will be issued to our sponsor. Any such units issued to our sponsor will be issued for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Underwriting.”

Initially, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. In the future, our general partner’s initial 2.0% interest in these distributions may be reduced if we issue additional units and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Our general partner will also be the initial holder of the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of $         per unit per quarter.

We expect to pay our distributions on or about the last day of each of February, May, August and November to holders of record on or about the 15th day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period after the closing of this offering through                 , 2013 based on the actual length of the period.

Subordinated Units

Our sponsor will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, all of the subordinated units will convert into an equal number of common units.

To the extent we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have earnings in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess earnings to pay any distribution arrearages on common units related to prior quarters before any cash distribution is made to holders of subordinated units. Please read “How We Make Distributions To Our Partners—Subordination Period.”

Pro Forma Adjusted Current Earnings for the Year Ended December 31, 2011 and the Twelve Months Ended September 30, 2012

We expect to use a concept we refer to as “adjusted current earnings,” which we describe below, to assist us in measuring our operating performance and, therefore, determining whether our earnings support a decision to pay cash distributions at a specified level. If we had completed the transactions contemplated in this prospectus on January 1, 2011, our pro forma adjusted current earnings for the year ended December 31, 2011 would have been approximately $(11.8) million, and if we had completed the transactions contemplated in this prospectus on October 1, 2011, our pro forma adjusted current earnings for the twelve months ended September 30, 2012 would have been approximately $(9.2) million. As a result, on a pro forma basis, we would not have generated adjusted current earnings at a level which would have supported a decision to pay any distributions on our common or subordinated units. Our pro forma results are primarily attributable to three facts. First, the year ended December 31, 2011 and the twelve months ended September 30, 2012 included only two months and eleven months, respectively, of operations from our Middletown facility, which did not commence operations until October 2011 and did not reach full production until the end of first quarter 2012. Second, there were material expansion capital expenditures related to Middletown even after it commenced operations on October 2011 that were funded internally from operations. Finally, there were increases in working capital requirements that were also funded internally from operations.

The unaudited pro forma Combined Financial Statements, upon which pro forma adjusted current earnings is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the date indicated. Furthermore, adjusted current earnings does not take into account contractual restrictions on distributions which are discussed above and does not consider our cash position or borrowing capacity. As a result, the amount of pro forma adjusted current earnings should only be viewed as a general indication of whether our pro forma earnings would have been at a level sufficient to provide support for our distribution policy had we been formed in an earlier period.

Following the completion of this offering, we estimate that we will incur $2.5 million of incremental annual selling, general and administrative expenses as a result of operating as a publicly-traded partnership. These incremental selling, general and administrative expenses are not reflected in our unaudited pro forma Combined Financial Statements and consist of expenses that we expect to incur as a result of operating as a publicly-traded partnership, such as expenses associated with annual and quarterly reporting, tax return preparation, Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses. Additionally, indirect corporate overhead attributable to our operations will be allocated pursuant to the omnibus agreement. We estimate that such allocation will result in an overall reduction of allocated corporate overhead costs of $6.4 million and $4.8 million for the year ended December 31, 2011 and the twelve months ended September 30, 2012, respectively. This reduction in selling, general and administrative expenses is not reflected in our unaudited pro forma Combined Financial Statements.

Our unaudited pro forma Combined Financial Statements are derived from the audited and unaudited historical Combined Financial Statements included elsewhere in this prospectus. Our unaudited pro forma Combined Financial Statements should be read together with “Selected Historical and Pro Forma Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical Combined Financial Statements and unaudited pro forma Combined Financial Statements and the accompanying notes included elsewhere in this prospectus.

The following table illustrates, on a pro forma basis for the year ended December 31, 2011 and the twelve months ended September 30, 2012, the amount of cash that would have been available for distribution to our unitholders, assuming that the transactions contemplated in this prospectus had been consummated on January 1, 2011 and October 1, 2011, respectively. Certain of the adjustments reflected or presented below are explained in the footnotes to such adjustments.

SunCoke Energy Partners, L.P.

Unaudited Pro Forma Adjusted Current Earnings

	Twelve Months Ended December 31, 2011	Three Months Ended(1)				Twelve Months Ended September 30, 2012(1)
		December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012
	(Dollars in millions, except per unit data)
Coke sales volume (thousands of tons)	1,203	360	425	429	464	1,678
Revenues
Sales and other operating revenue	$449.8	140.1	176.7	182.1	195.2	$694.1
Cost of products sold and operating expenses	367.2	117.5	143.5	147.6	155.3	563.9
Selling, general and administrative expenses	25.7	8.1	5.1	6.2	5.2	24.6
Depreciation expense	18.6	5.9	7.8	8.9	7.7	30.3
Interest expense(2)	13.0	3.3	3.3	3.2	3.2	13.0

Net income attributable to the controlling and the noncontrolling interests	$25.3	5.3	17.0	16.2	23.8	$62.3

Plus:
Depreciation expense	18.6	5.9	7.8	8.9	7.7	30.3
Interest expense(2)	13.0	3.3	3.3	3.2	3.2	13.0
Adjustment to allocated corporate expense(3)	8.5	0.4	2.0	2.2	2.5	7.1
Non-recurring net transfer from/(to) parent	152.2	6.2	(4.9)	(26.8)	9.1	(16.4)

Less:
Ongoing capital expenditures(4)	6.3	2.7	3.2	2.3	2.6	10.8
Expansion capital expenditures(5)	169.4	24.0	—	—	—	24.0
Accrual for replacement capital expenditures(6)	3.7	0.9	0.9	0.9	1.0	3.7
Increased working capital and other(7)	28.7	(8.6)	17.4	(3.5)	38.7	44.0
Cash interest expenses	12.1	3.1	3.0	3.0	3.0	12.1
Incremental selling, general and administrative expenses(8)	4.6	1.2	1.2	1.2	1.2	4.8
Distributions to noncontrolling interest(9)	4.6	1.1	1.6	1.7	1.7	6.1
Estimated pro forma adjusted current earnings(10)(11)	(11.8)	(3.3)	(2.1)	(1.9)	(1.9)	(9.2)

(1)	Reflects our pro forma operating results for the periods indicated, derived from or prepared on a basis consistent with our unaudited pro forma Combined Financial Statements.
(2)	Reflects:
(i)	fees of $0.5 million related to the new $100.0 million revolving credit facility;
(ii)	interest expense related to the issuance of $150.0 million aggregate principal amount of senior notes;
(iii)	amortization of $0.5 million associated with the capitalized arrangement fee recognized over the associated term of the new revolving credit facility; and
(iv)	the amortization of $0.4 million associated with the debt financing fee amortized over the life of the senior notes.
(3)	Reflects an estimated reduction in corporate expenses allocated to us as a result of a change in allocation methodology. Upon completion of the offering, corporate expenses will be allocated to us pursuant to the omnibus agreement which will employ a different methodology than that used in our unaudited pro forma Combined Financial Statements. For more information, please see the discussion in Note 1 of the Unaudited Pro Forma Combined Financial Statements contained elsewhere in this prospectus.

(4)	Ongoing capital expenditures are those capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures. Please read “—Estimated Net Income and Adjusted Current Earnings for the Twelve Months Ending December 31, 2013—Capital Expenditures.”
(5)	Our sponsor substantially funded through capital contributions our expansion capital expenditures of $169.4 million during the year ended December 31, 2011, and $24.0 million during the twelve months ended September 30, 2012.
(6)	Reflects the annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives. Please read “—How We Make Distributions to Our Partners—Capital Expenditures.”
(7)	Reflects working capital increases, gains/losses on asset disposals, and changes in other assets and long-term liabilities.
(8)	Reflects $2.5 million of incremental selling, general and administrative expenses that we expect to incur as a result of operating as a publicly-traded partnership and $2.1 million of corporate expenses for the twelve months ended December 31, 2011, and $2.3 million for the twelve months ended September 30, 2012, allocated to us pursuant to the omnibus agreement due to the increased level of effort from corporate departments to support the partnership. These costs are not reflected in our unaudited pro forma Combined Financial Statements.
(9)	Distributions to noncontrolling interest represents distributions made from Haverhill Coke Company LLC and Middletown Coke Company, LLC to a subsidiary of our sponsor. Distributions by Haverhill and Middletown will be made 65% to us and 35% to a subsidiary of our sponsor. Distributions to noncontrolling interest is determined prior to deductions incurred by us but not incurred by Haverhill or Middletown. The deductions in the table above that are incurred by us and not incurred by Haverhill and Middletown are as follows:
•	accrual for replacement capital,
•	cash interest expense, and
•	incremental selling, general and administrative expense

Since we have deductions which Haverhill and Middletown do not have, Haverhill and Middletown may be able to make distributions to us and to the subsidiary of our sponsor when we are unable to make distributors to our equityholders.

The amount of “distribution to noncontrolling interest” for each period in the table above can be determined by adding back to “adjusted current earnings” for each period the following amounts shown for each period and then multiplying the sum by 35%:

•	distribution to noncontrolling interest,
•	cash interest,
•	incremental selling, general and administrative expense, and
•	accrual for replacement capital expenditures

As stated above, 35% is the share of distributions from Haverhill and Middletown going to the subsidiary of our sponsor. Our share is 65%.

(10)

Our partnership agreement provides that any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Our partnership agreement requires that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus. We believe that in the future, our adjusted current earnings generated during a period will be substantially the same as the operating surplus generated during the same period. This belief is based on our plan to fund expansion capital expenditures primarily with external financing (debt and/or equity) and working capital needs from our working capital facility. Under our limited partnership agreement, operating surplus is not reduced by expansion capital expenditures or increases in working capital funded from a working capital facility. Since, in the table above, a substantial portion of the expansion capital expenditures and working capital increases was funded internally and therefore reduced our adjusted current earnings (the same amounts not reducing operating surplus), operating surplus generated during those periods would have been substantially greater than our adjusted current earnings shown in the table above. For more information, please see “How We Make Distributions to Our Partners—Operating Surplus and Capital Surplus.”
(11)	Pro forma adjusted current earnings is a non-GAAP financial measure of performance. We believe the most directly comparable GAAP measure for pro forma adjusted current earnings is pro forma net income. Since adjusted current earnings takes into account debt costs and sustaining capital expenditure requirements (ongoing capital expenditures and estimated replacement capital expenditures), we believe it may provide us and investors with a longer term perspective than other non-GAAP financial measures of performance. Adjusted current earnings, as in the case of other non-GAAP financial measures, has a number of limitations and should not be relied on as a substitute for GAAP measures. We believe that GAAP net income is the most important measure of our operating success and our ability to sustain our distribution policy over the long-term. See “Selected Historical and Pro Forma Financial and Operating Data.”

Estimated Net Income and Adjusted Current Earnings for the Twelve Months Ending December 31, 2013

Set forth below is a statement of estimated net income and adjusted current earnings that reflects a forecast of our net income and therefore of our ability to generate sufficient earnings to support a decision to make the minimum quarterly distribution on all of our outstanding common units, subordinated units and the general partner interest for the twelve months ending December 31, 2013, based on assumptions we believe to be reasonable.

Our estimates reflect our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending December 31, 2013. The assumptions disclosed under “—Assumptions and Considerations” below are those that we believe are significant to our estimates. We believe our actual results of operations for the twelve months ending December 31, 2013 will be sufficient to generate our estimated net income and adjusted current earnings for such period; however, we can give you no assurance that such estimates will be achieved. There will likely be differences between our estimated net income and adjusted current earnings for the twelve months ending December 31, 2013 and our actual results for such period and those differences could be material. If we fail to reach our estimates for the twelve months ending December 31, 2013, we may not be able to pay cash distributions on all the common units, subordinated units and general partner interest at the minimum quarterly distribution rate or at any rate.

We do not, as a matter of course, make public projections as to future operations, earnings or other results. However, management has prepared the estimates set forth below to support our belief that we will have generated sufficient earnings from operations to provide a basis to make the minimum quarterly distribution on all our common units, subordinated units and the general partner interest for the twelve months ending December 31, 2013. This prospective financial information was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate the estimated earnings necessary for us to have sufficient adjusted current earnings to support a decision to pay the full minimum quarterly distribution on all of our common units, subordinated units and the general partner interest for the twelve months ending December 31, 2013. However, this information is not historical fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information. The prospective financial information included in this offering document has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in this offering document relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

When considering the estimated net income and adjusted current earnings set forth below you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus could cause our actual results of operations to vary significantly from those supporting such estimated adjusted current earnings. Accordingly, there can be no assurance that the forecast is indicative of our future performance. Inclusion of the forecast in this prospectus is not a representation by any person, including us or the underwriters, that the results in the forecast will be achieved.

We are providing the estimates and related assumptions for the twelve months ending December 31, 2013 to supplement our pro forma and historical financial statements in support of our belief that we will have sufficient earnings to allow us to pay cash distributions on all of our outstanding common and subordinated units and the corresponding distribution on our general partner’s 2.0% interest for each quarter in the twelve-month period ending December 31, 2013 at our stated minimum quarterly distribution rate. Please read below under “—Assumptions and Considerations” for further information as to the assumptions we have made for the preparation of the estimated earnings set forth below. The narrative descriptions of our assumptions in “—Assumptions and Considerations” generally compare our estimated earnings for the twelve months ending December 31, 2013 with the unaudited pro forma adjusted current earnings for the year ended December 31, 2011 and the twelve months ended September 30, 2012 presented under “—Pro Forma Adjusted Current Earnings for the Year Ended December 31, 2011 and the Twelve Months Ended September 30, 2012.”

SunCoke Energy Partners, L.P.

Estimated Net Income and Adjusted Current Earnings

	Three Months Ending				Twelve Months Ending December 31, 2013
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
	(Dollars in millions, except per unit data)
Coke sales volume (thousands of tons)	420	435	450	435	1,740
Revenues
Sales and other operating revenue	$159.9	$165.0	$168.1	$164.3	$657.3
Cost of products sold and operating expenses	122.4	127.8	127.6	125.3	503.1
Selling, general and administrative expenses(1)	4.9	4.9	4.9	4.9	19.6
Depreciation expense	7.6	7.8	7.9	8.0	31.3
Interest expense(2)	3.3	3.3	3.2	3.2	13.0
Income tax expense	—	—	—	—	—
Net income attributable to the controlling and the noncontrolling interests	$21.7	$21.2	$24.5	$22.9	$90.3
Plus:
Depreciation expense	7.6	7.8	7.9	8.0	31.3
Interest expense(2)	3.3	3.3	3.2	3.2	13.0
Income tax expense	—	—	—	—	—
Cash Retained from Offering for environmental remediation and accrued sales discounts(3)	2.6	3.9	8.8	21.5	36.8
Less:
Ongoing capital expenditures(4)	3.5	3.5	3.5	3.5	14.0
Expansion capital expenditures	—	—	—	—	—
Accrual for replacement capital expenditure(5)	0.9	0.9	0.9	1.0	3.7
Cash interest expense	3.1	3.0	3.0	3.0	12.1
Cash outlays for environmental remediation and accrued sales discounts(3)	2.6	3.9	8.8	21.5	36.8
Distribution to non-controlling interest(6)	10.6	10.5	11.7	11.2	44.0
Estimated Adjusted Current Earnings(7)	$14.5	$14.4	$16.5	$15.4	$60.8

Minimum quarterly and annual distribution
Minimum quarterly and annual distribution per unit (based on minimum quarterly distribution rate of $ per unit)
Distributions to public common unitholders
Distributions to SunCoke Energy, Inc. – common units
Distributions to SunCoke Energy, Inc. – subordinated units
Distributions to SunCoke Energy Partners GP LLC – general partner interest
Total distributions

(1)	Includes $2.5 million of incremental selling, general and administrative expenses that we expect to incur as a result of operating as a publicly-traded partnership and $2.4 million of allocated corporate expenses pursuant to the omnibus agreement due to the increased level of effort from corporate departments to support the partnership.

(2)	Reflects:
(i)	fees of $0.5 million related to the new $100.0 million revolving credit facility;
(ii)	interest expense related to the issuance of $150.0 million aggregate principal amount of senior notes;
(iii)	amortization of $0.5 million associated with the capitalized arrangement fee recognized over the associated term of the new revolving credit facility; and
(iv)	the amortization of $0.4 million associated with the debt financing fee amortized over the life of the senior notes.
(3)	Reflects the portion of the $67.0 million retained from the net proceeds of this offering for identified environmental capital expenditures that we expect to expend during the forecast period, and the $12.4 million retained from the net proceeds of this offering to pay sales discounts related to tax credits owed to our customers.
(4)	Ongoing capital expenditures were determined by our general partner. Ongoing capital expenditures are those capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures. Please read “—Estimated Net Income and Adjusted Current Earnings for the Twelve Months Ending December 31, 2012—Capital Expenditures.”
(5)	Reflects an annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives. Please read “—Estimated Net Income and Adjusted Current Earnings for the Twelve Months Ending December 31, 2012—Capital Expenditures.”
(6)	Distributions to noncontrolling interest represents distributions made from Haverhill Coke Company LLC and Middletown Coke Company, LLC to a subsidiary of our sponsor. Distributions by Haverhill and Middletown will be made 65% to us and 35% to a subsidiary of our sponsor. Distributions to noncontrolling interest is determined prior to deductions incurred by us but not incurred by Haverhill or Middletown. The deductions in the table above that are incurred by us and not incurred by Haverhill and Middletown are as follows:
•	accrual for replacement capital,
•	cash interest expense, and
•	incremental selling, general and administrative expense

Since we have deductions which Haverhill and Middletown do not have, Haverhill and Middletown may be able to make distributions to us and to the subsidiary of our sponsor when we are unable to make distributors to our equityholders.

The amount of “distribution to non-controlling interest” for each period in the table above can be determined by adding back to “adjusted current earnings” for each period the following amounts shown for each period and then multiplying the sum by 35%:

•	distribution to non-controlling interest,
•	cash interest,
•	incremental selling, general and administrative expense, and
•	accrual for replacement capital expenditures

As stated above, 35% is the share of distributions from Haverhill and Middletown going to the subsidiary of our sponsor. Our share is 65%.

(7)	We believe that our estimated adjusted current earnings is substantially equivalent to pro forma operating surplus generated during the same period. For more information, please see “How We Make Distributions to Our Partners—Operating Surplus and Capital Surplus.”

Assumptions and Considerations

Generally, our forecast for the twelve months ending December 31, 2013 is based on the following assumptions:

•	Our coke production and sales volumes will be at or in excess of our stated cokemaking capacity, but at or below the contract maximum production levels in our coke sales agreements.

•	We will meet or exceed our contractual coal-to-coke yields allowing us to pass-through substantially all coal costs to our customers according to the provisions of our coke sales agreements.

•

We will operate within targeted operating expense levels allowing us to pass-through substantially all operating and maintenance costs, through annual budgets agreed to with our customers or index-adjusted operating fees according to the provisions of our coke sales agreements.

Given the pass-through provisions in our coke sales agreements, increases in our major costs of production generally lead to approximately equal increases in our revenues if we achieve targeted coal-to-coke yields and production levels. As a result, our profitability (on an absolute basis or a per ton of coke sold basis) is generally not affected by changes in market prices for coal or other inputs.

Additionally, our Middletown facility commenced operations in the fourth quarter of 2011 and did not operate at full capacity until the end of the first quarter of 2012. The startup impacts the comparability of the forecast period ending December 31, 2013 and the twelve months ended September 30, 2012 and December 31, 2011 on a pro forma basis.

Coke Sales and Production Volumes. Our coke sales volumes for the twelve months ending December 31, 2013 are projected to be approximately 1,740,000 tons as compared to approximately 1,678,000 tons for the twelve months ended September 30, 2012. Our Middletown facility is expected to operate at full capacity for the entire forecast period, producing an additional 86,000 tons as compared to the twelve months ended September 30, 2012 and an additional 532,000 tons as compared to the twelve months ended December 31, 2011. Generally, our sales volumes and production volumes differ by immaterial amounts for any given period. Consequently, we assume that our sales and production volumes will be equal in the forecast period. However, because we sell coke to ArcelorMittal on a delivered basis from Haverhill, coke inventory can fluctuate based on the train delivery timing with the customer and therefore sales and production volumes may differ from time to time.

Sales and Other Operating Revenue. Total sales revenues, net of sales discounts, are projected to be approximately $657.3 million for the twelve months ending December 31, 2013, as compared to $694.1 million for the twelve months ended September 30, 2012 on a pro forma basis and $449.8 million for the twelve months ended December 31, 2011 on a pro forma basis. We expect total sales to decrease from the twelve months ended September 30, 2012 primarily due to a decrease in coal pass-through costs per ton at both Haverhill and Middletown, partially offset by higher volumes at Middletown. We expect total sales to increase over the twelve months ended December 31, 2011 primarily from the startup of our Middletown facility, which will operate at full capacity for all twelve months ending December 31, 2013.

•

Coke Sales Revenue. Our coke sales for the twelve months ending December 31, 2013 are projected to be approximately $610.3 million as compared to $655.7 million for the twelve months ended September 30, 2012 on a pro forma basis and $422.0 million for the twelve months ended December 31, 2011 on a pro forma basis. As compared to the twelve months ended September 30, 2012, we expect coke sales revenue to decrease due to lower coal pass-through costs per ton at both Middletown and Haverhill, partially offset by higher volumes at Middletown. Coal procurement costs per ton, which are passed through to our customers, are projected to be lower during the twelve months ending December 31, 2013 as a result of decreased market prices since the first quarter of 2012. Under our coke sales agreements, coal costs are a pass-through component of the coke price, provided that we realize our targeted coal-to-coke yields. When we achieve these targeted yields, coal prices (and changes in coal prices) are not a significant determining factor of our profitability, although our revenue and cost of sales are affected in approximately equal amounts. As compared to the twelve months ended December 31, 2011, we expect increased volume at Middletown, partially offset by lower coal pass-through costs per ton at both Middletown and Haverhill, to drive higher revenues. Additionally, sales price discounts of $4.0 million and $5.0 million were provided to our customers in connection with the sharing of nonconventional fuel tax credits for the twelve months ended September 30, 2012 and December 31, 2011, respectively. Sales price discounts are no longer applicable in the forecast period.

•

Energy Sales Revenue. Our energy sales for the twelve months ending December 31, 2013 are projected to be approximately $47.0 million as compared to approximately $38.4 million for the twelve months ended September 30, 2012 on a pro forma basis and $27.8 million for the twelve months ended December 31, 2011 on a pro forma basis. Increased energy production at our Middletown facility is expected to drive higher revenues as the facility is expected to operate at full capacity for the entire twelve-month forecast period. In the forecast period, we expect approximately 85% of our energy revenues to be derived from steam and electricity sales under fixed pricing provisions with our customers and 15% of energy revenues to be derived from sales of electricity into wholesale electricity markets at prevailing prices. We have estimated pricing for these market-based electricity sales based on recent settlements of NYMEX futures prices for electricity delivered to the PJM-West market hub adjusted for location differences to our facilities.

Cost of Products Sold and Operating Expenses. Cost of products sold and operating expenses are projected to be approximately $503.1 million for the twelve months ending December 31, 2013, as compared to $563.9 million for the twelve months ended September 30, 2012 on a pro forma basis and $367.2 million for the twelve months ended December 31, 2011 on a pro forma basis. As compared to the twelve months ended September 30, 2012, the decrease in cost of products sold and operating expenses is expected to be driven by lower purchased coal costs per ton, partially offset by higher coke production volumes from the startup of our Middletown facility. Coal procurement costs per ton, which are passed through to our customers, are projected to be lower during the twelve months ending December 31, 2013 as a result of decreased market prices for coal since the first quarter of 2012. Under our coke sales agreements, coal costs are a pass-through component of the coke price, provided that we realize our targeted coal-to-coke yields. Please read “Overview—Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of our coal-to-coke yield results. At Haverhill, we have achieved our coal-to-coke yields for all periods presented. At Middletown, our actual coal-to-coke yields were lower than the contractual standard in 2012 and 2011 due to the start-up of operations, which lowered operating income by $2.4 million and $1.0 million for the twelve months ended September 30, 2012 and December 31, 2011, respectively. Beginning in the third quarter of 2012, Middletown has achieved its target coal-to-coke yields. We expect Middletown to continue to achieve target coal-to-coke yields during the twelve months ending December 31, 2013 as the facility is now fully operational. When we achieve these targeted yields, coal prices (and changes in coal prices) are not a significant determining factor of our profitability, although our revenue and cost of sales are affected in approximately equal amounts, thereby changing our cost of sales as a percentage of revenue. For example, during the twelve months ended September 30, 2012, our average coke selling price was approximately $391 per ton and our cost of sales was approximately $336 per ton. For the forecast period, we expect our average coke selling price to decrease by approximately $40 per ton to approximately $351 per ton while cost of sales is expected to decrease by approximately $47 per ton to approximately $289 per ton, both impacts being driven by a decrease in coal procurement costs per ton. These approximately equal decreases in our selling price and cost of sales per ton, decrease our cost of sales as a percentage of revenue in the forecast period as compared to the twelve months ended September 30, 2012. As compared to the twelve months ended December 31, 2011, the increase in cost of products sold and operating expenses is expected to be driven by higher coke production volumes from the startup of our Middletown facility, partially offset by lower purchased coal costs per ton. We anticipate that our cost of sales as a percentage of revenue for the twelve months ending December 31, 2013 will decrease as compared to the twelve months ended December 31, 2011 due to lower coal procurement costs per ton and the impact of Middletown’s contract pricing (Middletown only operated for 2 months during 2011). The Middletown coke sales agreement includes a higher fixed fee component than the average of those fees in the Haverhill coke sales agreements. On an overall basis, the higher average fixed fee per ton across our coke sales, all else equal, increases our revenues per ton and decreases our cost of sales as a percentage of revenue.

Selling, General and Administrative Expenses (“SG&A”). SG&A is projected to be approximately $19.6 million (including $2.5 million of incremental SG&A that we expect to incur as a publicly-traded partnership and $2.4 million of allocated corporate expenses due to the increased level of effort from corporate departments to support the partnership) for the twelve months ending December 31, 2013, as compared to $24.6 million for the twelve months ended September 30, 2012 on a pro forma basis and $25.7 million for the twelve months ended December 31, 2011 on a pro forma basis. SG&A in the prior periods is not comparable as it includes start-up costs at Middletown, legal expenses and additional allocated corporate overhead that we do not expect to incur in the future. We incurred start-up costs at Middletown of approximately $1.7 million and $5.9 million in the twelve months ended September 30 and December 31, 2012, respectively. We also incurred $2.7 million and $2.8 million of non-recurring legal expenses related to the permitting of Middletown and the resolution of Notices of Violation at Haverhill for the twelve months ended September 30 and December 31, 2012, respectively. Lastly, after the completion of the offering, indirect corporate overhead attributable to the operations of the Partnership will be allocated pursuant to the omnibus agreement. We estimate that such allocation will result in a reduction of allocated corporate overhead costs as compared to the allocations in our historical financial statements. These decreases will be partially offset primarily by the $2.5 million of incremental SG&A that we expect to incur as a publicly-traded partnership.

Depreciation Expense. Depreciation expense is projected to be approximately $31.3 million for the twelve months ending December 31, 2013, as compared to $30.3 million for the twelve months ended September 30, 2012 and $18.6 million for the twelve months ended December 31, 2011 on a pro forma basis. Depreciation expense is projected to increase due to a full year of depreciation related to our Middletown facility and the depreciation of ongoing capital expenditures placed in service after September 30, 2012.

Interest Expense. Interest expense for the twelve months ending December 31, 2013 is expected to be unchanged versus the twelve months ended September 30, 2012 and December 31, 2011, respectively, on a pro forma basis at approximately $13.0 million.

Cash Interest. Cash interest for the twelve months ending December 31, 2013 is expected to be unchanged versus the twelve months ended September 30, 2012 and December 31, 2011, respectively, on a pro forma basis at approximately $12.1 million.

Income Tax Expense. We expect to incur no income tax expense for the twelve months ending December 31, 2013. We expect our energy producing subsidiaries to be disregarded entities for federal income tax purposes in the forecast period. Because the income earned by our process steam and power generation subsidiaries may not be qualifying income for U.S. federal income tax purposes, if the income generated by these subsidiaries increases as a percentage of our total gross income, we may choose to have one or both of these subsidiaries treated as a corporation for U.S. federal income tax purposes. For a discussion of qualifying income, please read “Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status.”

Ongoing Capital Expenditures. Ongoing capital expenditures are expected to be approximately $14.0 million for the twelve months ending December 31, 2013, as compared to $10.8 million and $6.3 million for the twelve months ended September 30, 2012 and December 31, 2011, respectively, on a pro forma basis. Ongoing capital expenditures are expected to increase due to the startup of our Middletown facility, which will require ongoing capital expenditures as an operating facility. Additionally, ongoing capital expenditures at Haverhill are expected to be higher versus the prior periods due to timing of ongoing capital projects.

Increased Working Capital and Other. We do not expect to require additional working capital for the twelve months ending December 31, 2013. During the twelve months ended September 30, 2012, we incurred $44.0 million in additional working capital, primarily due to receipt of a customer payment one day subsequent to period end as the month of September ended on a Sunday as well as the completion of coal inventory stocking at Middletown. During the twelve months ended December 31, 2011, we incurred $28.7 million in additional working capital, primarily due to the initial build of coal inventory for the startup of Middletown. We do not expect similar requirements in the forecast period, including any net material changes to the combination of our accounts receivable, inventories, accounts payable and other accrued assets and liabilities.

Cash Income Taxes. We expect to incur no cash income taxes for the twelve months ending December 31, 2013. We expect our energy producing subsidiaries to be disregarded entities in the forecast period.

Our Regulatory, Industry and Economic Factors

Our forecast of our results of operations for the twelve months ending December 31, 2013 is based on the following assumptions related to regulatory, industry and economic factors:

•

There will not be any new federal, state or local regulations affecting our operations or those of our customers, or any new interpretations of existing regulations, that will be materially adverse to our business during the twelve months ending December 31, 2013.

•	There will not be any major adverse changes affecting our operations or those of our customers during the twelve months ending December 31, 2013.

•	There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend.

•	Industry, insurance and overall economic conditions will not change substantially during the twelve months ending December 31, 2013.

•	There will not be any material nonperformance by our customers.

Capital Expenditures

We distinguish between ongoing capital expenditures and estimated replacement capital expenditures. Ongoing capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures, as described more fully in the next paragraph. Examples of ongoing capital expenditures include expenditures associated with the replacement of coke ovens and other equipment and maintaining the integrity and safety of our coke ovens to comply with environmental regulations. Given the nature of our business, we expect that our ongoing capital expenditures will be reasonably predictable, and we do not expect the amount of our actual ongoing capital expenditures to differ substantially from period to period.

Estimated replacement capital expenditures represent an annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives. Actual replacement capital expenditures may also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction to replace a major capital asset during a construction period. Because our replacement capital expenditures will be irregular, the amount of our actual replacement capital expenditures will likely differ substantially from period to period, which would cause fluctuations in operating surplus if we subtracted actual replacement capital expenditures from operating surplus. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement will require that an amount equal to the average quarterly estimated replacement capital expenditures that we will incur over the long term to replace our major capital assets at the end of their working lives be subtracted from operating surplus each quarter, as opposed to any amount actually spent.

Our partnership agreement requires that, on a quarterly basis, we subtract from operating surplus (i) our actual ongoing capital expenditures, and (ii) an amount equal to the average quarterly estimated replacement capital expenditures that we will incur over the long term to replace our major capital assets at the end of their working lives. The portion of estimated replacement capital expenditures being deducted from operating surplus will be subject to review and prospective change by our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our replacement capital expenditures, such as a major acquisition. Our partnership agreement does not cap the amount of replacement capital expenditures that our general partner may estimate. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

Intent to Distribute the Minimum Quarterly Distribution

Beginning with the quarter ending                 , 2013, on or about the last day of each of February, May, August and November, we intend to distribute to the holders of record of common and subordinated units on or about the 15th day of each such month at least the minimum quarterly distribution of $         per unit, or $         on an annualized basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We will adjust the minimum quarterly distribution for the period after the closing of the offering through                 , 2013.

Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, on the units in any quarter. However, it does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.

General Partner Interest and Incentive Distribution Rights

Initially, our general partner will be entitled to 2.0% of all quarterly distributions since our inception that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute up to a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s initial 2.0% interest in these distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48.0%, of the cash we distribute from operating surplus (as defined below) in excess of $         per unit per quarter. The maximum distribution of 48.0% does not include any distributions that our general partner may receive on common units or subordinated units that it owns or on its general partner interest.

Operating Surplus and Capital Surplus

General

Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

In determining operating surplus and capital surplus, we will only take into account our proportionate share of our consolidated subsidiaries, provided they are not wholly owned, and our proportionate share of entities accounted for under the equity method.

Operating Surplus

We define operating surplus as:

•	$ million (as described below); plus

•

all of our cash receipts after the closing of this offering, including amounts received by us from our sponsor under the omnibus agreement to the extent such amounts offset operating expenditures or lost revenue, and excluding cash from interim capital transactions (as defined below); plus

•	working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued on the closing date of this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; plus

•	any portion of the proceeds of this offering retained to offset discounts related to tax credits equal to the aggregate amount of such discounts provided to customers during such periods; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

Cash receipts equal to our proportionate share of any accounts receivable existing on the closing date of this offering that are retained by the sponsor will be included in operating surplus when collected.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $         million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in our partnership agreement, which generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made in the ordinary course of business under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and ongoing capital expenditures and estimated replacement capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•

payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual replacement capital expenditures (as discussed in further detail below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights); or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

Environmental remediation expenditures to be funded from the proceeds of this offering, as and to the extent described under “Use of Proceeds,” will not be treated as an operating expenditure or otherwise deducted in determining operating surplus. In addition, $12.4 million will be retained from the net proceeds of this offering to offset discounts related to tax credits owed to our customers, as described under “Use of Proceeds.” The $12.4 million retained proceeds will be included in operating surplus when and to the extent such discounts are provided to customers, and will be limited to our allocable share (which as of the time of the offering is 65%) of customer revenues. If not for the inclusion of such proceeds in operating surplus, our operating surplus would be reduced by our allocable share (which as of the time of the offering is 65%) of the $12.4 million at the time the discounts are made available to our customers.

Capital Surplus

Capital surplus is defined in our partnership agreement as any cash distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings, refinancings or refundings of indebtedness other than working capital borrowings;

•	sales of our equity and debt securities;

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets; and

•	capital contributions received, except for cash payments received pursuant to Section 4.1 of the omnibus agreement.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus. As described above, operating surplus includes up to $         million, which does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

We distinguish between ongoing capital expenditures and estimated replacement capital expenditures. Ongoing capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures, as described in detail in the next paragraph. Examples of ongoing capital expenditures include expenditures associated with the replacement of coke ovens and other equipment and maintaining the integrity and safety of our coke ovens to comply with environmental regulations. Given the nature of our business, we expect that our ongoing capital expenditures will be reasonably predictable, and we do not expect the amount of our actual ongoing capital expenditures to differ substantially from period to period.

Estimated replacement capital expenditures represent an annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives. Actual replacement capital expenditures may also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction of a major capital asset during a construction period. Because our replacement capital expenditures will be irregular, the amount of our actual replacement capital expenditures will likely differ substantially from period to period, which would cause fluctuations in operating surplus if we subtracted actual replacement capital expenditures from operating surplus. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement will require that an amount equal to the average quarterly estimated replacement capital expenditures that we will incur over the long term to replace our major capital assets at the end of their working lives be subtracted from operating surplus each quarter, as opposed to any amount actually spent.

Our partnership agreement requires that, on a quarterly basis, we subtract from operating surplus (i) our actual ongoing capital expenditures, and (ii) a pro rata portion of the current estimate of the cost which would be required to replace our major capital assets at the end of their working lives. The portion of estimated replacement capital expenditures being deducted from operating surplus will be subject to review and prospective change by our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our replacement capital expenditures, such as a major acquisition. Our partnership agreement does not cap the amount of replacement capital expenditures that our general partner may estimate. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated replacement capital expenditures in calculating operating surplus will have the following effects:

•

the amount of actual replacement capital expenditures in any quarter will not directly reduce operating surplus but will instead be factored into the estimate of the average replacement capital expenditures. This may result in the subordinated units converting into common units when the use of actual replacement capital expenditures would result in lower operating surplus during the subordination period and potentially result in the tests for conversion of the subordinated units not being satisfied;

•	it may increase our ability to distribute as operating surplus cash we receive from non-operating sources; and

•	it may be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity over the long term. Examples of expansion capital expenditures include the acquisition and/or construction of complementary assets to grow our business and to expand existing facilities, such as projects that increase coke production from existing facilities, to the extent such capital expenditures are expected to expand our long-term operating capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are not ongoing capital expenditures, replacement capital expenditures or expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity, but which are not expected to expand, for more than the short term, our operating capacity.

As described below, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction of a capital asset in respect of a period that begins when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for ongoing capital purposes, replacement capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as ongoing capital expenditures, replacement capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $         per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

Our sponsor will initially own all of our subordinated units. Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2015, if each of the following has occurred:

•

distributions from operating surplus on each of the outstanding common units and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units and the related distribution on the general partner interest during those periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2013, if each of the following has occurred:

•

distributions from operating surplus exceeded $         (150.0% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units and the related distribution on the general partner interest, plus the related distributions on the incentive distribution rights for a four-quarter period immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $         (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units and the related distributions on the general partner interest during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration Upon Removal of the General Partner

In addition, if the unitholders remove our general partner other than for cause:

•

the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner;

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions from Operating Surplus During the Subordination Period

If we make a distribution from operating surplus for any quarter during the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions from Operating Surplus After the Subordination Period

If we make distributions of cash from operating surplus for any quarter after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute up to a proportionate amount of capital to us in order to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled from such 2.0% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units or upon the expiration of such option, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive increasing percentages (13.0%, 23.0% and 48.0%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

The following discussion assumes that our general partner maintains its 2.0% general partner interest and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “second target distribution”);

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Distributions from Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit Target Amount.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2.0% general partner interest, our general partner has not transferred its incentive distribution rights and there are no arrearages on common units.

	Total Quarterly Distribution per Unit Target Amount		Marginal Percentage Interest in Distributions
			Unitholders	General Partner
Minimum Quarterly Distribution	$		98.0%	2.0%
First Target Distribution	above $	up to $	98.0%	2.0%
Second Target Distribution	above $	up to $	85.0%	15.0%
Third Target Distribution	above $	up to $	75.0%	25.0%
Thereafter	above $		50.0%	50.0%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters and the amount of each such distribution did not exceed adjusted operating surplus for such quarter, respectively. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the cash distribution per common unit during such two-quarter period. Our general partner’s general partner interest in us (currently 2.0%) will be maintained at the percentage immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the amount of cash distributions received by our general partner in respect of its incentive distribution rights for the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•

first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•

second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•

third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

The following table illustrates the percentage allocation of distributions of available cash from operating surplus between the unitholders and our general partner at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly distribution amount per common unit during the two fiscal quarter immediately preceding the reset election was $        .

			Marginal Percentage Interest in Distributions
	Quarterly Distribution per Unit Prior to Reset		Unitholders	General Partner	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	$		98.0%	2.0%	$
First Target Distribution	up to $		98.0%	2.0%	above $	up to $	(1)
Second Target Distribution	above $	up to $	85.0%	15.0%	above $	up to $	(2)
Third Target Distribution	above $	up to $	75.0%	25.0%	above $	up to $	(3)
Thereafter	above $		50.0%	50.0%	above $

(1)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner, including in respect of its incentive distribution rights, or IDRs, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be         common units outstanding, our general partner’s 2.0% interest has been maintained and the average distribution to each common unit would be $         per quarter for the two consecutive non-overlapping quarters prior to the reset.

Prior to Reset
General Partner Cash Distributions
	Quarterly Distribution per Unit		Common Unitholders Cash Distribution	Common Units	2.0% General Partner Interest	IDRs	Total	Total Distribution
Minimum Quarterly Distribution	$		$	$	$	$	$	$
First Target Distribution	above $	up to $
Second Target Distribution	above $	up to $
Third Target Distribution	above $	up to $

Thereafter	above $		$	$	$	$	$	$

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner, including in respect of its incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that as a result of the reset there would be          common units outstanding, our general partner has maintained its 2.0% general partner interest and that the average distribution to each common unit would be $            . The number of common units to be issued to our general partner upon the reset was calculated by dividing (1) the average of the amounts received by the general partner in respect of its incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $            , by (2) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $        .

After Reset
General Partner Cash Distributions
	Quarterly Distribution per Unit		Common Unitholders Cash Distribution	Common Units Issued as a Result of the Reset	2.0% General Partner Interest	IDRs	Total	Total Distribution
Minimum Quarterly Distribution	$		$	$	$	$	$	$
First Target Distribution	above $	up to $
Second Target Distribution	above $	up to $
Third Target Distribution	above $	up to $

Thereafter	above $		$	$	$	$	$	$

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and target distribution levels to zero. We will then make all future distributions from operating surplus, with 50.0% is paid to all unitholders, pro rata, and 2.0% to our general partner and 48.0% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the unrecovered initial unit price; and

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level, and each subordination unit would be split into two subordination units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries are treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain or loss upon our liquidation to achieve this goal and cash may be distributed to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

•	first, to our general partner to the extent of any negative balance in its capital account;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, 98.0% to all common and subordinated unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the common and subordinated unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

•

fifth, 85.0% to all common and subordinated unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the common and subordinated unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

•

sixth, 75.0% to all common and subordinated unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the common and subordinated unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

•	thereafter, 50.0% to all common and subordinated unitholders, pro rata, and 50.0% to our general partner.

The percentage interests set forth above are based on the assumption that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gain that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•

first, 98.0% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•

second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts, and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

The following table sets forth certain of our selected historical and pro forma financial and operating data. We derived our selected historical financial data as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009 from our historical audited Combined Financial Statements included elsewhere in this prospectus. We derived our selected historical financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 from our historical unaudited Combined Financial Statements included elsewhere in this prospectus. We derived our selected historical financial data as of September 30, 2011 and December 31, 2009 from our unaudited historical Combined Financial Statements not included in this prospectus.

Our Combined Financial Statements include amounts allocated from our sponsor for general corporate overhead costs attributable to our operations. The general corporate overhead expenses incurred by our sponsor include costs from certain corporate and shared services functions provided by our sponsor. The amounts reflected include (i) charges that were incurred by our sponsor that were specifically identified as being attributable to us and (ii) an allocation of all of our sponsor’s remaining general corporate overhead costs based on the proportional level of effort attributable to the operation of our facilities. These costs include legal, accounting, tax, treasury, engineering, information technology, insurance, employee benefit costs, communications, human resources, and procurement. All corporate costs that were specifically identifiable to a particular operating facility of our sponsor have been allocated to that facility, including our operating facilities. Where specific identification of charges to a particular operating facility was not practicable, a reasonable method of allocation was applied to all remaining general corporate overhead costs. The allocation methodology for all remaining corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of our sponsor’s operating facilities, including our operating facilities.

The Combined Financial Statements included in this prospectus may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during the periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

At the closing of this offering, we will own a 65% interest in the entity that owns the Haverhill cokemaking facility and related assets and a 65% interest in the entity that owns the Middletown cokemaking facility and related assets. The unaudited pro forma Combined Financial Statements reflect the acquisition of our interests in these entities. Our unaudited pro forma Combined Financial Statements will show these entities as consolidated and, as a result, our sponsor’s remaining 35% interest in each of these entities will be reflected as a noncontrolling equity interest.

The selected pro forma combined financial data for the year ended December 31, 2011 and as of and for the nine months ended September 30, 2012 are derived from our unaudited pro forma Combined Financial Statements included elsewhere in this prospectus.

The unaudited pro forma Combined Financial Statements do not necessarily reflect what our financial position and results of operations would have been if we had operated as an independent, publicly-traded partnership during the periods shown. In addition, the unaudited pro forma Combined Financial Statements are not necessarily indicative of our future results of operations or financial condition. The assumptions and adjustments give effect to pro forma events that are (i) directly attributable to the offering, (ii) factually supportable and (iii) with respect to the pro forma Combined Statements of Operations, expected to have a continuing impact on the partnership. The pro forma combined financial data do not give effect to the estimated $2.5 million in incremental annual general and administrative expenses we expect to incur as a result of being a separate publicly-traded partnership. Additionally, if the omnibus agreement had been in effect during the year ended December 31, 2011 and the nine months ended September 30, 2012, then the corporate overhead allocated to us would have been lower by approximately $6.4 million and $5.1 million in such periods, respectively.

The following table includes the non-GAAP financial measures, EBITDA and Adjusted EBITDA, which we use to evaluate our operating performance. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income as determined by GAAP, and our calculations thereof may not be comparable to those reported by other companies. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA, as presented herein, is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We use non-GAAP financial measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net (loss) income as determined in accordance with GAAP

Set forth below is additional detail as to how we use Adjusted EBITDA as a measure of operating performance, as well as a discussion of the limitations of Adjusted EBITDA as an analytical tool.

Operating Performance. Our management uses Adjusted EBITDA in a number of ways to assess our combined financial and operating performance, and we believe this measure is helpful to management and investors in identifying trends in our performance. Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance while neutralizing the impact of capital structure on results. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.

Limitations. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest on or principal payments of our debt;

•	does not reflect certain other non-cash income and expenses; and

•	excludes income taxes that may represent a reduction in available cash.

We explain EBITDA and Adjusted EBITDA and reconcile these non-GAAP financial measures to our net income, which is its most directly comparable financial measure calculated and presented in accordance with GAAP.

The information below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions,” our audited historical Combined Financial Statements and related notes and our unaudited pro forma Combined Financial Statements and related notes included elsewhere in this prospectus.

	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2011		Nine Months Ended September 30, 2012
	2011	2010	2009	2012	2011
	(Dollars in millions, except per unit data)
Income Statement Data:
Revenues
Sales and other operating revenue	$449.8	$360.7	$308.7	$554.0	$309.7		$449.8		$554.0

Costs and operating expenses
Cost of products sold and operating expenses	367.2	308.9	317.5	446.4	249.7		367.2		446.4
Selling, general and administrative expenses	25.7	11.7	8.4	16.5	17.6		25.7		16.5
Depreciation expense	18.6	17.2	13.7	24.4	12.7		18.6		24.4

Total costs and operating expenses	411.5	337.8	339.6	487.3	280.0		411.5		487.3

Operating income (loss)	38.3	22.9	(30.9)	66.7	29.7		38.3		66.7

Interest expense	4.7	—	—	7.8	2.1		13.0		9.7

Income (loss) before income tax expense (benefit)	33.6	22.9	(30.9)	58.9	27.6		25.3		57.0
Income tax expense (benefit)	2.8	(1.1)	(24.4)	17.4	4.1		—		—

Net income (loss)	$30.8	$24.0	$(6.5)	$41.5	$23.5		$25.3		$57.0

Less: Net income attributable to noncontrolling interests							13.4		23.3

Net income attributable to SunCoke Energy Partners, L.P.							$11.9		$33.7

General partner’s interest in net income
Common unitholders’ interest in net income						$		$

	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2011		Nine Months Ended September 30, 2012
	2011	2010	2009	2012	2011
	(Dollars in millions, except per unit data)
Subordinated unitholders’ interest in net income						$		$
Pro forma net income (loss) per common unit
Pro forma net income (loss) per subordinated unit

Cash Flow Data:
Net cash provided by (used in) operating activities	$23.5	$77.7	$(34.9)	$30.7	$3.0
Net cash used in investing activities	$(175.7)	$(180.9)	$(46.9)	$(8.1)	$(149.0)
Net cash provided by (used in) financing activities	$152.2	$103.2	$81.8	$(22.6)	$146.0

Capital expenditures:
Ongoing capital	6.3	12.9	6.1	8.1	3.6
Expansion capital	169.4	169.7	40.8	—	145.4

Total	$175.7	$182.6	$46.9	$8.1	$149.0

Balance Sheet Data (at period end):
Properties, plants and equipment, net	$783.8	$626.2	$460.7	$768.0	$762.7				$768.0
Total assets	$928.7	$728.4	$567.2	$922.1	$891.9				$974.2
Total liabilities	$305.5	$63.2	$29.2	$280.0	$282.2				$205.0
Total parent net equity/ partners’ capital attributable to SunCoke Energy Partners, L.P.	$623.2	$665.2	$538.0	$642.1	$609.7				$573.4

Coke Operating Data:
Capacity utilization (%)(1)	102	100	84	107	101
Coke production volume (thousands of tons)(2)	1,192	1,103	928	1,323	834
Coke sales volumes (thousands of tons)(3)	1,203	1,130	894	1,318	843		1,203		1,318

Other Financial Data:
Adjusted EBITDA(4)	$61.9	$44.8	$(10.1)	$93.8	$46.1		$40.2		$61.0
Adjusted EBITDA/ton(5)	$51.45	$39.65	$(11.30)	$71.17	$54.69		$51.41		$71.20

(1)	Periods prior to 2012 exclude capacity utilization for Middletown, which commenced operations in October 2011.
(2)	Includes Middletown production volumes of approximately 449,000 and approximately 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.
(3)	Includes Middletown sales volumes of approximately 446,000 and approximately 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.
(4)

EBITDA represents earnings before interest, taxes, depreciation and amortization. Our EBITDA for all periods presented reflects sales discounts included as a reduction in sales and other operating revenue in our Combined Statements of Operations. These sales discounts represent the sharing with our customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe that our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit which is not included in EBITDA. Accordingly, in computing our Adjusted EBITDA, we have added back these sales discounts because the eligibility to generate these tax credits has expired. Therefore, our future results of operations will not reflect any of these sales discounts. Our Adjusted EBITDA also reflects the deduction of Adjusted EBITDA attributable to noncontrolling interests. As a result of these adjustments, our Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures of other entities as other entities may not calculate EBITDA in the same manner as we do. Adjusted EBITDA does not represent and should not be considered an alternative to net income under GAAP. The following table (unaudited) reconciles net income to EBITDA and Adjusted EBITDA:

	Historical					Pro Forma
	Years Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2011	Nine Months Ended September 30, 2012
	2011	2010	2009	2012	2011
	(Dollars in millions)
Net income (loss)	$30.8	$24.0	$(6.5)	$41.5	$23.5	$25.3	$57.0
Add: Depreciation	18.6	17.2	13.7	24.4	12.7	18.6	24.4
Add: Interest expense	4.7	—	—	7.8	2.1	13.0	9.7
Add: Income tax expense (benefit)	2.8	(1.1)	(24.4)	17.4	4.1	—	—

EBITDA	56.9	40.1	(17.2)	91.1	42.4	56.9	91.1
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	5.0	4.7	7.1	2.7	3.7	5.0	2.7

Adjusted EBITDA attributable to controlling and noncontrolling interests	$61.9	$44.8	$(10.1)	$93.8	$46.1	$61.9	$93.8
Subtract: Adjusted EBITDA attributable to noncontrolling interests						21.7	32.8

Adjusted EBITDA	$61.9	$44.8	$(10.1)	$93.8	$46.1	$40.2	$61.0

(5)	Adjusted EBITDA per ton is calculated as Adjusted EBITDA divided by total coke sales volumes for historical periods and 65% of coke sales volumes for pro forma periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of the historical financial condition and results of operations in conjunction with our historical Combined Financial Statements and accompanying notes and the other financial information included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information. The financial statements have been prepared in accordance with GAAP.

Some of the information contained in this discussion includes forward-looking statements based on assumptions about our future business that are subject to risks and uncertainties that may result in actual results differing from statements we make. Our future results and financial condition may differ materially from those contained in the forward-looking statements. Please read “Cautionary Statement Concerning Forward-Looking Statements” for more information. You should also review the “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements.

The following discussion assumes that our business was operated as a separate entity prior to its inception. The entities that own our cokemaking facilities have been or will have been acquired as a reorganization under common control and have therefore been recorded at historical cost. The historical Combined Financial Statements, whose results are discussed below, have been carved out of the consolidated financial statements of our sponsor, which operated the Haverhill and Middletown cokemaking facilities during the periods presented. Our sponsor’s cokemaking facilities and other assets, liabilities, revenues and expenses that do not relate to the cokemaking facilities acquired or to be acquired by us are not included in our financial statements. Our financial position, results of operations and cash flows reflected in our combined consolidated carve-out financial statements include all expenses allocable to our business, but may not be indicative of those that would have been achieved had we operated as a separate public entity for all periods presented or of future results. The following financial information has been derived from the historical Combined Financial Statements and accounting records of SunCoke Energy Partners Predecessor and reflects significant assumptions and allocations.

Overview

We have been recently formed as a Delaware limited partnership to acquire, at the closing of this offering, an interest in each of two entities that own our sponsor’s Haverhill and Middletown cokemaking facilities and related assets, which will result in us owning a 65% interest in each of these entities. The Haverhill and Middletown facilities have a combined 300 cokemaking ovens with an aggregate capacity of approximately 1.7 million tons per year and an average age of four years. We currently operate at full capacity and expect to sell an aggregate of approximately 1.7 million tons of coke per year to two primary customers: AK Steel and ArcelorMittal. These coke sales agreements have an average remaining term of approximately 13 years and contain pass-through provisions for costs we incur in the cokemaking process, including coal procurement costs, subject to meeting contractual coal-to-coke yields, operating and maintenance expenses, costs related to the transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation.

Coke is a principal raw material in the blast furnace steelmaking process. Coke is generally produced by heating metallurgical coals in a refractory oven to approximately 2,000 degrees Fahrenheit, which releases certain volatile components from the coal, thus transforming the coal into coke. Our cokemaking ovens utilize efficient, modern heat recovery technology designed to combust the coal’s volatile components liberated during the cokemaking process and to use the resulting heat to create steam or electricity for sale. This differs from by-product cokemaking which seeks to repurpose the coal’s liberated volatile components for other uses.

Our core business model is predicated on providing steelmakers an alternative to investing capital in their own captive coke production facilities. We direct our marketing efforts toward steelmaking customers who require coke for their blast furnaces.

The following table sets forth information about our cokemaking facilities and our coke and energy sales agreements:

Facility	Location	Coke Customer	Year of Start Up	Contract Expiration	Number of Coke Ovens	Cokemaking Capacity (thousands of tons)	Use of Waste Heat
Haverhill 1	Franklin Furnace, Ohio	ArcelorMittal	2005	2020	100	550	Process steam
Haverhill 2	Franklin Furnace, Ohio	AK Steel	2008	2022	100	550	Power generation
Middletown(1)	Middletown, Ohio	AK Steel	2011	2032	100	550	Power generation

Total					300	1,650

(1)	Cokemaking capacity represents stated capacity for the production of blast furnace coke. The Middletown coke sales agreement provides for coke sales on a “run of oven” basis, which includes both blast furnace coke and small coke. Middletown capacity on a “run of oven” basis is approximately 578,000 tons per year.

Our coke sales are made pursuant to long-term contracts with an average remaining term of approximately 13 years and contain highly similar contract provisions. Specifically, each agreement includes:

•

Take-or-Pay Provisions. Substantially all of our current coke sales are under take-or-pay contracts that require us to produce the contracted volumes of coke and require the customer to purchase all of our coke production, in certain cases subject to a tonnage maximum in excess of our stated capacity. As a result, our ability to produce the contracted coke volume and performance by our customers are key determinants of our profitability. We do not have any significant spot coke sales; accordingly spot prices for coke do not generally affect our revenues.

•

Coal Cost Component with Pass-Through Provisions. The largest cost component of our coke is the cost of purchased coal, including any transportation or handling costs. Under our contracts, coal costs are a pass-through component of the coke price, provided that we realize certain targeted coal-to-coke yields. When targeted coal-to-coke yields are achieved, the price of coal is not a significant determining factor in profitability, although it does affect our revenue and cost of sales for these facilities in approximately equal amounts. However, to the extent that the actual coal-to-coke yields are less than the contractual standard, we are responsible for the cost of the additional coal used in the cokemaking process. Conversely, to the extent our actual coal-to-coke yields are higher than the contractual standard, we realize higher margins.

At Haverhill, we have achieved our coal-to-coke yields for all periods presented. At Middletown, our actual coal-to-coke yields were lower than the contractual standard in 2012 and 2011 due to the start-up of operations, which lowered operating income by $1.4 million and $1.0 million, respectively.

•

Operating Cost Component with Pass-Through or Inflation Adjustment Provisions. Our coke prices include an operating cost component. At Haverhill 1, under our coke sales agreement with ArcelorMittal, the operating cost component for our coke sales are fixed subject to an annual adjustment based on an inflation index. At Haverhill 2, operating costs under our coke sales agreement with AK Steel are passed through to the customer subject to an annually negotiated budget. We share any difference in costs from the budgeted amounts with our customer. Middletown has a contractually-based fixed operating cost fee, which does not reflect a full recovery of costs, for 2012. The recovery rate in 2013 will be adjusted and based on budgeted costs, which we believe will be more reflective of a full cost recovery. Accordingly, actual operating costs can have a significant impact on the profitability of our cokemaking facilities.

•

Fixed Fee Component. Our coke prices also include a per ton fixed fee component for each ton of coke sold to the customer in order to provide a return on capital, which was determined at the inception of the coke sales agreement and is effective for the term of each sales agreement.

•

Tax Component. Our coke sales agreements also contain provisions that generally permit the pass-through of all applicable taxes (other than income taxes) related to the production of coke at our facilities.

•

Coke Transportation Cost Component. Where we deliver coke to our customers via rail, our coke sales agreements also contain provisions that permit the pass-through of all applicable transportation costs related to the transportation of coke to our customers.

•

Use of Waste Heat. Haverhill 1 includes a process steam plant that uses hot flue gas from the cokemaking process to produce low-pressure steam. The low-pressure steam is sold to a third party pursuant to a steam supply and purchase agreement. Our Middletown facility and Haverhill 2 facility include cogeneration plants that use the hot flue gas generated by the cokemaking process to generate electricity. The electricity is either sold into the regional power market or to AK Steel pursuant to energy sales agreements.

Items Impacting Comparability

•

Ownership of the Haverhill and Middletown Facilities. We do not own all of the interests in the entities that own the Haverhill and Middletown facilities. As a result, our cash flow will not include distributions on our sponsor’s interest in these entities. Upon completion of this offering, we will own a 65% interest in each of two entities that own the Haverhill and Middletown facilities, and our sponsor will own (i) a 35% interest in each of these two entities, (ii) a         % limited partner interest in us, and (iii) a 100% interest in our general partner which owns our incentive distribution rights. Through its ownership of our general partner, our sponsor will control the operations of the two entities that own the Haverhill and Middletown facilities. The cash distribution policies of each of these two entities are to distribute all of their cash available for distribution each quarter. In determining the amounts available for distribution to us by these two entities and by us to our unitholders, our board of directors must approve the amount of cash reserves to be set aside, including reserves for future ongoing and replacement capital expenditures, working capital and other matters. Distributions by the entities that own the Haverhill and Middletown facilities to our sponsor in respect of our sponsor’s 35% ownership interest in these two entities will not be included in our cash flow in the future.

•

Resolution of Contract Disputes with ArcelorMittal. In January 2011, our sponsor participated in court ordered mediation with ArcelorMittal related to a commercial agreement at one of our sponsor’s cokemaking facilities other than Haverhill or Middletown. As a result of that mediation, among other things, the parties agreed to amend the Haverhill coke sales agreement effective January 1, 2011 to increase the operating cost and fixed fee components of the coke price under the agreement. The parties also agreed that the take-or-pay provisions of the coke sales agreement would remain in effect through December 2020. Prior to the settlement, these take-or-pay provisions were scheduled to change in the second half of 2012 into annually adjusted provisions that would have only required ArcelorMittal to purchase coke from us for its projected requirements above certain fixed thresholds. If the amendments to the coke supply agreement had been in place during 2010 and 2009, the pretax earnings of Haverhill would have been increased by approximately $18 million and $13 million, respectively.

•

Middletown Project Execution. We commenced operations at our Middletown, Ohio cokemaking facility in October 2011. Total costs of the project were approximately $410 million. The Middletown facility reached full production during the first quarter of 2012.

•

Corporate Support Services. Historically, our operating expenses have included allocations of certain general and administrative costs from our sponsor for services provided to us by our sponsor. Upon completion of the offering, we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf in accordance with our partnership agreement. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed, and the amount of such charges could vary from historical amounts. Upon completion of this offering, we anticipate we will incur additional selling, general and administrative expenses of approximately $2.5 million per year as a result of being a publicly-traded partnership, such as expenses associated with annual and quarterly reporting, tax return preparation, Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses. Additionally, indirect corporate overhead attributable to our operations will be allocated pursuant to the omnibus agreement. We estimate that such allocation will result in a reduction of allocated corporate overhead costs. We estimate that if the omnibus agreement had been in effect during the year ended December 31, 2011 and the nine months ended September 30, 2012, then the corporate overhead allocated to us would have been lower by approximately $6.4 million and $5.1 million in such periods, respectively. This reduction in selling, general and administrative expenses is not reflected in our unaudited pro forma Combined Financial Statements.

•

Income Taxes. The historical Combined Financial Statements of our predecessor include U.S. federal income tax expenses calculated on a theoretical separate-return basis. Following our initial public offering we will not pay federal income taxes on the operating income generated by our cokemaking subsidiaries. Because the income earned by our process steam and power generation subsidiaries may not be qualifying income for U.S. federal income tax purposes, if the income generated by these subsidiaries increases as a percentage of our total gross income, such that we are at risk of exceeding the amount of nonqualifying income we can earn and still be classified as a partnership for federal tax purposes (the limitation is 10% of our gross income each year), we may file an election to have one or both of these subsidiaries treated as a corporation for U.S. federal income tax purposes. We currently estimate that approximately     % of our projected annual gross income is not qualifying income. For a discussion of qualifying income, please read “Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status.” Should we be required to pay federal income tax on our process steam and power generation subsidiaries, approximately 94% of our pro forma revenues for each of the year ended December 31, 2011 and the nine months ended September 30, 2012 is attributable to our cokemaking operations and approximately 6% of our pro forma revenues for each of the year ended December 31, 2011 and nine months ended September 30, 2012 is attributable to our process steam and power generation subsidiaries.

•

Financing Arrangements. Historically, our primary source of liquidity has been cash from operations and contributions from our sponsor. Effective July 26, 2011, our sponsor allocated $225.0 million of debt and related debt issuance costs to us. In connection with this allocation, interest expense has also been allocated to us. Prior to July 26, 2011, our sponsor did not have any external debt, and no debt or interest expense was allocated to us. For the nine months ended September 30, 2012, September 30, 2011 and year ended December 31, 2011, the Combined Statement of Operations includes an allocation of interest expense of $7.8 million, $2.1 million and $4.7 million, respectively. There was no interest expense allocated for the years ended December 31, 2010 and 2009. The amount of consolidated debt attributed to the Combined Financial Statements may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded partnership for the periods presented. In connection with the closing of this offering, we will assume and promptly repay, with the net proceeds of this offering and our concurrent senior notes offering, $225.0 million of our sponsor’s debt and we will enter into a $100.0 million revolving credit facility, which we anticipate will be undrawn at the closing of this offering, and will issue approximately $150.0 million aggregate principal amount of senior notes. Completion of this offering is contingent upon the issuance of the senior notes and the entry into the revolving credit facility.

Results of Operations

We operate in one industry, deriving revenues from cokemaking facilities located in Ohio. Our facilities have similar long-term economic characteristics, products, production processes, types and classes of customers and methods used to distribute their products. Accordingly, we have one reportable segment. The following table sets forth amounts from the Combined Statements of Operations and other operating data for the years ended December 31, 2011, 2010 and 2009, and the nine months ended September 30, 2012 and 2011.

	Years Ended December 31,			Nine Months Ended September 30,
	2011	2010	2009	2012	2011
	(Dollars in millions)
Revenues
Sales and other operating revenue	$449.8	$360.7	$308.7	$554.0	$309.7
Costs and operating expenses
Cost of products sold and operating expenses	367.2	308.9	317.5	446.4	249.7
Selling, general and administrative expenses	25.7	11.7	8.4	16.5	17.6
Depreciation expense	18.6	17.2	13.7	24.4	12.7

Total costs and operating expenses	$411.5	$337.8	$339.6	$487.3	$280.0
Operating income (loss)	$38.3	$22.9	$(30.9)	$66.7	$29.7
Interest expense	4.7	—	—	7.8	2.1

Income (loss) before income tax expense	$33.6	$22.9	$(30.9)	$58.9	$27.6
Income tax expense (benefit)	2.8	(1.1)	(24.4)	17.4	4.1

Net income (loss)	$30.8	$24.0	$(6.5)	$41.5	$23.5

Coke Operating Data:
Capacity utilization (%)(1)	102	100	84	107	101
Coke production volumes (thousands of tons)(2)	1,192	1,103	928	1,323	834
Coke sales volumes (thousands of tons)(3)	1,203	1,130	894	1,318	843

(1)	Periods prior to 2012 exclude capacity utilization for Middletown, which commenced operations in October 2011.
(2)	Includes Middletown production volumes of 449,000 and 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.
(3)	Includes Middletown sales volumes of 446,000 and 68,000 tons for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.

Nine Months Ended September 30, 2012 compared to Nine Months Ended September 30, 2011

Revenues. Our total revenues, net of sales discounts, increased $244.3 million, or 79%, to $554.0 million for the nine months ended September 30, 2012 compared to $309.7 million for the corresponding period of 2011. Total revenues include energy revenues of $31.4 million and $20.7 million for the nine months ended September 30, 2012 and 2011, respectively. The increase in total revenues was primarily due to the start-up of operations at our Middletown facility, which contributed $217.2 million to the increase. The Haverhill facility contributed the remaining $27.1 million of the increase. Increased volumes at Haverhill of 28,000 tons, or 3.3%, contributed $9.6 million to the increase in revenues while the pass-through of higher coal costs contributed an additional $11.1 million. Additionally, $10.4 million of the increase was primarily attributable to the pass-through of higher transportation costs offset by decreased energy revenues of $4.0 million primarily due to decreased pricing.

Costs and Operating Expenses. Total operating expenses increased $207.3 million, or 74%, to $487.3 million for the nine months ended September 30, 2012 compared to $280.0 million for the corresponding period of 2011. The increase was primarily attributable to the start-up of operations at our Middletown facility, which contributed $185.1 million to the increase. Higher coal and transportation costs at our Haverhill facility contributed an additional $24.0 million to the increase. Selling, general and administrative expenses at Haverhill increased $1.2 million while depreciation expense increased $1.3 million. The increase in depreciation expense is primarily due to accelerated depreciation on certain assets due to a change in their estimated useful lives. These increases were partially offset by cost decreases of $4.3 million, primarily related to a favorable comparison to the prior year period which included costs associated with the relocation of our sponsor’s corporate headquarters.

Interest Expense. Interest expense was $7.8 million for the nine months ended September 30, 2012 compared to $2.1 million for the corresponding period of 2011. Comparability between periods is impacted by the financing activities discussed above.

Income Taxes. Income tax expense increased $13.3 million to $17.4 million for the nine months ended September 30, 2012 compared to $4.1 million for the corresponding period of 2011. Our effective tax rate, excluding tax credits, was 35.2 percent for the nine months ended September 30, 2012 compared to 35.1 percent for the corresponding period of 2011. Nonconventional fuel tax credits decreased $2.3 million to $3.3 million for the nine months ended September 30, 2012 period from $5.6 million in the same period of 2011 due to the expiration of the nonconventional fuel tax credits at our Haverhill 2 facility.

Year Ended December 31, 2011 compared to Year Ended December 31, 2010

Revenues. Our total revenues, net of sales discounts, increased $89.1 million, or 25%, to $449.8 million for the year ended December 31, 2011 compared to $ 360.7 million for the corresponding period of 2010. Total revenues include energy revenues of $27.8 million and $27.3 million for 2011 and 2010, respectively. The start-up of Middletown operations in the fourth quarter of 2011 contributed $28.6 million to the increase in sales.

Excluding Middletown, the increase in total revenues was mainly attributable to higher pricing driven by the pass-through of higher coal costs, which contributed to $32.5 million of the increase. Higher fixed fee revenue and fees for the reimbursement of operating costs contributed $31.1 million to total revenue. This increase from 2011 is directly related to the amendment of the coke sales agreement with ArcelorMittal on January 1, 2011 to increase the operating cost and fixed fee components of the coke price. Coke sales volumes also increased approximately 5,000 tons, or 1%, in 2011 compared to 2010, which contributed $1.4 million to the increase. Haverhill capacity utilization in 2011 and 2010 was 102% and 100%, respectively. These increases were partially offset by reductions to total revenues of approximately $5.0 million primarily related to lower transportation costs.

Costs and Operating Expenses. Total costs and operating expenses increased $73.7 million, or 22%, to $411.5 million for the year ended December 31, 2011 compared to $337.8 million for the corresponding period of 2010. The start-up of Middletown operations in the fourth quarter of 2011 contributed $30.3 million to the increase. Operations at Haverhill contributed to the remainder of the increase which was driven primarily by higher purchased coal costs of $38.1 million. Coke sales volumes at Haverhill also increased approximately 5,000 tons, which contributed an additional $1.7 million to the increase. Other costs at Haverhill increased $3.6 million in 2011, primarily due to higher corporate expenses allocated from our sponsor, which increased due to higher headcount and costs associated with our sponsor becoming a public company.

Interest Expense. Interest expense was $4.7 million for the year ended December 31, 2011 compared to zero for the corresponding period of 2010. Comparability between periods is impacted by the financing activities discussed above.

Income Taxes. Income tax expense (benefit) increased $3.9 million to expense of $2.8 million for the year ended December 31, 2011 compared to a benefit of $1.1 million for the corresponding period of 2010. Our effective tax rate, excluding nonconventional fuel tax credits, was 35.5% for the year ended December 31, 2011 compared to 35.0% for the corresponding period of 2010. The increase in our effective tax rate was largely due to nondeductible items related to fines and penalties. Nonconventional fuel tax credits were $9.1 million for the year ended December 31, 2011 and remained unchanged from $9.1 million in the same period of 2010.

Year Ended December 31, 2010 compared to Year Ended December 31, 2009

Revenues. Our total revenues, net of sales discounts, increased $52.0 million, or 17%, to $360.7 million for the year ended December 31, 2010 compared to $308.7 million for the corresponding period of 2009. Operational improvements at Haverhill increased capacity utilization from 84% in 2009 to 100% in 2010, which favorably impacted volumes and sales. Coke sales volumes increased 236,000 tons, or 26%, in 2010 compared to 2009 primarily due to the resolution of operating difficulties experienced in 2009. Energy revenues increased $8.9 million from $18.4 million in 2009 to $27.3 million in 2010. In August 2009, we terminated our coke sales agreements with OAO Severstal and entered into a coke sales agreement with AK Steel. Under the agreement with AK Steel, certain coal costs related to the OAO Severstal purchase contracts could not be recovered, which adversely impacted revenues in 2009. These changes contributed $39.7 million to the increase in revenue in 2010. Sales discounts decreased $3.4 million from 2009 to 2010 due to the expiration of the nonconventional fuel tax credit at our Haverhill 1 facility and further contributed to the increase in revenue.

Costs and Operating Expenses. Total costs and operating expenses decreased $1.8 million to $337.8 million for the year ended December 31, 2010 compared to $339.6 million for the corresponding period of 2009. The decrease in cost of products sold and operating expenses was primarily attributable to reduced operating and transportation costs of $10.4 million driven by the resolution of operating difficulties at Haverhill experienced in 2009 related to the start-up of the Haverhill 2 facility. This decrease was partially offset by a $2.5 million increase in coal costs. Additionally, selling, general and administrative expenses increased $2.6 million and depreciation expense increased $3.5 million as a result of the Haverhill 2 facility being completely operational in 2010.

Income Taxes. Income tax benefit decreased $23.3 million to $1.1 million for the year ended December 31, 2010 compared to $24.4 million for the corresponding period of 2009. Our effective tax rate, excluding nonconventional fuel tax credits, was 35.0% for the year ended December 31, 2010, which remained unchanged from the corresponding period of 2009. Nonconventional fuel tax credits decreased $4.5 million to $9.1 million for the year ended December 31, 2010 from $13.6 million in the same period of 2009 due to the expiration of the nonconventional fuel tax credits at our Haverhill 1 facility.

Liquidity and Capital Resources

Our operations have historically been funded from our operations and funding from our sponsor. Our cash receipts were historically deposited in our sponsor’s bank accounts and cash disbursements were made from those accounts. Consequently, our historical financial statements have reflected no cash balances. Cash transactions processed on our behalf by our sponsor were reflected in parent net equity as intercompany advances between us and our sponsor. Following the offering, we will maintain our own bank accounts.

We expect our sources of liquidity to include the retention of a portion of the proceeds from this offering and our concurrent offering of senior notes, cash generated from operations, borrowings under our new revolving credit facility and, from time to time, debt and equity offerings. We operate in a capital-intensive industry, and our primary liquidity needs are to finance the replacement of partially or fully depreciated assets and other capital expenditures, service our debt, fund investments, fund working capital, maintain cash reserves and pay distributions. We believe our current resources, including the potential borrowings under our new revolving credit facility discussed below, are sufficient to meet our working capital requirements for our current business for at least the next twelve months. Because it is our intent to distribute at least the minimum quarterly distribution on all of our units on a quarterly basis, we expect that we will rely upon external financing sources, including bank borrowings and the issuance of debt and equity securities, to fund acquisitions and other expansion capital expenditures.

Concurrently with the closing of this offering, we expect to enter into a new $100.0 million revolving credit facility, which we anticipate will be undrawn at the closing of this offering. Please read “—New Revolving Credit Facility.” We also expect to issue approximately $150.0 million aggregate principal amount of senior notes. Please read “—Senior Notes.”

Because we intend to distribute substantially all of our cash available for distribution, our growth may not be as fast as the growth of businesses that reinvest their available cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will, in large part, rely upon external financing sources, including bank borrowings and issuances of debt and equity securities, to fund acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy could significantly impair our ability to grow. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. The incurrence of additional debt by us would result in increased interest expense, which in turn may also affect the amount of cash that we have available to distribute to our unitholders.

The following table sets forth a summary of the net cash provided by (used in) operating, investing and financing activities for the years ended December 31, 2011, 2010 and 2009 and nine months ended September 30, 2012 and 2011:

	Years Ended December 31,			Nine Months Ended September 30,
	2011	2010	2009	2012	2011
	(Dollars in millions)
Net cash provided by (used in) operating activities	$23.5	$77.7	$(34.9)	$30.7	$3.0
Net cash used in investing activities	(175.7)	(180.9)	(46.9)	(8.1)	(149.0)
Net cash provided by (used in) financing activities	152.2	103.2	81.8	(22.6)	146.0

Net change in cash and cash equivalents	$—	$—	$—	$—	$—

Cash Provided by (Used in) Operating Activities

Net cash provided by operating activities increased by $27.7 million for the nine months ended September 30, 2012 as compared to the corresponding period in 2011. The increase was primarily attributable to the contribution of the Middletown operations in the nine months ended September 30, 2012.

Net cash provided by operating activities decreased by $54.2 million for the year ended December 31, 2011 as compared to the corresponding period in 2010. The decrease was primarily attributable to increases in working capital in 2011 largely due to increased coal inventory levels related to the start-up of the Middletown facility in 2011.

Net cash provided by operating activities increased by $112.6 million for the year ended December 31, 2010 as compared to the corresponding period in 2009. The increase was primarily attributable to the results of operations and reductions in working capital in 2010 as compared to 2009. Working capital decreased due to the commencement of the Middletown construction in 2010 which increased payables by $21.4 million. Additionally, Haverhill purchased higher amounts of coal earlier in 2009 which resulted in lower payables at the end of 2009 as compared to 2010.

Cash Used in Investing Activities

Cash used in investing activities decreased by $140.9 million for the nine months ended September 30, 2012 as compared to the corresponding period in 2011. The decrease was primarily attributable to an absence of capital expenditures associated with the construction of the Middletown facility in 2011.

Cash used in investing activities decreased by $5.2 million for the year ended December 31, 2011 as compared to the corresponding period in 2010. The decrease was primarily attributable to lower ongoing capital expenditures at our Haverhill facility. Expansion capital expenditures at our Middletown facility were comparable in 2011 and 2010.

Cash used in investing activities increased by $134.0 million for the year ended December 31, 2010 as compared to the corresponding period in 2009. The increase was primarily attributable to capital expenditures associated with the construction of the Middletown facility.

Cash Provided by (Used in) Financing Activities

Our operations have historically been funded with cash from our operations and funding from our sponsor. As a result, none of our sponsor’s cash has been assigned to us in the Combined Financial Statements and the changes in cash flow from operating and investing activities are currently the only impacts on our cash flow from financing activities. Transfers of cash to and from SunCoke’s financing and cash management program are reflected as a component of parent net equity on the Combined Balance Sheets and directly impact our cash flow from financing activities. Following the offering, we will maintain our own bank accounts.

Net cash provided by (used in) financing activities changed by $168.6 million to $22.6 million used in financing activities for the nine months ended September 30, 2012 from $146.0 million provided by financing activities for the same prior year period. The change is due to a decreased contribution from our sponsor in 2012.

Net cash provided by financing activities increased by $49.0 million for the year ended December 31, 2011 as compared to the corresponding period in 2010 as a result of higher capital expenditures, partially offset by higher operating cash flow.

Net cash provided by financing activities increased by $21.4 million for the year ended December 31, 2010 as compared to the corresponding period in 2009 due to an increased contribution from our sponsor primarily to fund capital expenditures.

New Revolving Credit Facility

In connection with the closing of this offering, we will enter into a new revolving credit agreement having the principal terms described below.

The credit agreement will consist of a revolving loan facility of up to $100.0 million to be used for loans and letters of credit to fund capital expenditures, acquisitions, working capital needs, the making of distributions and for other general corporate purposes. Letters of credit outstanding under the revolving loan facility cannot exceed $50.0 million at any one time. Swing line loans outstanding under the revolving loan facility cannot exceed $15.0 million at any one time. Subject to certain conditions (including the consent of lenders providing such increased commitments), the revolving loan facility may be increased by up to $50.0 million.

We, along with all of our asset-holding subsidiaries, will be a borrower under our revolving credit agreement with joint and several liability for all outstanding borrowings under the revolving credit agreement. Each of our subsidiaries, if not a borrower, will be a guarantor of all obligations under our revolving credit agreement. All obligations under our revolving credit agreement also will be secured by substantially all of our assets and substantially all of the assets of our subsidiaries, subject to certain exceptions described in the loan documentation.

Indebtedness under our revolving credit agreement will bear interest, at our option, at a rate per annum equal to either the adjusted Eurodollar Rate (which means the LIBOR Rate as appearing on the Reuters Screen LIBOR01 Page, adjusted for eurocurrency reserve requirements) for interest periods of one, two, three or six months plus a specified margin or the Alternate Base Rate plus a specified margin. The Alternate Base Rate is the greatest of (a) the prime rate of interest announced from time to time by the agent bank as its “Base Rate,” (b) 0.50% per annum above the Federal Funds Effective Rate as in effect from time to time and (c) the adjusted Eurodollar Rate for an interest period of one month as in effect from time to time plus 1.00% per annum.

The specified margin for all loans and letters of credit under the revolving loan facility ranges from 1.00% to 1.50% for loans bearing interest at the Alternate Base Rate and ranges from 2.00% to 2.50% for loans bearing interest at the adjusted Eurodollar Rate. The specified margin is calculated based upon our consolidated total leverage ratio from time to time. In addition, we will incur a commitment fee based on the unused portion of the revolving loan facility at a rate of 0.40% per annum; provided, for purposes of calculating the commitment fee only, that swing line loans shall not be considered a utilization of the revolving loan facility.

Our revolving credit agreement will mature in 2017 on or about the fifth anniversary of the completion of this offering, at which point all amounts outstanding under the revolving loan facility will become due. Mandatory prepayments also will be required for certain sales of our assets or incurrence of additional indebtedness. The revolving commitment shall be reduced on a dollar-for-dollar basis in connection with mandatory prepayments from proceeds of the incurrence of additional indebtedness.

Our revolving credit agreement will prohibit us from making distributions to unitholders if an insolvency default or any event of default, as defined in our revolving credit agreement, exists or would result from the distribution. In addition, our revolving credit agreement will contain various covenants that may limit, among other things, our ability to:

•	Grant liens;

•	Make certain loans or investments;

•	Incur additional indebtedness or guarantee other indebtedness;

•	Sell our assets;

•	Make certain fundamental changes; or

•	Make payments, dividends or other distributions.

Our revolving credit agreement also will contain financial covenants requiring us to maintain:

•

A maximum consolidated total debt to EBITDA ratio for any four consecutive fiscal quarter period of (i) commencing with the fiscal quarter ending December 31, 2012 until December 31, 2014, 4.0 to 1.0 and (ii) commencing with the fiscal quarter ending March 31, 2015 until the maturity date of the revolving credit agreement, 3.75 to 1.0 with respect to the aggregate amount of borrowings outstanding under the acquisition facility plus bonds and debentures and other funded indebtedness; provided, however, that this ratio will be subject to an 0.5 increase during the remainder of any fiscal quarter and the two complete fiscal quarters following certain acquisitions with a fair market value greater than $50.0 million; and

•

A minimum EBITDA to interest expense ratio of 2.5 to 1.0 for any four consecutive fiscal quarter period with respect to the aggregate cash interest expense of the borrowers under the acquisition facility and other funded indebtedness.

If an event of default exists under our revolving credit agreement, the lenders will be able to accelerate the maturity of the credit agreement and exercise other rights and remedies. Each of the following would be an event of default:

•	Failure to pay, when due, any principal, interest, fees or other amounts after a specific cure period for interest, fees and other amounts;

•	Failure of any representation or warranty to be true and correct in any material respect;

•

Failure to perform or otherwise comply with the covenants in the credit agreement or in other loan documents to which we are a borrower without a waiver or amendment after a specific cure period applicable to certain affirmative covenants;

•	Any default in the performance of any obligation or condition beyond the applicable grace period relating to any other indebtedness of more than $20.0 million;

•	A judgment default for monetary judgments exceeding $20.0 million;

•	Occurrence of certain ERISA events that would reasonably be expected to result in liability of more than $50.0 million;

•	A change of control (as defined below);

•	A bankruptcy or insolvency event involving us or any of our material subsidiaries; and

•

Failure of the lenders for any reason to have a first perfected security interest in any material collateral pledged by any borrower or any lien on any material collateral becomes unenforceable or invalid.

A change of control is the occurrence of any of the following events: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our subsidiaries’ properties or assets taken as a whole to any person, (ii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person other than SunCoke Energy, Inc., becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interest of our general partner, measured by voting power rather than number of member interests, units or the like, (iii) our failure to own, free of all liens (other than liens created under the loan documents), directly or indirectly, 65% of the equity interests of Haverhill Coke Company LLC and Middletown Coke Company, LLC, (iv) the first day on which a majority of the members of the board of directors of our general partner are not the directors as of the closing date or directors supported by a majority of those directors, (v) the removal of our general partner by the limited partners in accordance with our partnership agreement or (vi) a “change of control” as defined in any documentation for any indebtedness great than $20.0 million.

Although we anticipate our revolving credit agreement will be effective upon the closing of this offering, its effectiveness is subject to a number of conditions, including our issuance of senior notes and the consummation of this offering.

Senior Notes

Concurrent with the closing of this offering, we expect to issue approximately $150.0 million aggregate principal amount of senior notes. The issuance of the senior notes is subject to and contingent upon consummation of this offering. The net proceeds from the senior notes offering, together with the net proceeds of this offering of our common units, will be used as described in “Use of Proceeds.” The indenture governing the notes will contain covenants, including, among other things, covenants that restrict our ability to make distributions, investments or other restricted payments if our fixed charge coverage ratio is less than 1.75 to 1.0, incur additional indebtedness if our fixed charge coverage ratio would be less than 2.0 to 1.0, create liens, sell assets, consolidate or merge with any other person or engage in transactions with affiliates. These covenants are subject to a number of important qualifications, limitations and exceptions. In addition, the indenture contains other customary terms, including certain events of default upon the occurrence of which, the notes may be declared immediately due and payable.

Starting on             , 2016, we will be able to redeem some or all of the notes at a premium that will decrease over time, plus accrued and unpaid interest to the date of redemption. Prior to             , 2016, we will be able, at our option, to redeem up to 35% of the aggregate principal amount of the notes at a price of     % of the principal thereof, plus accrued and unpaid interest to the date of redemption, in an amount not greater than the net proceeds of a public or private equity offering. In addition, at our option, prior to             , 2016, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes, plus a “make whole” premium, plus accrued and unpaid interest to the date of redemption. If a change of control occurs, each holder of the senior notes may require us to purchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to the date of purchase. Certain asset dispositions will be triggering events that may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. Interest on the notes is payable in cash semi-annually in arrears, commencing on             , 2013, through maturity.

Capital Requirements and Expenditures

Our cokemaking operations are capital intensive, requiring significant investment to upgrade or enhance existing operations and to meet environmental and operational regulations. Our capital requirements have consisted, and are expected to consist, primarily of:

•	ongoing capital expenditures required to maintain equipment reliability, ensure the integrity and safety of our coke ovens and steam generators and comply with environmental regulations;

•	environmental remediation capital expenditures required to implement design changes to ensure that our existing facilities operate in accordance with existing environmental permits; and

•	expansion capital expenditures to acquire and/or construct complementary assets to grow our business and to expand existing facilities in order to capture market share.

The following table summarizes ongoing and expansion capital expenditures for the years ended December 31, 2011, 2010 and 2009 and the nine months ended September 30, 2012 and 2011:

	Years Ended December 31,			Nine Months Ended September 30,
	2011	2010	2009	2012	2011
	(Dollars in millions)
Ongoing capital	$6.3	$12.9	$6.1	$8.1	$3.6
Expansion capital
Middletown	169.4	169.7	25.4	—	145.4
Haverhill	—	—	15.4	—	—

	169.4	169.7	40.8	—	145.4

Total	$175.7	$182.6	$46.9	$8.1	$149.0

Our capital expenditures for 2012 are expected to be approximately $17 million, of which ongoing capital expenditures are anticipated to be approximately $13 million. Ongoing capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures. We will retain approximately $67 million of proceeds from this offering to pre-fund certain identified environmental capital expenditures. In 2012, we anticipate spending approximately $4 million in environmental remediation capital to comply with the expected terms of a consent decree negotiated with the EPA to resolve past NOVs with respect to our air permits. Our sponsor will indemnify us for certain environmental remediation costs, as described in “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement.” Environmental remediation capital expenditures in 2011, 2010 and 2009 were immaterial.

Our business is capital intensive, requiring capital to fund the construction or acquisition of assets and to maintain such assets. The level of future capital expenditures will depend on various factors, including market conditions and customer requirements, and may differ from current or anticipated levels. Material changes in capital expenditures levels may impact financial results, including but not limited to the amount of depreciation, interest expense and repair and maintenance expense.

Contractual Obligations

The following table summarizes our significant contractual obligations as of December 31, 2011:

		Payment Due Dates
	Total	2012	2013-2014	2015-2016	Thereafter
	(Dollars in millions)
Operating leases(1)	$5.4	$1.3	$2.6	$1.5	$—
Purchase obligations:
Coal	473.9	473.9	—	—	—
Transportation and coal handling(2)	601.2	48.6	87.1	89.6	375.9
Other(3)	9.2	9.2	—	—	—
Total debt(4):
Principal	225.0	—	—	—	225.0
Interest	60.3	9.2	18.4	18.4	14.3

Total	$1,375.0	$542.2	$108.1	$109.5	$615.2

(1)	Our operating leases include leases for office space, land, locomotives, office equipment and other property and equipment. Operating leases include all operating leases that have initial noncancelable terms in excess of one year.
(2)	Transportation and coal handling services consist primarily of railroad and terminal services attributable to delivery and handling of coke sales. Long-term commitments generally relate to locations for which limited transportation options exist and match the length of the related coke sales agreement.
(3)	Primarily represents open purchase orders for materials and supplies.
(4)	Upon closing of the offering, we will assume and promptly repay, with the net proceeds of this offering and our concurrent senior notes offering, $225.0 million of debt under our sponsor’s term loan.

A purchase obligation is an enforceable and legally binding agreement to purchase goods or services that specifies significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our principal purchase obligations in the ordinary course of business consist of coal and transportation and coal handling services, including railroad services. Our coal purchase obligations are generally for terms of one or two years and are based on fixed prices. These purchase obligations generally include fixed or minimum volume requirements. Transportation and coal handling obligations also typically include required minimum volume commitments and are for long-term agreements. The purchase obligation amounts in the table above are based on the minimum quantities or services to be purchased at estimated prices to be paid based on current market conditions. Accordingly, the actual amounts may vary significantly from the estimates included in the table.

The table above excludes principal and interest payments attributable to advances from our sponsor. In connection with this offering, we expect to enter into debt financing transactions described under “—New Revolving Credit Facility” and “—Senior Notes” above. We also have excluded obligations with respect to our sponsor’s postretirement health care plans. For more details on these arrangements, see Note 8 to the Combined Financial Statements of SunCoke Energy Partners Predecessor located elsewhere in this prospectus.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Impact of Inflation

Although the impact of inflation has slowed in recent years, it is still a factor in the U.S. economy and may increase the cost to acquire or replace properties, plants, and equipment and may increase the costs of labor and supplies. To the extent permitted by competition, regulation and existing agreements, we have generally passed along increased costs to our customers in the form of higher fees and we expect to continue this practice.

New and Revised Financial Accounting Standards

We qualify as an emerging growth company under Section 109 of the JOBS Act. An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 108 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon the Combined Financial Statements of SunCoke Energy Partners Predecessor, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Estimates and assumptions are evaluated on a regular basis. We and our predecessor base our respective estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which are not readily apparent from other sources. Actual results may differ from estimates and assumptions used in preparation of the Combined Financial Statements.

Upon closing of this offering, the historical Combined Financial Statements of SunCoke Energy Partners Predecessor will become the Combined Financial Statements of SunCoke Energy Partners, L.P. Consequently, the critical accounting policies and estimates of our predecessor will become our critical accounting policies and estimates. We believe these accounting policies reflect the more significant estimates and assumptions used in preparation of financial statements. Please read Note 2 to the SunCoke Energy Partners Predecessor audited historical Combined Financial Statements included elsewhere in this prospectus for a discussion of additional accounting policies, estimates and judgments made by its management.

Properties, Plants and Equipment

The cost of plants and equipment is generally depreciated on a straight-line basis over the estimated useful lives of the assets. Useful lives of assets which are depreciated on a straight-line basis are based on historical experience and are adjusted when changes in the expected physical life of the asset, its planned use, technological advances, or other factors show that a different life would be more appropriate. Changes in useful lives that do not result in the impairment of an asset are recognized prospectively.

Normal repairs and maintenance costs are expensed as incurred. Amounts incurred that extend an asset’s useful life, increase its productivity or add production capacity are capitalized. Direct costs, such as outside labor, materials, internal payroll and benefit costs, incurred during the construction of a new facility are capitalized; indirect costs are not capitalized. Repairs and maintenance costs were $23.6 million, $17.4 million and $13.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Long-lived assets, other than those held for sale, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Such events and circumstances include, among other factors: operating losses; unused capacity; market value declines; changes in the expected physical life of an asset; technological developments resulting in obsolescence; changes in demand for our products or in end-use goods manufactured by others utilizing our products as raw materials; changes in our business plans or those of our major customers, suppliers or other business partners; changes in competition and competitive practices; uncertainties associated with the United States and world economies; changes in the expected level of capital, operating or environmental remediation expenditures; and changes in governmental regulations or actions. Additional factors impacting the economic viability of long-lived assets are described under “Cautionary Statement Concerning Forward-Looking Statements.”

A long-lived asset that is not held for sale is considered to be impaired when the undiscounted net cash flows expected to be generated by the asset are less than its carrying amount. Such estimated future cash flows are highly subjective and are based on numerous assumptions about future operations and market conditions. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the impaired asset. It is also difficult to precisely estimate fair market value because quoted market prices for our long-lived assets may not be readily available. Therefore, fair market value is generally based on the present values of estimated future cash flows using discount rates commensurate with the risks associated with the assets being reviewed for impairment. We have had no significant asset impairments during the years ended December 31, 2011, 2010 and 2009 or in the nine months ended September 30, 2012.

Deferred Income Taxes

We and our sponsor were included in the consolidated federal and certain consolidated, combined and unitary state income tax returns filed by Sunoco and our sponsor for years prior to 2012. However, the provision for income taxes and deferred income tax amounts in the SunCoke Energy Partners Predecessor Combined Financial Statements have been determined on a theoretical separate-return basis. Accordingly, we recognize benefits in income and related deferred tax assets for tax credits and net operating loss carryforwards even when such benefits may have already been realized by Sunoco and our sponsor on their consolidated income tax returns. If necessary, we record a charge to income and a related valuation allowance to reduce our deferred tax assets to an amount that is more likely than not to be realized by us if we were a standalone company. Our Combined Balance Sheet as of December 31, 2011 and 2010 include deferred income tax assets attributable to tax credit and net operating loss carryforwards totaling $187.6 million and $124.9 million, respectively. We will not retain any of the federal income tax credits or net operating loss carryforwards that we have recorded as deferred income tax assets in connection with the offering as these deferred tax assets were used to reduce Sunoco’s tax liability in prior tax returns. Because we calculate the tax provision on a theoretical, separate-company stand alone basis, we regularly review the deferred tax asset accounts for a potential valuation allowance. We currently have determined that no valuation allowances are required because we believe that it is more likely than not that future taxable income on a theoretical separate-return basis would be sufficient to realize the benefits of the tax credit and net operating loss carryforwards.

Prior to June 2012, our sponsor received federal income tax credits for coke production from our Haverhill 1 and Haverhill 2 cokemaking facilities. These tax credits were earned for each ton of coke produced and sold during the four years after the initial coke production at each facility. The eligibility to generate tax credits for coke production expired in March 2009 and June 2012, respectively, for our Haverhill 1 and Haverhill 2 facilities. In 2011, 2010 and 2009, the value of these credits was approximately $14.83 per ton, $14.67 per ton and $14.55 per ton of coke produced, respectively. We shared with our customers a portion of the value of these credits, when utilized, through sales discounts to their respective coke prices. Sales discounts provided to our customers were $5.0 million, $4.7 million and $7.1 million in 2011, 2010 and 2009, respectively. Our sponsor has carried forward qualifying credits of approximately $58.5 million from the year ended December 31, 2011 and generated approximately $9.1 million in total qualifying credits for the year ended December 31, 2011. Our sponsor will not retain any of the federal income tax credits or carryforwards that it has recorded as deferred income tax assets in connection with the offering as these deferred tax assets were used to reduce Sunoco’s tax liability in prior tax returns.

Allocation of General Corporate Overhead Costs

The SunCoke Energy Partners Predecessor Combined Financial Statements include amounts allocated from our sponsor for general corporate overhead costs attributable to our operations. The general corporate overhead expenses incurred by our sponsor include costs from certain corporate and shared services functions provided by our sponsor. The amounts reflected include (i) charges that were incurred by our sponsor that were specifically identified as being attributable to us and (ii) an allocation of all of our sponsor’s remaining general corporate overhead costs based on the proportional level of effort attributable to the operation of our facilities. These costs include legal, accounting, tax, treasury, engineering, information technology, insurance, employee benefit costs, communications, human resources, and procurement. All corporate costs that were specifically identifiable to a particular operating facility of our sponsor have been allocated to that facility, including our operating facilities. Where specific identification of charges to a particular operating facility was not practicable, a reasonable method of allocation was applied to all remaining corporate overhead costs. The allocation method for all remaining general corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of our sponsor’s operating facilities, including our operating facilities.

Recent Accounting Standards

There are no recently issued accounting standards which are not yet effective that we believe would materially impact our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Our primary area of market risk relates to changes in the price of coal, which is the key raw material for our cokemaking business.

The largest component of the price of our coke is coal cost. However, under the coke sales agreements at all of our cokemaking facilities, coal costs are a pass-through component of the coke price, provided that we are able to realize certain targeted coal-to-coke yields. As such, when targeted coal-to-coke yields are achieved, the price of coal is not a significant determining factor in the profitability of these facilities.

The provisions of our coke sales agreements require us to meet minimum production levels and generally require us to secure replacement coke supplies at the prevailing contract price if we do not meet contractual minimum volumes. Because market prices for coke are generally highly correlated to market prices for metallurgical coal, to the extent any of our facilities are unable to produce their contractual minimum volumes, we are subject to market risk related to the procurement of replacement supplies.

We do not use derivatives to hedge any of our coal purchases. In addition, although we have not previously done so, we may enter into derivative financial instruments from time to time in the future to economically manage our exposure related to these market risks.

INDUSTRY OVERVIEW

Introduction

Coke, which is made from metallurgical coal, is primarily consumed by the steel industry. In the United States and Canada, approximately 90% of all coke produced is used in blast furnace steelmaking and other steelmaking-related processes. Consequently, the United States and Canada cokemaking industry is largely dependent on the outlook for steelmaking and particularly blast furnace steelmaking.

Steel Industry

Steelmaking Processes

To produce steel, steelmakers generally use one of two processes: (1) the integrated process, or blast furnace steelmaking, which is also known as the basic oxygen furnace, or BOF, process, and (2) the mini-mill process, which is also known as the Electric Arc Furnace, or EAF process. Each process utilizes different raw materials and technologies.

Blast furnace steel mills produce steel from iron ore, coke and lime, and typically supply a full range of products, with an emphasis on flat-rolled carbon steel, strip and plate products. These facilities make steel by processing iron ore and other raw materials in blast furnaces to make liquid iron, also called “hot metal.” The hot metal is then charged into a BOF along with some proportion of steel scrap to make molten steel, which is continuously cast into the primary shapes. These shapes are typically stockpiled and then reheated for secondary finishing steps. Secondary finishing includes all of the steps required to convert the semi-finished shapes to the final products offered for sale. These steps include some or all of the following: reheating, surface conditioning, hot rolling, cold rolling, heat treating, surface coating, cooling, cutting, coiling and sizing. Certain higher quality steel products must be produced in blast furnace steel mills because such steel products require fewer impurities in the inputs to the production process.

The blast furnace process is the dominant steelmaking technology globally, accounting for approximately 70% of the world’s total output of crude steel and approximately 40% of the total output of crude steel in the United States.

The primary application of an EAF is the re-melting of steel scrap; however, EAFs can use limited amounts of iron scrap, pig iron and direct reduced iron. Most EAF facilities make commodity steel products such as carbon steel bars, wire rods and light to medium structural steel products that are primarily sold to the construction industry. Scrap availability and quality characteristics have forced some EAF facility operators to consider increasing their pig iron consumption, thereby potentially increasing coke demand, given the utilization of coke in a blast furnace to make pig iron. EAFs make up approximately 30% of steelmaking globally and approximately 60% of the U.S. steelmaking market.

Supply and Demand for Steel in the United States and Canada

According to the World Steel Association, crude steel production in the United States and Canada has increased from 74 million tons in 2009 to more than 109 million tons in 2011. This growth represents a significant recovery in industry operating rates from a severe downturn following the global economic crisis in 2009. CRU expects United States and Canada crude steel production to grow by more than 3% per year from 2011 to 126 million tons by 2016. CRU also expects blast furnace steelmaking to generally maintain its 40% share of this growing production base, which in turn will require additional coke supplies.

Coke Usage in Steelmaking

Coke is used in blast furnace steelmaking facilities as a reductant, fuel source and burden support in a blast furnace. Coke is charged into a blast furnace along with iron ore to reduce the iron ore to nearly pure molten iron that is then used for steelmaking. Generally, approximately 0.3 to 0.6 tons of coke are used in a blast furnace to produce one ton of hot metal. The specific quality and properties of coke can have significant impacts on blast furnace productivity. Consequently, cokemaking processes seek to maximize coke quality for specific properties while minimizing the input cost of metallurgical coal, which is the principal raw material for coke.

Cokemaking Process

Coke is generally produced by heating particular coals of specific properties in a refractory oven to about 2,000 degrees Fahrenheit. As temperature increases inside the coal mass, it melts and becomes like plastic, fusing together as devolatilization occurs, and ultimately resolidifies and condenses into particles large enough for blast furnace use. During this process, much of the hydrogen, oxygen, nitrogen and sulfur are released as volatile by-products, leaving behind a poorly crystalline and porous carbon product, coke. Generally, 1.4 tons of metallurgical coal is required to produce one ton of coke, representing a typical coal-to-coke yield of 70%.

Coke is produced through one of two processes: (1) by-product, also commonly known as recovery cokemaking or (2) heat recovery cokemaking. In by-product cokemaking, coal is heated in a positive pressure environment in the absence of oxygen and the resulting usable by-product coal chemicals are repurposed into fuel for blast furnaces and for other uses. In heat recovery cokemaking, coal is heated in a negative pressure environment in which the resulting volatile matter is combusted, utilizing the heat generated by such combustion to create steam or electricity.

Coke Quality

The quality and properties of coke are inherited from the selected coals, and also are affected by how the coals are handled and carbonized in cokemaking facility operations. Coke producers use widely differing coals and employ a variety of procedures to enhance the quality of the coke and the coke oven productivity and battery life. In terms of coal properties, coke quality is largely influenced by coal rank, composition (reactive and inert macerals and minerals), and its inherent ability, when heated, to soften, become like plastic, and resolidify into a coherent mass. Bituminous-class coals of high, medium and low volatile rank possess these properties, but not all produce a coke of desirable quality and some may even be detrimental to coke ovens. Additional coal quality factors include petrographic, chemical and rheologic characteristics of coal, particle size, moisture content and bulk density.

To compensate for the lack of individual coals with all the necessary properties, blends of up to eight or more different metallurgical coals are used in modern cokemaking operations. These coal blends must be managed to optimize coke quality and reduce the cost of raw materials. Individual coals and coal blends need to be sufficiently thermoplastic to bind all of the components together and have proper proportions of reactive and inert components, relatively low concentration of alkalis-containing minerals, and low ash and sulfur yields.

Coal blends for by-product coke ovens must also provide a level of contraction that will not exert pressure on the oven walls and will allow the coke mass to be easily removed from such ovens. Operating variables of the ovens also influence coke quality. Coke quality variability is low if the following operating factors are controlled: weathering of coal, coking temperature and coking rate, soaking time, quenching practice and coke handling.

Coke Properties

High quality coke is characterized by a definite set of physical and chemical properties that can vary within narrow limits. Coke properties can be categorized into the following two groups: physical properties and chemical properties.

Physical Properties. Measurement of physical properties aids in determining coke behavior both inside and outside the blast furnace. In terms of coke strength, the cold strength and coke strength after reaction with

CO/CO2, or CSR, are the two most important parameters. The cold strength measures the ability of coke to withstand breakage at room temperature and reflects coke behavior outside the blast furnace and in the upper part of the blast furnace. CSR measures the potential of the coke to break into smaller size under a high temperature CO/CO2 environment that exists throughout the lower two-thirds of the blast furnace. A large mean size with narrow size variations helps maintain a stable void fraction in the blast furnace, permitting the upward flow of gases and downward flow of molten iron and slag thus improving blast furnace productivity.

Chemical Properties. The most important chemical properties of coke are moisture, fixed carbon, ash, sulfur, phosphorus and alkalies. Fixed carbon is the fuel portion of the coke. The more fixed carbon there is in the coke, the higher the thermal value of coke. The other components such as moisture, ash, sulfur, phosphorus and alkalies are undesirable as they have adverse effects on energy requirements, blast furnace operation, hot metal quality and/or refractory lining.

Supply and Demand for Coke in the United States and Canada

According to CRU, coke demand for all uses in the United States and Canada has increased to an estimated 19.5 million tons in 2011 from 14.0 million tons in 2009. This growth represents a significant recovery in industry operating rates from a severe downturn following the global economic crisis in 2009. CRU expects coke demand in the United States and Canada to grow by 2.5% per year from 2011 to 22.1 million tons by 2016 as blast furnace steelmaking is expected to participate ratably in expected growth in steel demand. Approximately 90% of total coke demand is related to steelmaking uses, with 99% of the coke for steelmaking going to blast furnace operations. The balance of coke demand is for use in ferroalloy plants, foundries, cement and limestone plants and other industrial applications.

Total coke supply is comprised of coke production by steelmakers, also known as captive production, coke production by independent or merchant producers and coke imports. In 2011, according to CRU, merchant and independent producers in the United States and Canada represented 35% of overall coke production. United States and Canadian steelmakers have historically imported and continue to import coke to meet supply shortfalls in the domestic market. According to CRU, the supply shortfall in the United States and Canada met by coke imports in recent years has ranged from 5 million tons in 2006 to 1 million tons in 2009. These imported supplies have been sourced from the international market which is subject to significant price volatility. CRU expects coke imports into the United States and Canada to average approximately 2 million tons per year between 2012 and 2016.

Because of the predominance of captive coke production by steelmakers for local consumption, resulting from the cost of transferring and transporting coke, coke is traded in relatively small amounts in the international market. According to CRU, on a global basis, cross-border coke exports decreased from 35 million tons in 2008 to 20 million tons in 2009, representing only 3% of global coke production in 2009. Exports grew until 2008 and then suddenly dropped in 2009 driven by a significant decline in steel production and the overall decline in the global economy. Since 2009, exports have increased modestly to 23 million tons in 2011 but remain below pre-2009 levels.

The supply of coke is also affected by the age and condition of existing cokemaking facilities. The average age of capacity at cokemaking facilities in the United States and Canada, according to CRU, is 31 years including facilities owned and operated by our sponsor, or 37 years excluding these facilities. Moreover, there is nearly 10.4 million tons of capacity that is more than 30 years old, including nearly 4.9 million tons that is more than 40 years old. As these cokemaking facilities continue to age, coke batteries will require replacement, generating ongoing demand for new battery construction.

Pricing

Pricing of coke is primarily correlated to the production and pricing of both metallurgical coal and steel. As China emerged as the leading exporter of coke, the export price for Chinese coke became the global benchmark price for the industry. Despite being the industry benchmark, there are certain instances where the China export prices have differed from the international market. For instance, in 2009, steelmakers off-loaded surplus coke inventory onto the open market, lowering the international price. At the same time, the China export price remained at elevated levels due to a 40% Chinese export duty that the Chinese government has levied on coke exports. As a result, Chinese export volumes collapsed to only 0.5 million tons in 2009 and the pricing of volumes became disconnected from other markets. However, in January 2012, the WTO ruled that China’s coke export tariff violated free trade rules. Consequently, China may consider lowering or eliminating the tariff which would likely reduce prices for Chinese coke in the international market.

Over the next five years, CRU expects that supply and demand fundamentals in the cokemaking industry to tighten as demand grows, albeit at a slower pace than previously expected. It also expects future prices will continue to be heavily influenced by the China export price as it expects increasing purchases of Chinese coke in the marketplace to meet growing demand.

Metallurgical Coal

Coal is one of the most important energy sources globally. According to the United States Energy Information Administration, or EIA, coal is primarily used in the power, steel, cement and paper industries. Coal is generally classified as either thermal or metallurgical depending on its technical attributes, which include heat, ash and sulfur content, as well as coking characteristics. Thermal coal is primarily used in electricity generation whereas metallurgical coal is primarily used in steel production. According to the World Coal Association, metallurgical coal used in the steel industry accounted for approximately 12% of global hard coal production in 2010.

Metallurgical coal is the key raw material in the production of coke that is used in blast furnaces to convert iron ore into steel. Generally, 1.4 tons of metallurgical coal is required to make one ton of coke. Due to its special characteristics, metallurgical coal is sold at significantly higher prices than thermal coal.

Blast furnaces are designed to use specific grades of coke. Grades of coke in turn are predominantly determined by the grades and characteristics of metallurgical coal used in the cokemaking process. Consequently, the demand and pricing for metallurgical coals vary based on the specific characteristics of the coal, including strength, volatility, sulfur content and ash content:

Coke Strength. Measuring the expansion and contraction of coal when heated determines the strength of coke that could be produced from the coal. There are numerous measures that quantify these strength coking properties including swelling indices, fluidity measures and others. The precise categorization of coking coal based on these measures is complex, but can be split into three distinct grades: hard coking coal, semi-hard coking coal and semi-soft coking coal. Hard coking coal forms coke with strong physical properties. Semi-hard coking coal is a coal that is either a weaker coking coal than hard coking coal or has a particular quality that results in lower quality blast furnace coke. Semi-soft coking coal generally exhibits weak coking properties and is used in limited proportions in a coal blend to lower costs.

Volatility. When coal is heated in the absence of oxygen, the loss in mass less moisture is the measure of coal volatility. Volatility of metallurgical coal is used to determine the percentage of coal that becomes coke. This measure is known as coke yield. A low volatility results in a higher coke yield. There are three distinct volatility classifications of metallurgical coal: high volatile, mid volatile and low volatile. Within the high volatile classification there is a further distinction between high volatile A and high volatile B coals. High volatile A coals have a volatility content of less than 34% and high volatile B coals have a volatility content greater than 34%. Some high volatile B coals are used for cokemaking as well as for thermal purposes by utility or industrial users.

Sulfur content. When coal is burned, it produces sulfur dioxide, or SO2, the amount of which varies depending on the chemical composition of the coal, specifically the sulfur and Btu content of the coal.

Ash content. Ash residue is what remains after the combustion of coal. Coal with lower ash content is desirable since it produces less material for disposal.

Metallurgical Coal Supply in the United States. According to the EIA, metallurgical coal consumption at cokemaking facilities in the United States has ranged from 24 million tons in 2004 to approximately 15 million tons in 2009, with consumption rebounding to 21 million tons in 2011. Metallurgical coal produced in the United States is primarily consumed by steelmakers in cokemaking operations with smaller amounts being used for the production of coke for foundries. The United States is also a major exporter of coking coal with export volumes, according to the EIA, ranging from 27 million tons in 2004 to nearly 70 million tons in 2011. Metallurgical coal is mined primarily from coal fields located in Central Appalachia with additional production from mines in Alabama.

BUSINESS

Overview

We have been recently formed to acquire, at the closing of this offering, an interest in each of two entities that own our sponsor’s Haverhill and Middletown cokemaking facilities and related assets, which will result in us owning a 65% interest in each of these entities. The Haverhill and Middletown facilities have a combined 300 cokemaking ovens with an aggregate capacity of approximately 1.7 million tons per year and an average age of four years. We currently operate at full capacity and expect to sell an aggregate of approximately 1.7 million tons of coke per year to two primary customers: AK Steel and ArcelorMittal. All of our coke sales are made pursuant to long-term take-or-pay agreements. These coke sales agreements have an average remaining term of approximately 13 years and contain pass-through provisions for costs we incur in the cokemaking process, including coal procurement costs, subject to meeting contractual coal-to-coke yields, operating and maintenance expenses, costs related to the transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation.

Coke is a principal raw material in the blast furnace steelmaking process. Coke is generally produced by heating metallurgical coals in a refractory oven to approximately 2,000 degrees Fahrenheit, which releases certain volatile components from the coal, thus transforming the coal into coke. Our cokemaking ovens utilize efficient, modern heat recovery technology designed to combust the coal’s volatile components liberated during the cokemaking process and use the resulting heat to create steam or electricity for sale. This differs from by-product cokemaking which seeks to repurpose the coal’s liberated volatile components for other uses.

According to CRU, a leading publisher of industry market research, coke demand in the United States and Canada was an estimated 19.5 million tons in 2011. Approximately 90% of demand, or 17.5 million tons, was for blast furnace steelmaking operations and the remaining 10% was for foundry and other non-steelmaking operations. CRU expects blast furnace steelmaking coke demand in the United States and Canada to grow by 2 million tons, or 11% by 2016 driven by a recovery in steel demand over the same time period.

Our core business model is predicated on providing steelmakers an alternative to investing capital in their own captive coke production facilities. We direct our marketing efforts principally towards steelmaking customers that require coke for use in their blast furnaces. According to CRU, there is approximately 14.4 million tons of captive cokemaking capacity in the United States and Canada. The average age of capacity at these captive facilities is 36 years, with 24% of capacity coming from facilities over 40 years old. As these cokemaking facilities continue to age, they will require replacement, providing us with investment opportunities. In addition, we believe that we may have opportunities to acquire steelmakers’ captive facilities as well as merchant coke producers’ facilities.

Our sponsor has agreed to provide us preferential rights with respect to growth opportunities in the United States and Canada. Specifically, our sponsor is currently discussing with steelmakers opportunities for developing a new heat recovery cokemaking facility in Kentucky, which we refer to as the Kentucky Facility. If our sponsor proceeds with development of the Kentucky Facility, we will have the option to purchase our sponsor’s interest in this facility from our sponsor upon completion of construction, as described in “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement.” If constructed, the steelmakers would be expected to purchase coke production under long-term contracts. The Kentucky Facility would also generate steam or electricity for sale. Our sponsor estimates that the Kentucky Facility could have up to 120 ovens and 660,000 tons of cokemaking capacity. The Kentucky Facility could serve multiple customers and may have a portion of its capacity reserved for coke sales in the spot market. Our sponsor is in the early stages of permitting for the Kentucky Facility. In light of the current economic and business outlook, our sponsor expects to defer seeking customer commitments for this potential facility until making further progress on obtaining permits, which are estimated to be received in 2013. Our sponsor’s ability to construct the Kentucky Facility and to enter into new commercial arrangements is dependent upon market conditions in the steel industry.

Our sponsor is the largest independent producer of coke in the Americas, as measured by tons of coke produced each year, and, in our opinion, is the technological leader in the cokemaking process with 50 years of coke production experience. Our sponsor designed, developed and built, and currently owns and operates five cokemaking facilities in the United States (including Haverhill and Middletown) and designed and operates one cokemaking facility in Brazil. Our sponsor has constructed the only greenfield cokemaking facility in the United States in the last 25 years and is the only North American coke producer that utilizes heat recovery technology in the cokemaking process. We believe that heat recovery technology has several advantages over the alternative by-product cokemaking process, including producing higher quality coke, using waste heat to generate steam or electricity for sale and reducing environmental impact. We will license this advanced heat recovery cokemaking process from our sponsor.

Our Haverhill 1 facility includes a process steam plant which uses hot flue gas from the cokemaking process to produce low-pressure steam. The low-pressure steam is sold to a third-party pursuant to a steam supply and purchase agreement. Our Middletown facility and our Haverhill 2 facility include cogeneration plants that use the hot flue gas created by the cokemaking process to generate electricity. The electricity is either sold into the regional power market or to AK Steel pursuant to energy sales agreements.

For the year ended December 31, 2011, our total revenues, net income and Adjusted EBITDA were approximately $449.8 million, $30.8 million and $61.9 million, respectively. For the nine months ended September 30, 2012, our total revenues, net income and Adjusted EBITDA were approximately $554.0 million, $41.5 million and $93.8 million, respectively. For the definition of Adjusted EBITDA and a presentation of net income (loss) calculated in accordance with GAAP, and a reconciliation to our Adjusted EBITDA, see “Selected Historical and Pro Forma Financial and Operating Data.”

Competitive Strengths

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Long-term take-or-pay agreements with leading steelmakers containing cost pass-through features. We sell substantially all of our coke pursuant to long-term coke sales agreements with AK Steel and ArcelorMittal, which are two of the largest blast furnace steelmakers in North America. These coke sales agreements have an average remaining term of approximately 13 years and contain take-or-pay provisions. Our coke sales agreements effectively provide for the pass-through of coal procurement costs, subject to meeting contractual coal-to-coke yields, operating and maintenance costs, costs related to the transportation of coke to our customers, taxes (other than income taxes and, in limited circumstances, property taxes) and costs associated with changes in regulation. In addition, our sponsor has agreed, for a five year period following the closing of this offering, to purchase all of our coke production not taken by our customers in the event of a customer’s default or exercise of certain termination rights, under the same terms as those currently provided for in the coke sales agreements with our customers.

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Modern facilities with long remaining lives. Our cokemaking facilities commenced operations in 2005 (Haverhill 1), 2008 (Haverhill 2) and 2011 (Middletown). Our facilities were designed for a minimum 30-year life and, consequently, have an average expected remaining life of at least 26 years. In addition, we expect our facilities will require only nominal ongoing capital expenditures to maintain reliable operations over time. We believe our relatively new assets and anticipated limited need for ongoing capital expenditures will allow us to operate reliably on a long-term basis and preserve a significant proportion of the cash generated from our operations for distributions to our unitholders.

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Strong sponsor with proven technology and operational expertise. Our cokemaking technology has been developed for over 50 years through our sponsor’s operational experience and research and development efforts. Our sponsor currently operates over 1,000 cokemaking ovens (including the 300 at Haverhill and Middletown), some of which have been in service for more than 20 years, and has built a record of reliable operations with its customers. Our sponsor also has made significant advances in the design of its facilities, reflected in the construction of our facilities, and has been granted numerous patents for proprietary features. As a result of our sponsor’s improvements and extensive operational know-how, we believe that we possess the most advanced cokemaking technology in the industry.

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Preferential rights to growth opportunities. Our sponsor has agreed to grant us certain preferential rights to growth projects and acquisition opportunities in the United States and Canada for as long as our sponsor controls us. Due to favorable coke market fundamentals in the United States and Canada, we believe there is an opportunity to continue to develop new cokemaking capacity. Specifically, we believe the combination of aging existing cokemaking capacity, tightening environmental standards and the continued reliance on imported coke in the United States and Canada represents a significant potential market opportunity for us. In addition, if our sponsor chooses to divest any of its existing cokemaking facilities or to purchase other existing cokemaking facilities, we also have a right of first offer for those facilities. Our sponsor is currently seeking permits for the Kentucky Facility and we will have the option to acquire our sponsor’s interest in the Kentucky Facility if it is constructed.

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Highly experienced management team. Our senior management team averages 27 years of experience in global industrial manufacturing and infrastructure development, including in the coke, coal and steel-related industries. We believe that our management team’s combination of industry knowledge, experience in major manufacturing operations and experience in developing large fixed asset projects provides a strong leadership foundation for our future growth.

Business Strategies

Our primary business objective is to increase our cash distributions per unit over time. We intend to accomplish this objective by executing the following strategies:

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Maintain our focus on operational excellence. Operating our cokemaking facilities reliably and at low cost while consistently producing high quality coke is critical to maintaining the satisfaction of our existing customers and our ability to secure new customers and projects. We have instituted standardized processes, procedures and management systems to drive the reliable, cost-efficient, safe and environmentally-compliant operation of our facilities. We believe our management’s expertise at developing, permitting, constructing and operating our facilities will enable us to increase sales to our existing customers, and to provide services to new customers as they construct new blast furnaces and replace their existing cokemaking facilities.

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Focus on stable, long-term, take-or-pay contracts. A key component of our business model is our contracting strategy, which seeks to secure a high percentage of our cash flows under long-term, take-or-pay contracts, while also staggering the expiration of our contracts. Our contracts have pass-through provisions for certain costs we incur in the cokemaking process that are intended to provide us with a consistent margin on the tons of coke we deliver. These costs include costs incurred by us for coal procurement, operating and maintenance expenses, costs relating to the transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation. As current contracts expire, we intend to seek to renew these contracts or pursue similar long-term contracts with our current customers and other leading steelmakers. As we add new cokemaking capacity, we will pursue similar long-term contracts as well as merchant coke contracts.

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Leverage our relationship with our sponsor to grow our cokemaking business. We believe the combination of steel industry reliance on imported coke and aging cokemaking capacity presents an attractive opportunity for our growth in the United States and Canada. According to CRU, blast furnace steelmakers in the United States and Canada have imported between one and five million tons of coke per year from 2005 to 2011. These imported coke volumes are subject to significant price volatility. In addition, approximately 24% of the cokemaking capacity in the United States and Canada, representing 4.9 million tons per year of capacity, comes from facilities that are over 40 years old. We believe that a significant proportion of this capacity will require replacement in the coming decade to address aging facility conditions or meet more stringent environmental standards. In order to capitalize on these opportunities, we plan to leverage our sponsor’s advanced technology, knowledge of the market, relationships with the largest blast furnace steelmakers in North America and proven ability to develop, permit, construct, and reliably operate new facilities. Our sponsor has agreed to provide us with preferential rights with respect to growth opportunities in the United States and Canada, including preferential rights to purchase the Kentucky Facility if it is constructed.

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Pursue selective opportunities with respect to existing cokemaking facilities in the United States and Canada. We may acquire, make investments in or enter into commercial arrangements with respect to existing cokemaking facilities in order to opportunistically capture market share in the United States and Canada. According to CRU, in 2011, there was approximately 16 million tons of cokemaking capacity in the United States and Canada unaffiliated with our sponsor, of which 89% was owned by steel producers and 11% was owned by merchant providers. We believe that our operating efficiencies, our anticipated lower cost of capital as a result of our partnership structure and our proven ability to provide a reliable supply of coke make us well suited to pursue opportunities with respect to facilities currently operated by steelmakers that would prefer to utilize the capital committed to such facilities for other purposes. In addition, we believe that we will have opportunities with respect to cokemaking facilities owned by merchant producers and may have a cost of capital advantage relative to other industry participants in pursuing such opportunities.

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Maintain liquidity and financial flexibility to facilitate growth. Our growth strategies may require significant capital investment, which in turn would require a solid financial profile. We intend to maintain liquidity and capital resources at levels that will permit us to continue to finance additional growth projects and acquisitions that we deem attractive.

Our Cokemaking Business

Our sponsor designed, developed and built, and currently owns and operates, five cokemaking facilities in the United States (including Haverhill and Middletown) with an aggregate coke production capacity of approximately 4.2 million tons per year. In addition, our sponsor designed and operates one cokemaking facility in Vitória, Brazil with a coke production capacity of approximately 1.7 million tons per year.

We sell substantially all of our coke pursuant to long-term coke sales agreements with AK Steel and ArcelorMittal, which are two of the largest blast furnace steelmakers in North America. These coke sales agreements have an average remaining term of approximately 13 years and contain take-or-pay provisions. The take-or-pay provisions require our customers to purchase all of our coke production, in certain cases subject to a tonnage maximum in excess of our stated capacity. Our coke sales agreements also effectively provide for the pass-through of coal costs, subject to meeting contractual coal-to-coke yields, operating and maintenance costs, costs related to transportation of coke to our customers, taxes (other than income taxes) and costs associated with changes in regulation. These features of our coke sales agreements reduce our exposure to variability in coal price changes and inflammatory costs. In addition, our sponsor has agreed for a five year period following this offering to purchase all of our coke production not taken by our customers in the event of a customer’s default or exercise of certain termination rights, under the same terms as those provided for in the coke sales agreements with our customers.

Metallurgical coal is the principal raw material for our cokemaking operations. The metallurgical coal used to produce coke at our cokemaking facilities is generally purchased from third parties. We believe there is an ample supply of metallurgical coal available in the United States and worldwide, and we have been able to supply coal to our cokemaking facilities without any significant disruption in coke production. See “—Raw Materials” for a more detailed discussion of our coal purchasing requirements and practices.

Our Cokemaking Technology

We believe that our cokemaking facilities enable us to provide our steelmaking customers with high quality coke at an excellent value when compared to what is offered by by-product cokemaking facilities. Our oven design, commonly referred to as heat recovery technology, is fundamentally different than by-product coke ovens, the predominant cokemaking method in the United States and globally. Our ovens are designed to combust the coal’s volatile components that are liberated during the cokemaking process and to use the resulting heat to produce steam or electricity, while by-product ovens are designed to “recover” volatile components to make coal by-products such as coke oven gas, coal tar and light oil. Our ovens are relatively short and wide (approximately 8 feet tall, 15 feet wide and 40 feet long) with a horizontally-oriented coal charge, while by-product ovens, also called “slot” ovens, are relatively tall and narrow (from 13 to 23 feet tall, 18 to 24 inches wide and 40 to 60 feet long) with a vertically-oriented coal charge. The schematic below illustrates general design of our ovens and describes the basic cokemaking process.

The fundamental design features of our cokemaking ovens enable our technology to improve the economic, environmental and technical performance of cokemaking as compared to by-product coke ovens. As a result of 50 years of operational experience and research efforts, our sponsor has developed many design improvements to its cokemaking process. Our sponsor’s technological advances, which include numerous proprietary and patented features, have created advantages that improve iron and steelmaking economics and enhance environmental performance. Key competitive features of our Haverhill and Middletown cokemaking facilities include:

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Reduced environmental impact. The Clean Air Act Amendments of 1990 specifically directed the EPA to evaluate our sponsor’s heat recovery coke oven technology as a basis for establishing Maximum Achievable Control Technology, or MACT, standards for new cokemaking facilities. In addition, each of the four cokemaking facilities built by our sponsor since 1990 (including Haverhill and Middletown) has either met or exceeded Best Available Control Technology, or BACT, or Lowest Achievable Emission Rate, or LAER, standards, as applicable, as determined by the EPA for cokemaking facilities. Any greenfield cokemaking facility constructed in the United States is required to satisfy these environmental standards, as applicable. Our sponsor believes that it has built the only greenfield cokemaking facilities constructed in the United States since these standards were adopted. In addition, our Haverhill 1 facility includes a process steam plant which uses hot flue gas from the cokemaking process to produce low-pressure steam. The low-pressure steam is sold to a third-party pursuant to a steam supply and purchase agreement. Our Middletown facility and our Haverhill 2 facility include cogeneration plants which use the hot flue gas generated by the cokemaking process to generate electricity. The electricity is either sold into the regional power market or to AK Steel pursuant to energy sales agreements.

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Higher quality coke. Coke produced from our ovens exhibits a large average coke size, high coke cold strength and consistently high coke strength after reaction, or CSR, values. These measures are important means of evaluating the quality of coke. Use of coke with higher CSR values enhances iron and steel-making economics by improving blast furnace productivity.

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Simpler design and construction. Our advanced ovens offer a simpler design using 115 brick shapes in construction, compared with over 1,750 shapes for by-product ovens, thereby reducing construction time and costs.

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Operational flexibility. Our horizontal oven design allows our ovens to accept almost any type of metallurgical coal, including expanding coal. This coal blend flexibility yields higher quality coke at low cost. In contrast, by-product ovens must use only limited proportions of expanding coals to protect the structural integrity of their walls, thereby limiting the flexibility and increasing the potential cost of their coal blends.

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Lower operating costs. We believe operating costs at our cokemaking facilities are lower than those of other cokemaking facilities owing to the simplicity and reliability of our oven and machinery designs. Our cokemaking facilities also require substantially fewer staff than required by other cokemaking facilities.

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Efficient energy production. In our facilities, the cokemaking process waste heat is routed to heat recovery steam generators that cool the flue gas by extracting heat from the gas stream and generating steam. The steam from the heat recovery steam generators can be used to provide process steam for use at adjacent facilities or produce electricity when combined with a cogeneration facility. The steam and/or electricity production from our facilities creates almost no incremental environmental pollution. The schematic below illustrates the basic process flow for one of our modern heat recovery facilities.

Coke Customers

We currently operate at full capacity and expect to sell approximately 1.7 million tons of coke annually to two customers: AK Steel and ArcelorMittal. AK Steel is rated B2/ B by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, respectively, and ArcelorMittal is rated Ba1/BB+ by these agencies, respectively, and BBB- by Fitch Ratings. Our coke sales to AK Steel and ArcelorMittal are under long-term take-or-pay agreements that contain substantial default provisions in the event the customer fails to take the required contract volume. See “Commercial Agreements” below for a more detailed discussion of our coke sales agreements.

Facilities

At the closing of this offering we will own 65% interests in two entities that own and operate two cokemaking facilities and related assets located in Ohio. The following table sets forth information about our cokemaking facilities and our coke sales agreements:

Facility	Location	Coke Customer	Year of Start Up	Coke Sales Contract Expiration	Number of Coke Ovens	Cokemaking Capacity (thousands of tons)	Use of Waste Heat
Haverhill 1	Franklin Furnace, Ohio	ArcelorMittal	2005	2020	100	550	Process steam
Haverhill 2	Franklin Furnace, Ohio	AK Steel	2008	2022	100	550	Power generation
Middletown(1)	Middletown, Ohio	AK Steel	2011	2032	100	550	Power generation

Total					300	1,650

(1)	Cokemaking capacity represents stated capacity for the production of blast furnace coke. The Middletown coke sales agreement provides for coke sales on a “run of oven” basis, which includes both blast furnace coke and small coke. Middletown capacity on a “run of oven” basis is approximately 578,000 tons per year.

The following table sets forth historical coke production by facility:

	Year Ended December 31,				Nine Months Ended September 30,
Facility	Cokemaking Capacity	2011	2010	2009	2012	2011
	(thousands of tons)
Haverhill 1	550	552	545	454	431	407
Haverhill 2	550	572	558	474	443	427

Total Haverhill(1)	1,100	1,124	1,103	928	874	834

Middletown(2)	550	68	—	—	449	—

Total	1,650	1,192	1,103	928	1,323	834

(1)	For the year ended December 2011 and for the nine months ended September 30, 2012 our Haverhill 1 and Haverhill 2 facilities operated in excess of stated capacity. Haverhill 2 also operated in excess of its stated capacity for the year ended December 31, 2010 and the nine months ended September 30, 2011.
(2)	The Middletown cokemaking facility commenced operations in October 2011. For the nine months ended September 30, 2012, the Middletown facility operated in excess of its stated capacity.

Haverhill Operations

Our Haverhill cokemaking facility is located in Franklin Furnace, Ohio on land we purchased for the development of the project. We developed the facility in two phases. The Haverhill 1 facility began coke production in 2005 and consists of 100 ovens and a heat recovery system that produces process steam. The Haverhill 2 facility began coke production in July 2008 and consists of an additional 100 ovens and a cogeneration facility for the production of electricity. In total, the Haverhill cokemaking facility has a cokemaking capacity of 1.1 million tons per year.

Haverhill 1 includes a process steam plant that generates low-pressure steam from the flue gas produced during the cokemaking process which is sold to an affiliate of Goradia Capital LLC, or Goradia, that owns and operates a chemical manufacturing complex adjacent to the Haverhill facility. Haverhill 2 includes a cogeneration plant that uses the hot flue gas produced during the cokemaking process to generate electricity. The Haverhill 2 cogeneration plant generates approximately 45 megawatts of electricity per hour on average and is interconnected to the regional transmission system in the PJM LLC, or PJM, regional transmission operator area. PJM coordinates the movement of wholesale electricity in all or part of 13 states and the District of Columbia, representing over 163,000 megawatts of generating capacity, making it the largest centrally dispatched grid in North America.

We procure substantially all of the metallurgical coal requirements for the Haverhill cokemaking facility from third-party suppliers pursuant to one- to two-year agreements. We sell substantially all of the coke we produce at our Haverhill cokemaking facility under long-term coke sales agreements to two customers, which are two of the largest blast furnace steelmakers in North America. Approximately 550,000 tons of coke per year is sold to ArcelorMittal and approximately 550,000 tons of coke per year is sold to AK Steel. Under their respective coke sales agreements, both ArcelorMittal and AK Steel (through a representative on a coal committee) participate in the selection of the coal blends for our Haverhill coke operations. Coal is blended and delivered to the facilities under long-term agreements with a major railroad. These coal transportation and blending agreements are co-terminous with Haverhill’s coke sales agreements, and require us to meet certain minimum annual volume commitments set at levels slightly below the annual capacity of the facilities. To the extent these commitments are not achieved, the agreements impose deficit charges for the shortfall volume that are based on a percentage of the applicable transportation rate.

Middletown Operations

The Middletown cokemaking facility commenced operations in October 2011. The facility has cokemaking capacity of approximately 550,000 tons of coke per year and includes a cogeneration plant that uses the hot flue gas produced during the cokemaking process to generate electricity. The cogeneration plant generates approximately 45 megawatts of electricity per hour on average. The Middletown cogeneration facility is interconnected to the regional transmission system in the PJM regional transmission operator area.

We sell all of the production from our Middletown cokemaking facility to AK Steel pursuant to a long-term coke sales agreement with AK Steel. Under the coke sales agreement, AK Steel (through a representative on a coal committee) participates in the selection of the coal blends for the coke operations. Purchased coal is delivered by multiple rail or barge operators under short-term agreements to a coal terminal and blending facility owned by a major terminal operator. The individual coals are then blended by the terminal owner and delivered to the Middletown cokemaking facility by a major rail carrier using dedicated rail cars. Both the coal handling and blending services and coal blend transportation services are provided pursuant to long-term agreements that are co-terminous with the coke sales agreement. In addition, the coal handling and blending agreement and the coal blend transportation agreement contain minimum volume commitments that are set at levels slightly below the annual capacity of the Middletown cokemaking facility and, if not met, require us to pay deficit charges.

Commercial Agreements

The following table sets forth information about our coke sales agreements:

					Pass-Through Provisions
Facility	Customer	Contract Expiration	Contract Structure	Annual Volume (thousands of tons)	Coal Procurement Costs(1)	Operating Costs	Coke Transportation Costs	Taxes other than Income	Changes in Law/ Regulation
Haverhill 1	ArcelorMittal	2020	Take or Pay	550	Pass- Through	Annual Adjustment	Pass- Through	Partial Pass- Through	Shared Pass- Through
Haverhill 2	AK Steel	2022	Take or Pay	550	Pass- Through	Pass- Through	Customer Provides	Pass- Through	Pass- Through
Middletown(2)	AK Steel	2032	Take or Pay	550	Pass- Through	Pass- Through	Customer Provides	Pass- Through	Pass- Through

Total				1,650

(1)	Subject to meeting contractual coal-to-coke yields.
(2)	Cokemaking capacity represents stated capacity for the production of blast furnace coke. The Middletown coke sales agreement provides for coke sales on a “run of oven” basis, which includes both blast furnace coke and small coke. Middletown capacity on a “run of oven” basis is approximately 578,000 tons per year.

Haverhill 1

Coke Sales Agreement

We sell all of the coke produced at Haverhill 1 to ArcelorMittal pursuant to a long-term take-or-pay coke sales agreement that expires in December 2020 (with no renewal rights or obligations). This agreement is guaranteed by ArcelorMittal USA, Inc. If we are unable to meet our supply obligations under the coke sales agreement with ArcelorMittal at Haverhill 1, we are obligated to use commercially reasonable efforts to procure coke which meets the coke quality standards or pay ArcelorMittal for damages related to their procurement of replacement supplies of coke. Under the coke sales agreement with ArcelorMittal at the Haverhill cokemaking facility, the price per ton of coke includes the following components:

•	a coal cost component representing a pass through of coal costs (including transportation and blending services), as adjusted by a coal-to-coke yield standard;

•	an operating cost component which is adjusted annually based upon an index;

•	a fixed fee component;

•	a coke transportation component representing the pass-through of coke transportation costs; and

•	a tax component representing the pass-through of all applicable taxes (excluding property and income taxes).

We make coke sales to ArcelorMittal from Haverhill on an as delivered basis. As a result, we have entered into a long-term coke transportation contract with a major rail carrier that runs concurrently with this coke sales agreement. The coke transportation contract contains a minimum volume commitment that is set at a level slightly below the supply obligation under this coke sales agreement. To the extent this commitment is not achieved, the agreement imposes deficit charges for the shortfall volume, based on a percentage of the applicable transportation rate.

In addition, under the terms of the coke sales agreement, ArcelorMittal was entitled to receive, as a credit to the price of coke, an amount representing a percentage of the realized value of certain Section 45 tax credits, including nonconventional fuel tax credits, to the extent such credits were available prior to their expiration in 2009. In addition, ArcelorMittal is obligated to reimburse us for a portion of government mandated additional expenditures under certain circumstances.

Steam Supply and Purchase Agreement

The low-pressure steam that is generated by the flue gas produced from Haverhill 1 is sold to Goradia, a third-party that owns and operates a chemical manufacturing complex adjacent to the Haverhill facility.

Our current steam supply and purchase agreement commenced on January 1, 2011. The current agreement has an initial term of three years with automatic year to year renewals thereafter. Under the current agreement, either party may terminate the agreement at the end of the initial term or any renewal term without cause by providing two years written notice. In addition, either party may terminate the agreement upon ninety days’ notice by paying a termination fee of $10 million. In the event of a Goradia default under the steam agreement, resulting in an early termination or if there is an early termination resulting from Goradia ceasing operations at the chemical plant, we have limited step-in rights to operate the equipment necessary for us to continue operating Haverhill 1 while we implement contingency arrangements for the use or disposal of steam.

Under the current steam supply and purchase agreement, Goradia purchases the steam it consumes in its production process while condensing steam in excess of its production needs. Goradia pays an annual capacity reservation fee that is reduced throughout any given contract year if we are unable to meet Goradia’s nominated volume of steam production.

As part of the current agreement, Goradia provides us with feed water for use in the heat recovery steam generators at Haverhill 1 as well as river water and natural gas for limited use at the Haverhill cokemaking facility. The feed water and river water are provided at no charge to us and the natural gas is provided on a pass-through basis.

On October 30, 2012, we entered into a new steam supply and purchase agreement which will supersede the current agreement discussed above beginning on January 1, 2013.

The new agreement has an initial term of ten years with automatic year-to-year renewals thereafter. Under the new agreement, either party may terminate the agreement at the end of the initial term or any renewal term without cause by providing three years written notice. Unlike the current agreement, the parties do not have the option to terminate the agreement upon ninety days’ notice by paying a termination fee. Goradia is not required to pay an annual capacity reservation fee. Pursuant to the new agreement, if we are unable to meet Goradia’s nominated volume of steam production or if Goradia fails to consume the nominated volume of steam production (each, a “Steam Shortfall”), the party responsible for the Steam Shortfall shall be liable for the costs. Other than as noted in this paragraph, the terms and services provided by each of the parties in the new agreement are similar to the terms and services provided under the current agreement.

Haverhill 2

Coke Sales Agreement

We sell all of the coke produced at Haverhill 2 to AK Steel. Subject to certain limited termination rights further described below, our coke sales agreement with AK Steel expires on January 1, 2022, and automatically renews for two successive five-year renewal periods unless either party provides at least one year prior notice to terminate the agreement at the end of the respective term or renewal term. We are required to produce and deliver, and AK Steel is required to purchase, on a take-or-pay basis, approximately 550,000 tons of coke per year. The coke sales agreement may be terminated by AK Steel at any time on or after January 1, 2014 upon two years prior written notice if AK Steel (i) permanently shuts down iron production operations at its steel plant works in Ashland, Kentucky, or the Ashland Plant; and (ii) has not acquired or begun construction of a new blast furnace in the United States to replace, in whole or in part, the Ashland Plant’s iron production capacity. If such termination occurs at any time prior to January 1, 2018, AK Steel will be required to pay a significant termination fee.

If we are unable to meet our supply obligations under the coke sales agreement with AK Steel at the Haverhill coke making facility, we are obligated to use commercially reasonable efforts to procure coke that meets the coke quality standards set forth in the coke sales agreement or pay AK Steel for damages related to their procurement of replacement coke supplies.

Under the coke sales agreement with AK Steel at the Haverhill coke making facility, we sold coke at a fixed price during the fourth quarter of 2009 and all of 2010. Beginning January 1, 2011, the price per ton of coke includes the following components:

•	a coal cost component representing a pass-through of coal costs (including transportation and blending services), as adjusted by a coal-to-coke yield standard;

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an operating cost component representing the pass-through of the annually budgeted costs of operating the facility, including under certain circumstances the sharing of operating cost overages and savings; and

•	a fixed fee component.

Coke sales to AK Steel under the Haverhill coke sales agreement are delivered to AK Steel in railcars or trucks at the Haverhill cokemaking facility. AK Steel makes its own arrangements for the transportation of the purchased coke to its blast furnaces.

In addition, under the terms of the coke sales agreement, AK Steel is entitled to receive, as a credit to the price of coke, an amount representing a percentage of the utilized value of certain Section 45 tax credits, including nonconventional fuel tax credits. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for an explanation of these credits. Under certain circumstances, AK Steel is obligated to reimburse us for certain government-mandated additional expenditures.

Energy Sales Agreement

We are party to an energy sales agreement with AK Steel that expires on January 1, 2022, and automatically renews for two successive five-year renewal periods unless either party provides at least one year prior notice to terminate the agreement at the end of the respective term or renewal term. The term of the energy sales agreement runs concurrently with the term of the related Haverhill coke sales agreement, including any renewals. The energy sales agreement is subject to automatic termination upon the termination of the related Haverhill coke sales agreement.

Under the Haverhill energy sales agreement, 50% of the electricity generated by the cogeneration plant associated with Haverhill 2 is sold to AK Steel, on an output basis at a fixed price. The balance of the electricity generated by the facility is sold by us into the PJM regional transmission operator area. On June 1, 2012, we entered into a supplemental energy sales agreement pursuant to which AK Steel was granted the annual option to purchase the remaining 50% of energy generated by the Haverhill 2 cogeneration plant at a price based on published CME Group future prices. The supplemental energy agreement expires on the earlier of (i) the date on which the related coke sales agreement terminates, or (ii) December 31, 2015.

Under the energy sales agreement, Haverhill is not obligated to produce or deliver any set quantity of electrical energy and is not subject to any early termination penalty. Haverhill is responsible for delivering the energy to an interconnection point between the cogeneration plant adjacent to the cokemaking facility and the interstate transmission grid authorized by PJM. Once Haverhill delivers the energy to the interconnection point, AK Steel is then responsible for making arrangements for transmitting the energy from the point of delivery.

Middletown

Coke Sales Agreement

We sell all of the production from our Middletown cokemaking facility to AK Steel pursuant to a long-term coke sales agreement that expires in 2032, and automatically renews for two successive five-year renewal periods unless either party provides at least one year prior notice to terminate the agreement at the end of the respective term or renewal term. AK Steel is required to purchase, on a take-or-pay basis, all of the coke we produce at the Middletown facility. We are required to produce and deliver a minimum of approximately 550,000 ton of coke per year to AK Steel. If we are unable to meet our supply obligations under the Middletown coke sales agreement, we are obligated to use commercially reasonable efforts to procure coke that meets the coke quality standards or pay AK Steel for damages related to their procurement of replacement supplies.

Under the coke sales agreement with AK Steel at the Middletown cokemaking facility, the price per ton of coke includes the following components:

•	a coal cost component representing a pass-through of coal costs (including transportation and blending services), as adjusted by a coal-to-coke yield standard;

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an operating cost component representing the pass-through of the annually budgeted costs of operating the facility, including under certain circumstances the sharing of operating cost overages and savings; and

•	a fixed fee component.

We deliver coke that we produce at our Middletown facility directly to AK Steel via conveyor. As a result, we do not have coke transportation agreements related to our Middletown facility. However, the facility is equipped to load rail cars and has access to two major railroads should coke shipments by rail be necessary.

In addition, under the terms of the coke sales agreement, AK Steel is entitled to receive, as a credit to the price of coke, an amount representing a percentage of the utilized value of certain applicable Section 45 tax credits, including nonconventional fuel tax credits. However, the Middletown facility is not currently eligible to receive such tax credits. Also, under certain circumstances, AK Steel is obligated to reimburse us for certain government-mandated additional expenditures.

Energy Sales Agreement

The Middletown cokemaking facility includes a cogeneration plant that uses the flue gas to generate electricity, all of which is sold to AK Steel under an energy sales agreement that expires in 2032, and automatically renews for two successive five-year renewal periods unless either party provides at least one year prior notice to terminate the agreement at the end of the respective term or renewal term. The energy sales agreement is subject to automatic termination upon the termination of the related Middletown coke sales agreement.

Under the Middletown energy sales agreement, all of the electricity generated by the Middletown cokemaking facility is sold to AK Steel, on an output basis, at a fixed price subject to certain adjustments. The cogeneration plant is expected to generate approximately 45 megawatts of electricity per hour on average. Under the agreement, Middletown is not obligated to produce or deliver any set quantity of electrical energy and is not subject to any early termination penalty.

Middletown is responsible for delivering the energy to an interconnection point between the cogeneration plant and the PJM interstate transmission grid. Once Middletown delivers the energy to the interconnection point, AK Steel is then responsible for making arrangements for transmitting the energy from the point of delivery.

Raw Materials

Metallurgical coal is the principal raw material for our cokemaking operations. Each ton of coke produced at our facilities requires approximately 1.4 tons of metallurgical coal. We currently purchase approximately 2.4 million tons per year of metallurgical coal from third parties for our coke production.

Coal from third parties is generally purchased on an annual basis via one- to two-year contracts with costs passed through to our customers in accordance with the applicable coke sales agreements. From time to time, shortfalls in deliveries by coal suppliers require us to procure supplemental coal volumes. As with typical annual purchases, the cost of these supplemental purchases is also passed through to our customers.

While we generally pass coal costs through to our coke customers, all of our contracts include some form of coal-to-coke yield standard. To the extent that our actual yields are less than the standard in the contract, we are at risk for the cost of the excess coal used in the cokemaking process. Conversely, to the extent actual yields are higher than contractual standards, we are able to realize higher margins.

Most coal procurement decisions are made through a coal committee structure with customer participation. The customer can generally exercise an overriding vote on most coal procurement decisions.

Transportation and Freight

For inbound transportation of coal purchases, both of our facilities have long-term transportation and, as necessary, coal-blending agreements that run concurrently with the associated coke sales agreements. At our Middletown facility, we enter into short-term transportation contracts from year to year with multiple rail or barge operators for deliveries to the blending terminal. For coke sales, the point of delivery varies by agreement and facility. The point of delivery for coke sales to ArcelorMittal from our Haverhill cokemaking facility is generally designated by the customer and shipments are made by railcar under a long-term transportation agreement held by us. All delivery costs are passed through to the customers. Sales to AK Steel from our Haverhill cokemaking facility are made with the customer arranging for transportation. At our Middletown cokemaking facility, coke is delivered directly to AK Steel via conveyor. As a result, we do not have coke transportation agreements related to our Middletown facility.

Properties

We own the following real property:

•	Approximately 400 acres in Franklin Furnace (Scioto County), Ohio, on which the Haverhill cokemaking facility is located.

•	Approximately 250 acres in Middletown (Butler County), Ohio near AK Steel’s Middletown Works facility, on which the Middletown cokemaking facility is located.

Employees

SunCoke Energy Partners, L.P. does not have any employees. Our operating personnel will be employees of our operating subsidiaries.

Safety

We are committed to maintaining a safe work environment and ensuring strict environmental compliance across all of our operations as the health and safety of our employees and the communities in which we operate are critical to our success. We believe that we employ best practices and conduct continual training programs well in excess of regulatory requirements to ensure that all of our employees are focused on safety. Furthermore, our sponsor employs a structured safety and environmental process that provides a robust framework for managing and monitoring safety and environmental performance.

We have consistently operated within the top quartile for the U.S. Occupational Safety and Health Administration’s recordable injury rates as measured and reported by the American Coke and Coal Chemicals Institute.

Research and Development and Intellectual Property and Proprietary Rights

As part of our omnibus agreement, our sponsor has agreed to grant us a royalty-free license to use the name “SunCoke” and related marks. Additionally, our sponsor has agreed to grant us a non-exclusive right to use all of our sponsor’s current and future cokemaking and related technology necessary to operate our business. Our sponsor’s research and development program seeks to develop promising new technologies for cokemaking as well as improvements to our heat recovery processes. Over the years, this program has produced numerous patents related to heat recovery coking design and operation, including patents for pollution control systems, oven pushing and charging mechanisms, oven flue gas control mechanisms and various others.

Competition

The cokemaking business is highly competitive. Most of the world’s coke production capacity is owned by blast furnace steel companies utilizing by-product coke oven technology. The international merchant coke market is supplied by Chinese, Indian, Columbian and Ukrainian producers.

Current production from our cokemaking business is committed under long-term contracts; therefore, competition mainly affects our ability to obtain new contracts supporting development of additional cokemaking capacity, both in the United States and internationally. The principal competitive factors affecting our cokemaking business include coke quality and price, technology, reliability of supply, proximity to market, access to metallurgical coals and environmental performance. Competitors include by-product coke oven engineering and construction companies, as well as merchant coke producers. Specifically, Chinese and Indian companies have designed and built heat recovery facilities in China, India and Brazil for local steelmakers. Some of these design firms operate only on a local or regional basis while others, such as certain Chinese, German and Italian design companies, operate globally.

There are also technologies being developed or in the process of commercialization that seek to produce carbonaceous substitutes for coke in the blast furnace or molten iron without a blast furnace (alternative ironmaking techniques such as direct reduced iron production, or DRI). We monitor the development of competing technologies, and it is unclear to us at this time whether these technologies will be successful in commercialization.

We believe we are well-positioned to compete with other coke producers given that our proven, industry-leading technology with many proprietary features allows us to construct cokemaking facilities that, when compared to other proven technologies, produce consistently higher quality coke and produce ratable quantities of heat that can be utilized as industrial grade steam or converted into electrical power.

Legal and Regulatory Requirements

The following discussion summarizes the principal legal and regulatory requirements that we believe may significantly affect us.

Permitting and Bonding

Permitting Process for Cokemaking Facilities. The permitting process for our cokemaking facilities is administered by the individual states. However, the main requirements for obtaining environmental construction permits are found in the federal regulations. If all requirements are satisfied, a state or local agency produces an initial draft permit. Generally, the facility is allowed to review and comment on the initial draft. After accepting or rejecting the facility’s comments, a draft permit is issued for public review. Typically a notice regarding the issuance of a draft permit is published in a local newspaper or on the internet. The permit and supporting documents are made available for public review and comment. Generally, a public hearing will be scheduled if the project is considered controversial. The EPA also has the opportunity to comment on the draft permit. The state or local agency responds to comments on the draft permit and may make revisions before a final construction permit is issued. A construction permit allows construction and commencement of operations of the facility and is generally valid for 18 months. Generally, construction must commence during this period, while some states allow this period to be extended in certain situations.

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Air quality. Facilities that are major emitters of hazardous air pollutants must employ Maximum Available Control Technology, or MACT, standards. Specific MACT standards apply to door leaks, charging, oven pressure, pushing and quenching. Certain MACT standards for new cokemaking facilities were developed using test data from our sponsor’s Jewell cokemaking facility located in Vansant, Virginia. Under applicable federal air quality regulations, permitting requirements differ, depending upon whether the cokemaking facility will be located in an “attainment” area—i.e., one that meets the national ambient air quality standards, or NAAQS, for certain pollutants, or in a “non-attainment” area:

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In an attainment area, the facility must install air pollution control equipment or employ Best Available Control Technology, or BACT. The facility must demonstrate, using air dispersion modeling, that the area will still meet NAAQS after the facility is constructed. An “additional impacts analysis” must be performed to evaluate the effect of the new facility on air, ground and water pollution.

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In a non-attainment area, the facility must install air pollution control equipment or employ procedures that meet Lowest Achievable Emission Rate, or LAER, standards. LAER standards are the most stringent emission limitation achieved in practice by existing facilities. Unlike the BACT analysis, cost is generally not considered as part of a LAER analysis. Emissions of any pollutant in a non-attainment area must be offset by emission reductions obtained from existing sources located in the vicinity of the facility.

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Two new and more stringent NAAQS for ambient nitrogen dioxide and sulfur dioxide went into effect in 2010. These new standards have two impacts on permitting: (1) demonstrating compliance using dispersion modeling from a new facility will be more difficult and (2) many areas of the country will become non-attainment areas. New facilities in those areas will have to obtain offsets and will have to install air pollution control equipment or employ procedures that meet LAER standards.

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On September 2, 2011, the EPA withdrew reconsideration of a new, lower NAAQS for ground level ozone promulgated in March 2008. Based on this decision, under the Clean Air Act, the EPA will be required to review and potentially issue a new NAAQS for ground level ozone in 2013. Designation of new non-attainment areas for the revised ozone NAAQS may result in additional federal and state regulatory actions that could impact our operations and the operations of our customers and increase the cost of additions to property, plant and equipment.

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The EPA finalized a new rule in 2010 requiring a new facility that is a major source of GHGs (primarily carbon dioxide from our facilities) to install equipment or employ BACT procedures. Currently, there is little information on what may be acceptable as BACT to control GHGs, but the database and additional guidance may be enhanced in the future.

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Several states have additional requirements and standards other than those in the federal statutes and regulations. Many states have lists of “air toxics” with emission limitations determined by dispersion modeling. States also often have specific regulations that deal with visible emissions, odors and nuisance. In some cases, the state delegates some or all of these functions to local agencies.

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Wastewater and Stormwater. Our heat recovery cokemaking technology does not produce process wastewater as is typically associated with by-product cokemaking. Our cokemaking facilities, in some cases, have wastewater discharge and stormwater permits.

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Solid waste. The primary solid waste product from our heat recovery cokemaking technology is calcium sulfate from the flue gas desulfurization operation, which is generally taken to a landfill. The process does not generate substantial quantities of hazardous waste.

U.S. Endangered Species Act. The Endangered Species Act and certain counterpart state legislations are intended to protect species whose populations allow for categorization as either endangered or threatened. With respect to permitting additional cokemaking facilities, protection of endangered or threatened species may have the effect of prohibiting, limiting the extent or causing delays that may include permit conditions on the timing of: soil removal, road building and other activities in areas containing the associated species. Based on the species that have been identified on our properties and the current application of these laws and regulations, we do not believe that they are likely to have a material adverse effect on our operations.

Regulation of Operations

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Clean Air Act. The Clean Air Act and similar state laws and regulations affect our cokemaking operations, primarily through permitting and/or emissions control requirements relating to particulate matter (PM) and sulfur dioxide (SO2) control. The Clean Air Act imposes stringent limits on air emissions with a federally mandated operating permit program and civil and criminal enforcement sanctions. The Clean Air Act air emissions programs that may affect our operations, directly or indirectly, include, but are not limited to: the Acid Rain Program; NAAQS implementation for SO2, PM and nitrogen oxides (NOx); GHG rules; the Clean Air Interstate Rule; MACT emissions limits for hazardous air pollutants; the Regional Haze Program; New Source Performance Standards, or NSPS; and New Source Review. Coal contains impurities, such as sulfur, mercury and other constituents, many of which are released into the air when coal is produced. The Clean Air Act and similar legislation regulate these emissions and therefore affect demand for our coke. The Clean Air Act requires, among other things, the regulation of hazardous air pollutants through the development and promulgation of various industry-specific MACT standards. Our cokemaking facilities are subject to two categories of MACT standards. The first category applies to pushing and quenching. The EPA is required to make a risk-based determination for pushing and quenching emissions and determine whether additional emissions reductions are necessary for these processes. The EPA was supposed to do so by 2011, but the EPA has yet to publish or propose any residual risk standards from these operations; therefore, the impact cannot be estimated at this time. The second category of MACT standards applicable to our cokemaking facilities applies to emissions from charging and coke oven doors.

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Clean Water Act. The Clean Water Act, or CWA, affects our operations by requiring water quality standards generally and through the National Pollutant Discharge Elimination System, or NPDES. Regular monitoring, reporting requirements and performance standards are requirements of NPDES permits that govern the discharge of pollutants into water. States are empowered to develop and enforce “in stream” water quality standards. These standards are subject to change and must be approved by the EPA. Discharges must either meet state water quality standards or be authorized through available regulatory processes such as alternate standards or variances. “In stream” standards vary from state to state. Additionally, through the CWA Section 401 certification program, states have approval authority over federal permits or licenses that might result in a discharge to their waters. Total Maximum Daily Load, or TMDL, regulations established a process by which states designate stream segments as impaired (not meeting present water quality standards). Industrial dischargers may be required to meet new TMDL effluent standards for these stream segments. States are also adopting anti-degradation regulations in which a state designates certain water bodies or streams as “high quality/exceptional use.” These regulations would restrict the diminution of water quality in these streams.

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Resource Conservation and Recovery Act. We may generate wastes, including “solid” wastes and “hazardous” wastes that are subject to the Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, although certain mining and mineral beneficiation wastes and certain wastes derived from the combustion of coal currently are exempt from regulation as hazardous wastes under

RCRA. The EPA has limited the disposal options for certain wastes that are designated as hazardous wastes under RCRA. Furthermore, it is possible that certain wastes generated by our operations that currently are exempt from regulation as hazardous wastes may in the future be designated as hazardous wastes, and therefore be subject to more rigorous and costly management, disposal and clean-up requirements.

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Comprehensive Environmental Response, Compensation, and Liability Act. Under the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as Superfund, and similar state laws, responsibility for the entire cost of clean-up of a contaminated site, as well as natural resource damages, can be imposed upon current or former site owners or operators, or upon any party who released one or more designated “hazardous substances” at the site, regardless of the lawfulness of the original activities that led to the contamination. In the course of our operations we may have generated and may generate wastes that fall within CERCLA’s definition of hazardous substances. We also may be an owner or operator of facilities at which hazardous substances have been released by previous owners or operators. Under CERCLA, we may be responsible for all or part of the costs of cleaning up facilities at which such substances have been released and for natural resource damages. We also must comply with reporting requirements under the Emergency Planning and Community Right-to-Know Act and the Toxic Substances Control Act.

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Climate Change Legislation and Regulations. Our facilities are presently subject to the federal GHG reporting rule, which obligates us to report our annual emissions of GHGs. We may also be subject to EPA’s “Tailoring Rule,” where certain modifications to our facilities could subject us to the additional permitting and other obligations under the New Source Review/Prevention of Significant Deterioration (NSR/PSD) and Title V programs of the Clean Air Act based on a facility’s GHG emissions. Numerous other proposals for federal and state legislation have been made relating to GHG emissions (including carbon dioxide) and such legislation could result in the creation of substantial additional costs in the form of taxes or required acquisition or trading of emission allowances. Several of the federal and state climate change legislative proposals use a “cap and trade” policy structure, in which GHG emissions from a broad cross-section of the economy would be subject to an overall cap. Under the proposals, the cap would become more stringent with the passage of time. The proposals establish mechanisms for GHG sources, such as our cokemaking facilities, to obtain “allowances” or permits to emit GHGs during the course of a year. The sources may use the allowances to cover their own emissions or sell them to other sources that do not hold enough emissions for their own operations. In addition, the EPA has issued a notice of finding and determination that emissions of carbon dioxide and other GHGs present an endangerment to human health and the environment, which allows the EPA to begin regulating emissions of GHGs under existing provisions of the Clean Air Act. The EPA has begun to implement GHG-related reporting and permitting rules. The impact of GHG-related legislation and regulations on us will depend on a number of factors, including whether GHG sources in multiple sectors of the economy are regulated, the overall GHG emissions cap level, the degree to which GHG offsets are allowed, the allocation of emission allowances to specific sources and the indirect impact of carbon regulation on coal prices. We may not recover the costs related to compliance with regulatory requirements imposed on us from our customer due to limitations in our agreements. The imposition of a carbon tax or similar regulation could materially and adversely affect our revenues.

Environmental Matters and Compliance

Our failure to comply with the aforementioned requirements may result in the assessment of administrative, civil and criminal penalties, the imposition of clean-up and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. The EPA and state regulators have issued NOVs for our Haverhill cokemaking facility, which stem from alleged violations of our air emission operating permits for this facility. We are currently working in a cooperative manner with the EPA to address the allegations. Settlement may require payment of a penalty for alleged past violations as well as undertaking capital projects to improve reliability of the energy recovery systems and enhance environmental performance at our Haverhill facility. As a result of our recent discussions with the EPA, we expect these projects to cost approximately $67 million and to be carried out over the 2012 through 2016 time period. Spending for these projects depends on the timing of the settlement and is expected to take place primarily in 2013 to 2016. The final cost of the projects will be dependent upon the ultimate outcome of discussions with regulators. We estimate a reasonably possible loss related to potential penalties for alleged past violations to be approximately $1.1 million.

Many other legal and administrative proceedings are pending or may be brought against us arising out of our current and past operations, including matters related to commercial and tax disputes, product liability, antitrust, employment claims, natural resource damage claims, premises-liability claims, allegations of exposures of third parties to toxic substances and general environmental claims. Although the ultimate outcome of these proceedings cannot be ascertained at this time, it is reasonably possible that some of them could be resolved unfavorably to us. Our management believes that any liabilities that may arise from such matters would not be material in relation to our business or our combined and consolidated financial position, results of operations or cash flows at September 30, 2012.

Under the terms of the omnibus agreement, our sponsor will indemnify us for certain environmental remediation costs. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement.”

MANAGEMENT

Management of SunCoke Energy Partners, L.P.

We are managed and operated by the board of directors and executive officers of our general partner. Following this offering,     % of our outstanding common units (    % if the underwriters exercise their option to purchase additional common units in full) and all of our outstanding subordinated units and incentive distribution rights will be directly or indirectly owned by our sponsor. As a result of its ownership of our general partner, our sponsor will have the right to appoint all members of the board of directors of our general partner, including the independent directors. Our unitholders will not be entitled to appoint the directors of our general partner or otherwise directly participate in our management or operation. Our general partner owes certain duties to our unitholders as well as a fiduciary duty to its owners.

Upon the closing of this offering, we expect that our general partner will have seven directors, at least one of whom will be independent as defined under the independence standards established by the NYSE and the Exchange Act. The NYSE does not require a listed publicly-traded partnership, such as ours, to have a majority of independent directors on the board of directors of its general partner or to establish a compensation committee or a nominating committee. However, our general partner is required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following consummation of this offering. Our sponsor will appoint at least one independent member of the audit committee to the board of directors of our general partner by the date our common units first trade on the NYSE.

All of the executive officers of our general partner will allocate their time between managing our business and affairs and the business and affairs of our sponsor. Such executive officers intend to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

Following the consummation of this offering, neither our general partner nor our sponsor will receive any management fee or other compensation in connection with our general partner’s management of our business, but we will reimburse our general partner and its affiliates, including our sponsor, for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions.”

Executive Officers and Directors of Our General Partner

The following table shows information for the current executive officers and directors of our general partner. Directors are appointed for a one-year term and hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board. There are no family relationships among any of our directors or executive officers.

Our Directors, Executive Officers and Other Key Executives

Name	Age	Position with Our General Partner
Frederick A. Henderson	54	Chairman, Chief Executive Officer and Director
Michael J. Thomson	54	President, Chief Operating Officer and Director
Denise R. Cade	50	Senior Vice President, General Counsel, Corporate Secretary and Director
Mark E. Newman	49	Senior Vice President, Chief Financial Officer and Director
Fay West	43	Vice President and Controller
Peggy Rebstock	40	Vice President

Frederick A. Henderson. Mr. Henderson was named Chief Executive Officer and appointed as the Chairman to the board of directors of our general partner in July 2012. In December 2010, Mr. Henderson was elected as Chairman and Chief Executive Officer of our sponsor. He also served as a Senior Vice President of Sunoco (a petroleum refiner and chemicals manufacturer with interests in logistics) from September 2010 until the initial public offering of our sponsor in July 2011. From February 2010 until September 2010, he was a consultant for General Motors LLC, and from March 2010 until August 2010, he was a consultant for AlixPartners LLC (a business consulting firm). He was President and Chief Executive Officer of General Motors (a global automotive company) from April 2009 until December 2009. He was President and Chief Operating Officer of General Motors from March 2008 until March 2009. He was Vice Chairman and Chief Financial Officer of General Motors from January 2006 until February 2008. He was Chairman of General Motors Europe from June 2004 until December 2005. Mr. Henderson is a director of Compuware Corp. (a technology performance company), where he serves on its audit committee. Mr. Henderson is also trustee of the Alfred P. Sloan Foundation. We believe that Mr. Henderson, having worked for over 26 years at General Motors and over a year at our sponsor, is a highly experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, managerial and management development and compensation experience. Mr. Henderson also possesses financial expertise by virtue of his education (an MBA from Harvard Business School) and experience (including as Vice Chairman and Chief Financial Officer of General Motors).

Michael J. Thomson. Mr. Thomson was named as President and Chief Operating Officer and appointed to the board of directors of our general partner in July 2012. In December 2010 Mr. Thomson was appointed as President and Chief Operating Officer of our sponsor. Since May 2008, he had been President, SunCoke Technology and Development LLC. He was Vice President, Sunoco and Executive Vice President, SunCoke Technology and Development LLC from March 2007 to May 2008 and held the additional position of Chief Operating Officer of SunCoke Technology and Development LLC from January 2008 to May 2008. He also served as a Senior Vice President of Sunoco from May 2008 until the initial public offering of our sponsor in July 2011. He was President of PSEG Fossil LLC, a subsidiary of Public Service Enterprise Group Incorporated, or PSEG (a diversified energy group), from August 2003 to February 2007. We believe that Mr. Thomson’s energy industry experience, as well as his experience with our sponsor, provides the board of directors with valuable experience in general operations, and managerial development. Mr. Thomson also possesses health, environment and safety oversight experience by virtue of his oversight experience as a senior-level executive at PSEG.

Denise R. Cade. Ms. Cade was named Senior Vice President, General Counsel and Corporate Secretary and appointed to the board of directors of our general partner in July 2012. In March 2011, Ms. Cade was appointed Senior Vice President and General Counsel of our sponsor and she was elected Corporate Secretary of our sponsor in June 2011. In addition, in July 2011 Ms. Cade was appointed Chief Compliance Officer of our sponsor. Prior to joining our sponsor, Ms. Cade was with PPG Industries, Inc., or PPG (a coatings and specialty products company), from March 2005 to March 2011. At PPG, she served as Assistant General Counsel and Corporate Secretary from July 2009 until March 2011, as Corporate Counsel, Securities and Finance, from September 2007 until July 2009, and as Chief Mergers and Acquisitions Counsel and General Counsel of the glass and fiber glass division from March 2005 until September 2007. Ms. Cade began her legal career in private practice in 1990, specializing in corporate and securities law matters and corporate transactions. She was a partner at Shaw Pittman LLP in Washington, D.C. before her move to PPG. We believe that Ms. Cade’s over 20 years of legal expertise, as well as her experience with our sponsor, provides the board of directors with valuable expertise with respect to senior level strategic planning and relevant legal matters, including those related to securities law, corporate governance, mergers and acquisitions and compliance.

Mark E. Newman. Mr. Newman was named Senior Vice President and Chief Financial Officer and appointed to the board of directors of our general partner in July 2012. In March 2011, Mr. Newman was appointed Senior Vice President and Chief Financial Officer of our sponsor. From May 2008 until February 2011, Mr. Newman was Vice President, Remarketing, Ally Financial, Inc. (an automotive financial services company) and managing director of SmartAuction (Ally Financial, Inc.’s online used vehicle auction).

Mr. Newman was GM North America Vice President and Chief Financial Officer and Vice Chairman, GMAC Bank, of GMAC Financial Services LLC (an automotive financial services company) from January 2007 until April 2008. He was GM North America Vice President and CFO of General Motors Corporation (a global automotive company) from February 2006 until December 2006 and was Assistant Treasurer and General Director of General Motors Corporation from August 2002 until January 2006. Mr. Newman was Vice President and CFO of Shanghai General Motors Ltd. from November 1999 until July 2002 and was Director, Investor Relations of General Motors Corporation from September 1998 until October 1999. We believe that Mr. Newman’s broad financial and management experience, as well as his experience with our sponsor, provides the board with valuable expertise in senior level strategic planning and financial and investor relations matters.

Fay West. Ms. West was named Vice President and Controller of our general partner in July 2012. In February 2011, Ms. West was appointed Vice President and Controller of our sponsor. Prior to joining our sponsor, she was Assistant Controller at United Continental Holdings, Inc. (an airline holding company) from April 2010 to January 2011. She was Vice President, Accounting and Financial Reporting for PepsiAmericas, Inc. (a manufacturer and distributor of beverage products) from December 2006 through March 2010 and Director of Financial Reporting from December 2005 to December 2006. Ms. West worked at GATX Corporation from 1998 to 2005 in various accounting roles, including Vice President and Controller of GATX Rail Company from 2001 to 2005 and Assistant Controller of GATX Corporation from 2000 to 2001.

Peggy Rebstock. Ms. Rebstock was named Vice President of our general partner in September 2012. In March 2011, Ms. Rebstock was appointed Director—Tax of our sponsor. Prior to joining our sponsor, Ms. Rebstock was with CF Industries, Inc. (formerly Terra Industries Inc.), or CF Industries (a nitrogen fertilizer producer), from July 2007 to March 2011. At CF Industries, she served as Accounting Manager from July 2007 until November 2007, as Director—Tax from November 2007 until February 2009 and as Director—Tax & Internal Audit from February 2009 until March 2011. During her tenure at CF Industries, she was responsible for compliance processes for Terra Nitrogen Company, L.P., or Terra Nitrogen, a master limited partnership owned through indirect, wholly-owned subsidiaries of CF Industries and reported to the Terra Nitrogen Audit Committee Chair in her role as Director—Internal Audit. Ms. Rebstock also held a number of finance and operational process roles at Gateway Companies, Inc. (a manufacturer of personal computers) from May 1994 until February 2004 and with Wells’ Dairy, Inc. (a privately held manufacturer of ice cream and other dairy products) from February 2004 until May 2007.

Director Independence

In accordance with the rules of the NYSE, our sponsor must appoint at least one independent director to the board of directors of our general partner prior to the listing of our common units on the NYSE, one additional member within three months of that listing, and one additional independent member within 12 months of that listing. In evaluating director candidates, our sponsor will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

Committees of the Board of Directors

The board of directors of our general partner will have an audit committee and a conflicts committee. We do not expect that we will have a compensation committee, but rather that the board of directors of our general partner will approve equity grants.

Audit Committee

We are required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following consummation of this offering as described above. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management, as necessary.

Conflicts Committee

At least two independent members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest and determines to submit to the conflicts committee for review. The conflicts committee will determine if the resolution of the conflict of interest is in our best interest. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including our sponsor, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. Any matters approved by the conflicts committee will be conclusively deemed to be in our best interest, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

We and our general partner were formed in July 2012 and had no material assets or operations until the closing of this offering. Accordingly, our general partner has not accrued and will not accrue any obligations with respect to compensation of its directors and executive officers for any periods prior to the closing of this offering. Because the executive officers of our general partner are employed by our sponsor, compensation of the executive officers, other than the long-term incentive plan described below, will be set by our sponsor. The executive officers of our general partner will continue to participate in our sponsor’s employee benefit plans and arrangements, including plans that may be established in the future. Our general partner has not entered into any employment agreements with any of its executive officers.

Our general partner will not receive a management fee or other compensation for its management of our partnership under the omnibus agreement with our sponsor or otherwise. Under the terms of the omnibus and partnership agreements, we will reimburse our general partner, and its affiliates for all direct and indirect expenses they incur and payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner or its affiliates in connection with operating our business. The omnibus and partnership agreements do not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid, if any, to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The partnership agreement provides that our general partner will determine the expenses that are allocable to us. Please read “Certain Relationships and Related Party Transactions—Distributions and Payments to Our General Partner and Its Affiliates” and “The Partnership Agreement—Reimbursement of Expenses.”

Compensation Discussion and Analysis

We do not directly employ any of the persons responsible for managing our business, and we do not have a compensation committee. We are managed by our general partner and our executive officers are employees of our sponsor. References to “our directors” refer to the directors of our general partner. Each of our executive officers is also an executive officer of our sponsor, and we expect that our executive officers will devote less than a majority of their total business time to the management of our assets. We reimburse our sponsor for the services provided to us by our sponsor’s employees, including our executive officers. Our reimbursement is governed by the omnibus and partnership agreements and will be based on our sponsor’s methodology used for allocating compensation expenses to us. We will be solely responsible for paying the expense associated with any awards granted under the long-term incentive plan described below which has been adopted by our general partner.

The compensation of our executive officers (other than long-term incentive plan benefits described below) is and will be determined and approved by our sponsor. We expect that our executive officers will not receive additional compensation for their service as such.

Long-Term Incentive Plan

In connection with the completion of this offering, our general partner has adopted the SunCoke Energy Partners, L.P. Long-Term Incentive Plan, or LTIP, effective as of the date immediately preceding the closing of this offering, as described below. The LTIP will provide our general partner with maximum flexibility with respect to the design of compensatory arrangements for employees, officers, consultants, and directors of our general partner and any of its affiliates providing services to us; however, neither we nor our general partner currently have plans to make any grants under the LTIP in conjunction with this offering. Please see “Compensation of Directors” below for information regarding plans for future grants of Unit Awards under the LTIP to the non-employee directors of our general partner.

Historical Compensation

As previously discussed, we are a wholly-owned subsidiary of our sponsor newly formed to acquire, at the closing of this offering, portions of several different parts of our sponsor’s business. Further, neither we nor our general partner incurred or will incur any cost or liability with respect to compensation of our executive officers prior to the closing of this offering. Accordingly, we have no historical compensation information to present.

Long-Term Incentive Plan

The description of the LTIP set forth below is a summary of the material features of the plan our general partner has adopted. This summary, however, does not purport to be a complete description of all the provisions of the LTIP. This summary is qualified in its entirety by reference to the LTIP, which is filed as an exhibit to this registration statement. The purpose of the LTIP is to provide a means to attract and retain individuals who will provide services to us by affording such individuals a means to acquire and maintain ownership of awards, the value of which is tied to the performance of our common units. The LTIP provides for grants of (1) Restricted Units, (2) unit appreciation rights, referred to as UARs, (3) unit options, referred to as Options, (4) Phantom Units, (5) Unit Awards, (6) substitute awards, (7) other Unit-Based Awards, (8) cash awards, (9) performance awards and (10) distribution equivalent rights, referred to as DERs, collectively referred to as Awards.

Administration

The LTIP will be administered by the board of directors of our general partner or an alternative committee appointed by the board of directors of our general partner, which we refer to together as the “committee” for purposes of this summary. The committee will administer the LTIP pursuant to its terms and all applicable state, federal, or other rules or laws. The committee will have the power to determine to whom and when Awards will be granted, determine the amount of Awards (measured in cash or in shares of our common units), proscribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), accelerate the vesting provisions associated with an Award, delegate duties under the LTIP and execute all other responsibilities permitted or required under the LTIP. In the event that the committee is not comprised of “nonemployee directors” within the meaning of Rule 16b-3 under the Exchange Act, the full Board or a subcommittee of two or more nonemployee directors will administer all Awards granted to individuals that are subject to Section 16 of the Exchange Act.

Securities to be Offered

The maximum aggregate number of common units that may be issued pursuant to any and all Awards under the LTIP shall not exceed 1,600,000 common units, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of Awards, as provided under the LTIP.

If a common unit subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because units are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an Award or because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of common units, or is otherwise terminated without a delivery of units, those common units will again be available for issue, transfer, or exercise pursuant to Awards under the LTIP, to the extent allowable by law. Common units to be delivered pursuant to awards under our LTIP may be common units acquired by our general partner in the open market, from any other person, directly from us, or any combination of the foregoing.

Awards

Restricted Units. A Restricted Unit is a grant of a common unit subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the committee. The committee shall provide, in the Restricted Unit agreement, whether the Restricted Unit will be forfeited upon certain terminations of employment. Unless otherwise determined by the committee, a common unit distributed in connection with a unit split or unit dividend, and other property distributed as a dividend, will generally be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Unit with respect to which such common unit or other property has been distributed.

Options. We may grant Options to eligible persons. Option Awards are options to acquire common units at a specified price. The exercise price of each Option granted under the LTIP will be stated in the Option agreement and may vary; provided, however, that, the exercise price for an Option must not be less than 100% of the fair market value per common unit as of the date of grant of the Option unless that Option is intended to otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or the Code. Options may be exercised in the manner and at such times as the committee determines for each Option, unless that Option is determined to be subject to Section 409A of the Code, where the Option will be subject to any necessary timing restrictions imposed by the Code or federal regulations. The committee will determine the methods and form of payment for the exercise price of an Option and the methods and forms in which common units will be delivered to a participant.

UARs. A UAR is the right to receive, in cash or in common units, as determined by the committee, an amount equal to the excess of the fair market value of one common unit on the date of exercise over the grant price of the UAR. The committee will be able to make grants of UARs and will determine the time or times at which a UAR may be exercised in whole or in part. The exercise price of each UAR granted under the LTIP will be stated in the UAR agreement and may vary; provided, however, that, the exercise price must not be less than 100% of the fair market value per common unit as of the date of grant of the UAR unless that UAR Award is intended to otherwise comply with the requirements of Section 409A of the Code.

Phantom Units. Phantom Units are rights to receive common units, cash or a combination of both at the end of a specified period. The committee may subject Phantom Units to restrictions (which may include a risk of forfeiture) to be specified in the Phantom Unit agreement that may lapse at such times determined by the committee. Phantom Units may be satisfied by delivery of common units, cash equal to the fair market value of the specified number of common units covered by the Phantom Unit, or any combination thereof determined by the committee. Except as otherwise provided by the committee in the Phantom Unit agreement or otherwise, Phantom Units subject to forfeiture restrictions may be forfeited upon termination of a Participant’s employment prior to the end of the specified period. Cash distribution equivalents may be paid during or after the vesting period with respect to a Phantom Unit, as determined by the committee.

Unit Awards. The committee will be authorized to grant common units that are not subject to restrictions. The committee may grant Unit Awards to any eligible person in such amounts as the committee, in its sole discretion, may select.

Substitute Awards. The LTIP will permit the grant of Awards in substitution for similar awards held by individuals who become employees or directors as a result of a merger, consolidation, or acquisition by or involving us, an affiliate of another entity, or the assets of another entity. Such substitute Awards that are Options or UARs may have exercise prices less than 100% of the fair market value per common unit on the date of the substitution if such substitution complies with Section 409A of the Code and its regulations and other applicable laws and exchange rules.

Unit-Based Awards. The LTIP will permit the grant of other Unit-Based Awards, which are Awards that may be based, in whole or in part, on the value or performance of a common unit or are denominated or payable in common units. Upon settlement, the Unit-Based Award may be paid in common units, cash or a combination thereof, as provided in the Award agreement.

Cash Awards. The LTIP will permit the grant of Awards denominated in and settled in cash. Cash Awards may be based, in whole or in part, on the value or performance of a common unit.

Performance Awards. The committee may condition the right to exercise or receive an Award under the LTIP, or may increase or decrease the amount payable with respect to an Award, based on the attainment of one or more performance conditions deemed appropriate by the committee.

DERs. The committee will be able to grant DERs in tandem with Awards under the LTIP (other than an award of Restricted Units or Unit Awards), or DERs may be granted alone. DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the DER is outstanding. Payment of a DER issued in connection with another Award may be subject to the same vesting terms as the Award to which it relates or different vesting terms, in the discretion of the committee.

Miscellaneous

Tax Withholding. At our discretion, and subject to conditions that the committee may impose, a participant’s minimum statutory tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of common units issuable pursuant to the Award based on the fair market value of the common units.

Anti-Dilution Adjustments. If any “equity restructuring” event occurs that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) if adjustments to Awards with respect to such event were discretionary, the committee will equitably adjust the number and type of units covered by each outstanding Award and the terms and conditions of such Award to equitably reflect the restructuring event, and the committee will adjust the number and type of units with respect to which future Awards may be granted. With respect to a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustment to Awards were discretionary, the committee shall have complete discretion to adjust Awards in the manner it deems appropriate. In the event the committee makes any adjustment in accordance with the foregoing provisions, a corresponding and proportionate adjustment shall be made with respect to the maximum number of units available under the LTIP and the kind of units or other securities available for grant under the LTIP. Furthermore, in the case of (i) a subdivision or consolidation of the common units (by reclassification, split or reverse split or otherwise), (ii) a recapitalization, reclassification, or other change in our capital structure or (iii) any other reorganization, merger, combination, exchange, or other relevant change in capitalization of our equity, then a corresponding and proportionate adjustment shall be made in accordance with the terms of the LTIP, as appropriate, with respect to the maximum number of units available under the LTIP, the number of units that may be acquired with respect to an Award, and, if applicable, the exercise price of an Award, in order to prevent dilution or enlargement of Awards as a result of such events.

Change in Control. Upon a “change of control” (as defined in the LTIP), the committee may, in its discretion, (i) remove any forfeiture restrictions applicable to an Award, (ii) accelerate the time of exercisability or vesting of an Award, (iii) require Awards to be surrendered in exchange for a cash payment, (iv) cancel unvested Awards without payment or (v) make adjustments to Awards as the committee deems appropriate to reflect the change of control.

Termination of Employment or Service. The consequences of the termination of a grantee’s employment, consulting arrangement, or membership on the board of directors will be determined by the committee in the terms of the relevant award agreement.

Compensation of Directors

Officers or employees of our sponsor or its affiliates who also serve as directors of our general partner will not receive additional compensation for such service. Our general partner anticipates that its directors who are not also officers or employees of our sponsor or its affiliates will receive compensation for services on our general partner’s board of directors and committees thereof. Following the consummation of this offering, we expect our general partner to implement an annual retainer compensation package for the non-employee directors valued at approximately $132,000, of which approximately $52,000 would be paid in the form of an annual cash retainer and the remaining $80,000 retainer fee would be paid in a grant of Unit Awards under the LTIP.

In addition, our general partner expects to pay the audit committee chairman and each audit committee member an annual amount of $20,000 and $10,000, respectively. We currently expect our general partner to pay meeting fees to the conflicts committee chairman and each conflicts committee member in the amount of $5,000 and $2,500, respectively, for each committee meeting.

The non-employee directors will be allowed to make certain elections regarding the form and timing of the receipt of their compensation. The non-employee directors may elect to receive payment of their cash compensation and Unit Awards outright or they may defer all or a portion of their compensation into the SunCoke Energy Partners, L.P. Deferred Compensation Plan (the “Deferred Compensation Plan,” described below). The non-employee directors may elect to receive their cash retainer fees and meeting fees in the form of common units (which will be made in grants of Unit Awards pursuant to the LTIP). Compensation to the non-employee directors that is not deferred into the Deferred Compensation Plan will generally be paid on a quarterly basis.

Deferred Compensation Plan

The Deferred Compensation Plan permits non-employee directors to defer all or a portion of their compensation that they receive for their services to our general partner’s board of directors, whether the compensation was originally in the form of cash or common units. In the event that a non-employee director elects to defer his or her common units, the non-employee director will not actually receive any common units pursuant to the LTIP, but instead the value of the common units that the individual would have received absent the election to defer will be deferred as cash into the Deferred Compensation Plan. For purposes of choosing an investment option for any deferred compensation, each non-employee director will be allowed to designate his or her deferred compensation as phantom units, cash units, or a combination of both, while that compensation is deferred into the Deferred Compensation Plan. Cash units will accrue interest at a rate set annually by our general partner’s board of directors. A phantom unit investment will treat the deferred cash as if it were invested in our common units. Phantom unit investments will be credited with distribution equivalent rights (in the form of additional phantom unit credits) on the applicable date(s) that our unitholders receive our cash distributions. All deferred compensation accounts will be settled in cash, with all phantom unit investments to be converted into a cash value based upon the average closing price for our common units for the ten trading days on the NYSE immediately prior to the payment date. Payments of compensation deferred under the Deferred Compensation Plan will be made at, or commence on, January 15th of the calendar year following the calendar year in which a non-employee director ceases to provide services to our general partner’s board of directors. In the event that the non-employee director chooses to receive annual cash installment payments, each successive annual installment payments will be made on January 15th of each applicable year.

In addition, each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending board and committee meetings. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law pursuant to our partnership agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common units and subordinated units of SunCoke Energy Partners, L.P. that will be issued and outstanding upon the consummation of this offering and the related transactions and held by:

•	our general partner;

•	beneficial owners of 5% or more of our common units;

•	each director, director nominee and named executive officer; and

•	all of our directors, director nominees and executive officers as a group.

The following table does not include any common units that may be purchased pursuant to our directed unit program. For further information regarding our directed unit program, please read “Underwriting-Directed Unit Program.”

Name of Beneficial Owner(1)	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned		Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned		Percentage of Common and Subordinated Units Beneficially Owned
SunCoke Energy, Inc.			%		100%			%
Frederick A. Henderson			%			%		%
Mark E. Newman			%			%		%
Michael J. Thomson			%			%		%
Denise R. Cade			%			%		%
Fay West			%			%		%
All directors and executive officers as a group (5 people)			%			%		%

(1)	The address for SunCoke Energy, Inc. and each individual is 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, assuming that the underwriters do not exercise their option to purchase additional common units, our sponsor will own                  common units (                 common units if the underwriters exercise their option to purchase additional common units in full) and                  subordinated units representing an aggregate approximately     % limited partner interest in us, and will own and control our general partner. Our sponsor will also appoint all of the directors of our general partner. In addition, our general partner will own a 2.0% general partner interest in us and all of our incentive distribution rights.

The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s length negotiations. These terms and agreements are not necessarily at least as favorable to us as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of SunCoke Energy Partners, L.P.

Formation Stage

The aggregate consideration received by our general partner and its affiliates for the contribution of their interests	•	common units;

•	subordinated units;

•	all of our incentive distribution rights; and

•	2.0% general partner interest.

We expect to receive estimated net proceeds of approximately $273.5 million from this offering (based on an assumed initial offering price of $         per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount and offering expenses. We expect to receive estimated net proceeds of approximately $146.4 million from our offering of $150.0 million aggregate principal amount of senior notes concurrently with the closing of this offering. We intend to use approximately $63.8 million to make a distribution to our sponsor which will in effect reimburse our sponsor for expenditures made by our sponsor during the two-year period prior to this offering for the expansion and improvement of the Haverhill and Middletown facilities; for federal income tax purposes, our sponsor is treated as having been the party that made such expenditures. We also intend to use approximately $225.0 million to repay term loan debt bearing a floating rate of interest based on LIBOR plus 3.00% per annum and maturing in June 2018 assumed from our sponsor and approximately $2.4 million to pay expenses related to our new revolving credit facility. As partial consideration for the interest in our operating subsidiaries conveyed to us by our sponsor, we will retain $128.7 million of the net proceeds of this offering and will pay from such retain proceeds, 100% (i.e., not merely our 65% proportionate share) of the following requirements of our operating subsidiaries: (a) $67.0 million for identified environmental capital expenditures, (b) approximately $12.4 million to pay sales discounts related to tax credits owed to our customers and (c) $49.3 million to replenish our working capital.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds to us would be approximately $ million (and the total net proceeds to us would be approximately $ million), in each case assuming an initial public offering price per common unit of $ (based upon the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be paid as a special distribution to our sponsor. If the underwriters do not exercise their option to purchase additional common units, we will issue common units to our sponsor upon the expiration of the option for no additional consideration.

Operational Stage

Distributions to our general partner and its affiliates	We will generally make cash distributions 98.0% to our unitholders, pro rata, including our general partner and its affiliates, as the holders of an aggregate of common units and subordinated units, and 2.0% to our general partner assuming it makes any capital contributions necessary to maintain its 2.0% general partner interest. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 48.0% of the distributions we make above the highest target distribution level.

Assuming we have sufficient cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner would receive annual distributions of approximately $ million on its general partner interest and our sponsor would receive annual distributions of $ million on its common and subordinated units.

If our general partner elects to reset the target distribution levels, it will be entitled to receive common units and to maintain its percentage general partner interest. Please read “How We Make Distributions to Our Partners—General Partner’s Right to Reset Incentive Distribution Levels.”

Payments to our general partner and its affiliates

Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements with Affiliates in Connection with the Transactions

In connection with this offering, we will enter into certain agreements with our sponsor, as described in more detail below. While we believe these agreements are on terms no less favorable to us than those that could have been negotiated with unaffiliated third-parties, they will not be the result of arm’s-length negotiations.

Contribution Agreement

In connection with the closing of this offering, we will enter into a contribution agreement that will effect the transactions, including the transfer of an ownership interest in each of the entities that own the Haverhill and Middletown cokemaking facilities and related assets. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Omnibus Agreement

In connection with the closing of this offering, we will enter into an omnibus agreement with our sponsor and our general partner that will address certain aspects of our relationship with them, including:

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Business Opportunities. We will have a preferential right to invest in, acquire and construct cokemaking facilities in the United States and Canada. Our sponsor will have a preferential right to all other business opportunities. If we decide not to pursue an opportunity to construct a new cokemaking facility and our sponsor or any of its controlled affiliates undertake such construction, then upon completion of such construction, we will have the option to acquire such facility at a price sufficient to give our sponsor an internal rate of return on its invested capital equal to the sum of our sponsor’s weighted average cost of capital (as determined in good faith by our sponsor) and 6.0%. If we decide not to pursue an opportunity to invest in or acquire a cokemaking facility, our sponsor or any of its controlled affiliates may undertake such an investment or acquisition and if such acquisition is completed by our sponsor, the cokemaking facility so acquired will be subject to the right of first offer described below. If a business opportunity includes cokemaking facilities but such facilities represent a minority of the value of such business opportunity as determined by our sponsor in good faith, our sponsor will have a preferential right as to such business opportunity. These agreements as to business opportunities shall apply only so long as our sponsor controls us, and shall not apply with respect to any business opportunity our sponsor or any of its controlled affiliates is actively pursuing at the time of the closing of this offering, provided, however, that we shall have certain preferential rights with respect to the Kentucky Facility.

If our sponsor constructs the Kentucky Facility, upon commencement of commercial operations we will have the option to acquire the Kentucky Facility under the same terms as would apply to other new construction under the omnibus agreement. If we do not exercise our option to acquire the Kentucky Facility upon commencement of commercial operations, the Kentucky Facility will be subject to the right of first offer described below.

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Right of First Offer. If our sponsor or any of its controlled affiliates decides to sell, convey or otherwise transfer to a third-party a cokemaking facility located in the United States or Canada or an interest therein, we shall have a right of first offer as to such facility. Our sponsor shall have the same right of first offer if we decide to sell, convey or otherwise transfer to a third-party any cokemaking facility or an interest therein. In the event a party decides to sell, convey or otherwise transfer a cokemaking facility, it will offer the other party the (“ROFO Party”) such facility with a proposed price for such assets. If the ROFO Party does not exercise its right, the seller shall have the right to complete the proposed transaction, on terms not materially more favorable to the seller than the last written offer proposed during negotiations with the ROFO Party, with a third-party within 270 days. If the seller fails to complete such a transaction within 270 days, then the right of first offer is reinstated. This right of first offer shall apply only so long as our sponsor controls us.

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Remarketing Arrangement Relating to Potential Defaults by Coke Agreement Counterparties. For a period of five years from the date of closing of this offering, our sponsor has agreed that: (i) if AK Steel exercises the early termination right provided in its Haverhill coke sales agreement, then our sponsor will, promptly upon the effective date of such termination, make us whole to the extent of AK Steel’s obligations under the Haverhill coke sales agreement (including the obligation to pay for coke) as the terms of that agreement exist on the date of this offering (without taking into effect the termination right), or (ii) if (a) other than as a result of a force majeure event or a default by us, any customer fails to purchase coke or defaults in payment under its coke sales agreement, or (b) we amend a coke sales agreement’s terms to reduce a customer’s purchase obligation as a result of the customer’s financial distress, as part of a bankruptcy or otherwise, then our sponsor will be obligated to make us whole to the extent of the customer’s failure to satisfy its obligations or to the extent the customer’s obligations are reduced, as applicable, under such coke sales agreement’s terms as exist on the date of this offering. We and our sponsor will share in any damages and other amounts recovered from third parties in connection with any of the events described in this paragraph in proportion to the relative loss and/or prospective loss suffered by us and our sponsor.

•	Indemnity. Our sponsor will indemnify us with respect to remediation at the Haverhill and Middletown cokemaking facilities:

Known Remediation. Our sponsor will indemnify us to the full extent of any remediation arising from any environmental matter discovered and identified as requiring remediation before the closing of this offering, except for any liability or increase in liability as a result of changes in environmental regulations, provided however that our sponsor will be deemed to have contributed in satisfaction of this obligation, as of the closing date of this offering, the amount identified as proceeds of this offering reserved for existing environmental remediation. Please read “Use of Proceeds.”

Unknown Remediation. If, prior to the fifth anniversary of the closing of this offering, an environmental matter that was discovered either before or after the closing of this offering is identified as requiring remediation, our sponsor shall indemnify us to the full extent of any such remediation costs, except for any liability or increase in liability resulting from changes in environmental regulations, provided however that we must bear the first $5 million of such remediation costs, and our sponsor’s liability for such remediation costs will not exceed $50 million.

Post-closing. We will indemnify our sponsor for events relating to our operations except to the extent that we are entitled to indemnification by our sponsor.

Tax Matters. Our sponsor will fully indemnify us with respect to any tax liability arising prior to or in connection with the closing of this offering.

Real Property. Our sponsor will either cure or fully indemnify us for losses resulting from any material title defects at the properties owned by the entities in which we acquire an interest in connection with the closing of this offering, to the extent that such defects interfere with or could reasonably be expected to interfere with the operations of the related cokemaking facilities.

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License. Our sponsor will grant us a royalty-free license to use the name “SunCoke” and related marks. Additionally, our sponsor will grant us a non-exclusive right to use all of our sponsor’s current and future cokemaking and related technology. We have not paid and will not pay a separate license fee for the rights we receive under the license.

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Expenses and Reimbursement. Our sponsor will continue to provide us with certain general and administrative services, and we will reimburse our sponsor for all direct costs and expenses incurred on our behalf and the portion of our sponsor’s overhead costs and expenses attributable to our operations. Additionally, the Partnership will agree to pay (i) all fees in connection with the senior notes offering; (ii) all fees due under the new revolving credit facility; and (iii) all fees in connection with any future deal financing arrangement entered into for the purpose of replacing the new revolving credit facility or the senior notes.

The omnibus agreement can be amended by written agreement of all parties to the agreement. However, the partnership may not agree to any amendment or modification that would, in the reasonable discretion of our general partner, be adverse in any material respect to the holders of our common units without prior approval of the conflicts committee. So long as our sponsor controls our general partner, the omnibus agreement will remain in full force and effect unless mutually terminated by the parties. If our sponsor ceases to control our general partner, the omnibus agreement will terminate, provided (i) the indemnification obligations described above and (ii) our non-exclusive right to use all of our sponsor’s existing cokemaking and related technology will remain in full force and effect in accordance with their terms.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. We anticipate the board will adopt a written code of business conduct and ethics, under which a director would be expected to bring to the attention of the chief executive officer or the board any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board in light of the circumstances, be determined by a majority of the disinterested directors.

If a conflict or potential conflict of interest arises between our general partner or its affiliates, on the one hand, and us or our unitholders, on the other hand, the resolution of any such conflict or potential conflict should be addressed by the board of directors of our general partner in accordance with the provisions of our partnership agreement. At the discretion of the board in light of the circumstances, the resolution may be determined by the board in its entirety or by a conflicts committee meeting the definitional requirements for such a committee under our partnership agreement.

Upon our adoption of our code of business conduct, we would expect that any executive officer will be required to avoid conflicts of interest unless approved by the board of directors of our general partner.

In the case of any sale of equity by us in which an owner or affiliate of an owner of our general partner participates, we anticipate that our practice will be to obtain approval of the board for the transaction. We anticipate that the board will typically delegate authority to set the specific terms to a pricing committee, consisting of the chief executive officer and one independent director. Actions by the pricing committee will require unanimous approval. Please read “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest” for additional information regarding the relevant provisions of our partnership agreement.

The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result, the transactions described above were not reviewed according to such procedures.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including our sponsor, on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to our sponsor. At the same time, our general partner has a duty to manage our partnership in a manner it believes is in our best interests. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third-party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership. Please read “Management—Management of SunCoke Energy Partners, L.P.—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

In addition, our general partner may use an amount, initially equal to $         million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “How We Make Distributions To Our Partners.”

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “How We Make Distributions To Our Partners—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of our sponsor have a fiduciary duty to make decisions in the best interests of the owners of our sponsor, which may be contrary to our interests.

Because certain officers and certain directors of our general partner are also directors and/or officers of affiliates of our general partner, including our sponsor, they have fiduciary duties to our sponsor that may cause them to pursue business strategies that disproportionately benefit our sponsor or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as our sponsor, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that permissibly reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

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our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interests of our partnership;

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our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that its conduct was criminal; and

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in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

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expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

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controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

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purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s call right.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business other than those incidental to its ownership of interests in us. However affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, our sponsor or its affiliates, may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of our incentive distribution rights (initially our general partner) have the right, at any time when there are no subordinated units outstanding and they have received incentive distributions at the highest level to which they are entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the incentive distribution rights at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read “How We Make Distributions To Our Partners—General Partner Interest and Incentive Distribution Rights.”

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the Partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was criminal. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “How We Make Distributions To Our Partners.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix C. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions, please read “How We Make Distributions To Our Partners”;

•	with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

SunCoke Energy Partners, L.P. was organized in July 2012 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning and operating cokemaking facilities, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “How We Make Distributions To Our Partners.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units, voting as a single class.

In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2022 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Following the completion of this offering, we expect that our subsidiaries will conduct business in one state and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests or to make additional capital contributions to us whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, an affiliate of our general partner will own approximately     % of our outstanding common and subordinated units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement;

•	are necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction. If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Distributions To Our Partners—

Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may appoint a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. At the closing of this offering, an affiliate of our general partner will own     % of our outstanding limited partner units, including all of our subordinated units.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•

all subordinated units held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of the general partner, will immediately and automatically convert into common units on a one-for-one basis, if such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third-party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Subordinated units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove SunCoke Energy Partners GP LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	Obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

•

Permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Taxpaying Assignees; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our current or future subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	Obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

•

Permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by the general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20  consecutive trading days immediately prior to the date set for redemption.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving at the request of a general partner, any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•

information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•

information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13(a) of the Exchange Act); and

•	any other information regarding our affairs that our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, SunCoke Energy, Inc. will own an aggregate of                  common units and                  subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of our common units for the four weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months (provided we are in compliance with the current public information requirement), or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale would be entitled to freely sell those common units without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement—Issuance of Additional Interests.”

Under our partnership agreement, our general partner and its affiliates will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

The executive officers and directors of our general partner and our sponsor have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions.

Our general partner has adopted the LTIP, effective as of the date immediately preceding the closing of this offering. Accordingly, we intend to file a registration statement on Form S-8 under the Securities Act to register common units issuable under the LTIP. This registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, common units issued under the LTIP will be eligible for resale in the public market without restriction after the effective date of the Form S-8 registration statement, subject to applicable vesting requirements, Rule 144 limitations applicable to affiliates and the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material federal income tax consequences to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations thereunder, or the Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to SunCoke Energy Partners, L.P. and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who purchase units in this offering, who do not materially participate in the conduct of our business activities and who hold such units as capital assets (including, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, or IRAs, employee benefit plans, real estate investment trusts or mutual funds. The U.S. federal income tax laws are complex, and their impact can vary based upon the individual’s particular circumstances. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

A partnership is not a taxable entity for federal income tax purposes and incurs no U.S. federal income tax liability. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code provides that publicly-traded partnerships will be treated as corporations for federal income tax purposes unless 90% or more of a partnership’s gross income for every taxable year it is publicly-traded consists of “qualifying income,” or the Qualifying Income Exception, the partnership may continue to be treated as a partnership for federal income tax purposes. Qualifying income includes (i) income and gains derived from the exploration, development, mining or production, processing, refining, transportation, and marketing of any mineral or natural resource (such as the refining and processing of coal), (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that more than 90% of our current gross income is qualifying income.

Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we and each of our operating subsidiaries will be treated as a partnership for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a) Neither we nor any of our operating subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

(b) For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly-traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly-traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Entity-Level Taxation

Even though we (as a partnership for U.S. federal income tax purposes) are not subject to U.S. federal income tax, we may elect to conduct some portion of our operations through corporate subsidiaries. Such subsidiaries would be subject to corporate-level tax, which reduces the cash available for distribution to us and, in turn, to our unitholders. Moreover, some of our subsidiaries and operations may be subject to income and other taxes in the jurisdictions in which they are organized or from which they receive income. Such taxation will reduce the amount of cash we have available for distribution to unitholders.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by our corporate subsidiaries (please read “—Taxation of the Partnership—Entity-Level Taxation” above), we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units plus the unitholder’s share of our liabilities. Subsequent basis adjustments include (i) increases by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreases, but not below zero, by the amount of all distributions, the unitholder’s share of our losses, and any decreases in its share of our liabilities.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of units in this offering who owns those units from the date of closing through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income that will be 30% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of taxable income to cash distributions to the common unitholders will increase. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	the earnings from operations exceeds the amount required to make minimum quarterly distributions on all common units, yet we only distribute the minimum quarterly distribution on all units; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Treatment of Distributions

Distributions made by us to a unitholder will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reduction in a unitholder’s share of our liabilities as described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code, or Section 751 Assets. To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

In addition to the basis and at risk limitations, a passive activity loss limitation limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (including, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us, and will not be available to offset a unitholder’s salary or active business income. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated amongst our unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and thereafter to our general partner. At any time that distributions are made with respect to common units and not with respect to subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of such distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units, or a Book-Tax Disparity. As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate a Book-Tax Disparity, will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) his relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (including, gains from the sale or exchange of certain investment assets held for more than one year) are 35% and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

A 3.8% Medicare tax on certain net investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, net investment income includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our units, called syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized includes the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year will, subject to certain limited exceptions, be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, or the Allocation Date. However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly-traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is, except as described below, required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31, except as described below, would require that we file two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly-traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain to the extent reflected in its earnings and profits, and as adjusted for changes in the foreign corporation’s “U.S. net equity.” That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non U.S. unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” part or all of a non U.S. unitholder’s gain may be treated as effectively connected with that unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non U.S. unitholder will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, non U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly-traded partnerships are for most purposes treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement on IRS form 8082 identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

State, Local and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property only in Ohio. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

INVESTMENT IN SUNCOKE ENERGY PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1) the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2) the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as representatives of the underwriters named below and as joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the number of common units shown opposite the underwriter’s name below:

Underwriters	Number of Common Units
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Evercore Group L.L.C.
Goldman, Sachs & Co.
RBC Capital Markets, LLC
UBS Securities LLC

Total

The underwriting agreement provides that the underwriters’ obligation to purchase the common units included in this offering depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

•	the representations and warranties made by us and SunCoke Energy, Inc. to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we and SunCoke Energy, Inc. deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

We will pay a structuring fee equal to     % of the gross proceeds from this offering (including any proceeds from the exercise of the option to purchase additional common units) to Barclays Capital Inc. and Evercore Group L.L.C. for the evaluation, analysis and structuring of our partnership.

The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers,

which may include the underwriters, at such offering price less a selling concession not in excess of $         per common unit. After the offering, the representatives may change the offering price and other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters.

We estimate that the expenses of this offering incurred by us will be approximately $          (excluding underwriting discounts and commissions and structuring fees).

Option to Purchase Additional Common Units

We have granted the underwriters an option, exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of                  additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than                  common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, our subsidiaries, our general partner and its affiliates, including SunCoke Energy, Inc., and the directors and executive officers of our general partner have agreed that, without the prior written consent of Barclays Capital Inc., we and they will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of our common units (including, without limitation, common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

These restrictions do not apply to, among other things:

•	the sale of common units pursuant to the underwriting agreement;

•	issuances of common units by us pursuant to any employee benefit plan in effect as of the date of the underwriting agreement; and

•	the filing of one or more registration statements on Form S-8 relating to any employee benefit plan in effect as of the date of the underwriting agreement.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of material event unless such extension is waived in writing by Barclays Capital Inc.

Barclays Capital Inc., in its sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time. Barclays Capital Inc. has no present intent or arrangement to release any of the securities that would be subject to these lock-up agreements.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated among the representatives and us. In determining the initial public offering price of our common units, the representatives expect to consider:

•	the history and prospects for the industry in which we operate;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly-traded common units of generally comparable companies.

Indemnification

We and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Directed Unit Program

The underwriters have reserved for sale at the initial public offering price up to 5% of the common units being offered by this prospectus for sale to the directors and executive officers of our general partner and certain other employees of our sponsor who have expressed an interest in purchasing common units in the offering. The number of common units available for sale to the general public will be reduced to the extent these persons purchase the reserved common units. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same terms as the other common units. Any common units sold in the directed unit program to the directors and executive officers of our general partner will be subject to the 180-day lock-up agreements described above.

New York Stock Exchange

We have applied to list our common units on the New York Stock Exchange under the symbol “SXCP.” The underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the New York Stock Exchange distribution requirements for trading.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Stamp Taxes

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us, our general partner and SunCoke Energy, Inc., for which they received or will receive customary fees and expenses. For example, J.P. Morgan Securities LLC and Barclays Capital Inc. will act as bookrunning managers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC will act as co-managers, of our planned offering of the senior notes. In addition, an affiliate of J.P. Morgan Securities LLC will act as administrative agent, and J.P. Morgan Securities LLC and an affiliate of Barclays Capital Inc. will act as joint lead arrangers and joint book runners under our new revolving credit facility. Furthermore, affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and RBC Capital Markets, LLC will act as lenders under our new revolving credit facility.

Affiliates of certain of the underwriters are lenders under our sponsor’s term loan and, accordingly, will receive a portion of the proceeds from this offering in the form of repayment of the debt assumed by us.

Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities or instruments or the securities or instruments of our general partner or our sponsor. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

FINRA

Because the Financial Industry Regulatory Authority, Inc., or FINRA, is expected to view the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the

Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

We may constitute a “collective investment scheme” as defined by Section 235 of the Financial Services and Markets Act 2000, or FSMA, that is not a “recognized collective investment scheme” for the purposes of FSMA, or CIS, and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

(i)	if we are a CIS and are marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended, or the CIS Promotion Order, or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii)	otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or Financial Promotion Order, or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii)	in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”).

The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006, or the CISA. Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Germany

This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

VALIDITY OF OUR COMMON UNITS

The validity of our common units will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The Combined Financial Statements of SunCoke Energy Partners Predecessor at December 31, 2010 and 2011, and for each of the years ended December 31, 2009, 2010 and 2011 included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing.

The Consolidated Balance Sheet of SunCoke Energy Partners, L.P. as of July 30, 2012 included in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding our common units. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and our common units offered in this prospectus, we refer you to the registration statement and the exhibits and schedule filed as part of the registration statement. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website address on the Internet will be www.                    , and we intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. After this offering, documents filed by us can also be inspected at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10002.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

SUNCOKE ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma Combined Financial Statements of SunCoke Energy Partners, L.P. (the “Partnership”) consist of a Combined Balance Sheet as of September 30, 2012, a Combined Statement of Operations for the fiscal year ended December 31, 2011, and a Combined Statement of Operations for the nine months ended September 30, 2012. The unaudited pro forma Combined Financial Statements included herein have been derived from the audited historical Combined Financial Statements of SunCoke Energy Partners Predecessor, our predecessor for accounting purposes (“the Predecessor”) set forth elsewhere herein. The unaudited pro forma Combined Financial Statements do not necessarily reflect what our financial position and results of operations would have been if we had operated as an independent, publicly-traded partnership during the periods shown. In addition, they are not necessarily indicative of our future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events, described below, that are (i) directly attributable to the initial public offering (the “IPO”) of limited partner units in the Partnership, (ii) factually supportable and (iii) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the Partnership. The actual adjustments may differ from the pro forma adjustments.

The contribution by SunCoke Energy, Inc. (“SunCoke”) to the Partnership of Haverhill and Middletown interests will be recorded at SunCoke’s historical cost as it is considered to be a reorganization of entities under common control. The pro forma adjustments have been prepared as if the transactions to be effected at the closing of the IPO had taken place on September 30, 2012 in the case of the unaudited pro forma Combined Balance Sheet and as of January 1, 2011 in the case of the pro forma Combined Statement of Operations for the year ended December 31, 2011 and for the nine months ended September 30, 2012. The unaudited pro forma Combined Financial Statements should be read in conjunction with the notes accompanying such unaudited pro forma Combined Financial Statements and with the audited historical Combined Financial Statements and related notes included elsewhere herein.

The unaudited pro forma Combined Financial Statements give effect to the following transactions:

•

the issuance (i) to our general partner of a 2.0% general partner interest in us and all of our incentive distribution rights and (ii) to SunCoke of          million common units and          million subordinated units, representing an aggregate         % limited partner interest in us;

•	the issuance of million common units to the public in the IPO, representing a % interest in us at an initial public offering price of $ per unit;

•	the issuance of $150.0 million aggregate principal amount of the Partnership’s senior notes (the “senior notes”) concurrently with the closing of the IPO (the “senior notes offering”)

•	the creation of a noncontrolling interest representing SunCoke’s retained 35% interest in the entities that own the Haverhill and Middletown facilities;

•	the entry into our new $100.0 million revolving credit facility as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”;

•	the payment of expenses related to the IPO of $26.5 million and debt financing fees related to the new revolving credit facility and the senior notes offering of $6.0 million;

•	the application of the net proceeds of the IPO, together with the net proceeds from the senior notes offering, as described in “Use of Proceeds”;

•	a reduction in parent net equity for tax credits and net operating loss carryforwards generated by the Predecessor which were used by Sunoco; and

•	the change in tax status of the Predecessor to a non-taxable entity.

Upon completion of the IPO, the Partnership anticipates incurring incremental selling, general and administrative expense of approximately $2.5 million per year as a result of being a publicly-traded partnership, such as expenses associated with annual and quarterly reporting, tax return preparation, Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses.

In connection with the closing of the IPO, the omnibus agreement between SunCoke and our general partner will govern the allocation methodology. Pursuant to the omnibus agreement, our financial results will reflect (i) charges that are incurred by SunCoke or its affiliates that are directly attributable to the Partnership and (ii) with respect to all of SunCoke’s remaining corporate overhead costs, a portion of such costs allocated to the Partnership based on the proportional level of effort attributable to our operations. A larger percentage of such corporate overhead costs will be allocated to the Partnership to reflect the incremental efforts associated with being a publicly-traded partnership. However, the allocation methodology in the omnibus agreement will also provide for a decrease in the corporate overhead costs that will be subject to allocation because such costs are not incremental to the Partnership. By comparison, the allocation methodology used in the historical Combined Financial Statements was applied to all corporate overhead costs. Overall, while both methodologies utilize a proportional cost allocation, the allocation methodology in the omnibus agreement will result in a reduction of corporate overhead costs that will be allocated to the Partnership.

We estimate that corporate overhead costs allocated to the Partnership would have been lower by approximately $6.4 million and $5.1 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively.

No pro forma adjustments have been made to our historical Combined Financial Statements to reflect the costs and expenses described above because they are projected amounts based on judgmental estimates and would not be factually supportable. Future allocations will be governed by the omnibus agreement, which will not be effective until the closing of the IPO.

SunCoke Energy Partners, L.P.

Pro Forma Combined Balance Sheet (Unaudited) As of September 30, 2012

	Predecessor Historical	Pro Forma Adjustments			SunCoke Energy Partners, L.P. Pro Forma
	(Dollars in millions)
Assets
Cash and cash equivalents	$—	$300.0	(a	)	$128.7
		150.0	(b	)
		(26.5)	(c	)
		(6.0)	(d	)
		(288.8)	(e	)

Accounts receivable	49.3	(49.3)	(f	)	—
Inventories	71.4				71.4

Total current assets	120.7	79.4			200.1

Properties, plants and equipment, net	768.0				768.0
Deferred income taxes	28.4	(189.8)	(g	)	—
		161.4	(h	)

Deferred charges and other assets	5.0	6.0	(d	)	6.1
		(4.9)	(l	)

Total assets	$922.1	$52.1			$974.2

Liabilities and Equity
Accounts payable	$37.8				$37.8
Accrued liabilities	16.8				16.8

Total current liabilities	54.6				54.6

Long-term debt	225.0	150.0	(b	)	150.0
		(225.0)	(e	)
Other deferred credits and liabilities	0.4				0.4

Total liabilities	280.0	(75.0)			205.0

Equity
Parent net equity	642.1	(63.8)	(e	)	—
		(49.3)	(f	)
		(189.8)	(g	)
		161.4	(h	)
		(4.9)	(l	)
		(195.8)	(i	)
		(299.9)	(i	)(j)
Held by public: Common units		300.0	(a	)	273.5
		(26.5)	(c	)
Held by parent: Common units / Subordinated units / General partner interest		299.9	(i	)(j)	299.9

Parent net equity / partners’ capital attributable to SunCoke Energy Partners, L.P.	642.1	(68.7)			573.4

Noncontrolling interests.		195.8	(i	)	195.8
Total parent net equity / partners’ capital	642.1	127.1			769.2

Total liabilities and equity	$922.1	$52.1			$974.2

(See Accompanying Notes)

SunCoke Energy Partners, L.P.

Pro Forma Combined Statement of Operations (Unaudited)

For the Year Ended December 31, 2011

	Predecessor Historical	Pro Forma Adjustments			SunCoke Energy Partners, L.P. Pro Forma
	(Dollars in millions, except per unit data)
Revenues
Sales and other operating revenue	$449.8	$				$449.8

Costs and operating expenses
Cost of products sold and operating expenses	367.2					367.2
Selling, general and administrative expenses	25.7					25.7
Depreciation expense	18.6					18.6

Total costs and operating expenses	411.5					411.5

Operating income	38.3					38.3

Interest expense	4.7		(4.7)	(k)		13.0
			1.4	(m)
			11.6	(n)

Income before income tax expense	33.6		(8.3)			25.3
Income tax expense	2.8		(2.8)	(h)		—

Net income	30.8		(5.5)			25.3
Less: net income attributable to noncontrolling interests			13.4	(o)		13.4

Net income attributable to SunCoke Energy Partners, L.P.	$30.8		$(18.9)			$11.9

General partner’s interest in net income					$
Common unitholders’ interest in net income					$
Subordinated unitholders’ interest in net income					$
Weighted average common units outstanding (basic and diluted)
Weighted average subordinated units outstanding (basic and diluted)

Net income per common unit (basic and diluted)					$

Net income per subordinated unit (basic and diluted)					$

(See Accompanying Notes)

SunCoke Energy Partners, L.P.

Pro Forma Combined Statement of Operations (Unaudited)

For the Nine Months Ended September 30, 2012

	Predecessor Historical	Pro Forma Adjustments				SunCoke Energy Partners, L.P. Pro Forma
	(Dollars in millions, except per unit data)
Revenues
Sales and other operating revenue	$554.0	$					$554.0

Costs and operating expenses
Cost of products sold and operating expenses	446.4						446.4
Selling, general and administrative expenses	16.5						16.5
Depreciation expense	24.4						24.4

Total costs and operating expenses	487.3						487.3

Operating income	66.7						66.7

Interest expense	7.8		(7.8)	(k	)		9.7
			1.0	(m	)
			8.7	(n	)

Income before income tax expense	58.9		(1.9)				57.0

Income tax expense	17.4		(17.4)	(h	)		—

Net income	41.5		15.5				57.0
Less: net income attributable to noncontrolling interests			23.3	(o	)		23.3

Net income attributable to SunCoke Energy Partners, L.P.	$41.5		$(7.8)				$33.7

General partner’s interest in net income						$
Common unitholders’ interest in net income						$
Subordinated unitholders’ interest in net income						$
Weighted average common units outstanding (basic and diluted)
Weighted average subordinated units outstanding (basic and diluted)

Net income per common unit (basic and diluted)						$

Net income per subordinated unit (basic and diluted)						$

(See Accompanying Notes)

SunCoke Energy Partners, L.P.

Notes to Unaudited Pro Forma Financial Statements

1. Basis of Presentation

The unaudited pro forma Combined Financial Statements of SunCoke Energy Partners, L.P. (the “Partnership”) have been derived from the historical financial statements of SunCoke Energy Partners Predecessor (“Predecessor”). The Predecessor financial statements are comprised of the cokemaking operations and related assets of the Haverhill Coke Company LLC facility of SunCoke Energy, Inc. (“SunCoke”), located in Franklin Furnace, Ohio (“Haverhill”) and SunCoke’s Middletown Coke Company, LLC facility located in Middletown, Ohio (“Middletown). The pro forma adjustments have been prepared as if the transactions to be effected at the closing of the initial public offering (the “IPO”) of limited partner units in the Partnership had taken place on September 30, 2012 in the case of the pro forma Combined Balance Sheet and as of January 1, 2011 in the case of the pro forma Combined Statement of Operations for the year ended December 31, 2011 and for the nine months ended September 30, 2012. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments.

The unaudited pro forma Combined Financial Statements give effect to the following transactions:

•

the issuance (i) to our general partner of a 2.0% general partner interest in us and all of our incentive distribution rights and (ii) to SunCoke of          million common units and          million subordinated units, representing an aggregate         % limited partner interest in us;

•	the issuance of million common units to the public in the IPO, representing a % interest in us at an initial public offering price of $ per unit;

•	the issuance of $150.0 million aggregate principal amount of the Partnership’s senior notes (the “senior notes”) concurrently with the closing of the IPO (the “senior notes offering”)

•	the creation of a noncontrolling interest representing SunCoke’s retained 35% interest in the entities that own the Haverhill and Middletown facilities;

•

the entry into our new $100.0 million revolving credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”;

•	the payment of expenses related to the IPO of $26.5 million and debt financing fees related to the new revolving credit facility and the senior notes offering of $6.0 million;

•	the application of the net proceeds of the IPO, together with the net proceeds from the senior notes offering, as described in “Use of Proceeds”;

•	a reduction in parent net equity for tax credits and net operating loss carryforwards generated by the Predecessor which were used by Sunoco; and

•	the change in tax status of the Predecessor to a non-taxable entity.

The pro forma adjustments included herein assume no exercise of the IPO underwriters’ option to purchase additional common units. The proceeds from any exercise of the IPO underwriters’ option to purchase additional common units will be paid as a special distribution to SunCoke.

Upon completion of the IPO, the Partnership anticipates incurring incremental selling, general and administrative expense of approximately $2.5 million per year as a result of being a publicly-traded partnership, such as expenses associated with annual and quarterly reporting, tax return preparation, Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses.

In connection with the closing of the IPO, the omnibus agreement between SunCoke and our general partner will govern the allocation methodology. Pursuant to the omnibus agreement, our financial results will reflect (i) charges that are incurred by SunCoke or its affiliates that are directly attributable to the Partnership and (ii) with respect to all of SunCoke’s remaining corporate overhead costs, a portion of such costs allocated to the Partnership based on the proportional level of effort attributable to our operations. A larger percentage of such corporate overhead costs will be allocated to the Partnership to reflect the incremental efforts associated with being a publicly-traded partnership. However, the allocation methodology in the omnibus agreement will also provide for a decrease in the corporate overhead costs that will be subject to allocation because such costs are not incremental to the Partnership. By comparison, the allocation methodology used in the historical Combined Financial Statements was applied to all corporate overhead costs. Overall, while both methodologies utilize a proportional cost allocation, the allocation methodology in the omnibus agreement will result in a reduction of corporate overhead costs that will be allocated to the Partnership.

We estimate that corporate overhead costs allocated to the Partnership would have been lower by approximately $6.4 million and $5.1 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively.

No pro forma adjustments have been made to our historical Combined Financial Statements to reflect the costs and expenses described above because they are projected amounts based on judgmental estimates and would not be factually supportable. Future allocations will be governed by the omnibus agreement, which will not be effective until the closing of the IPO.

2. Pro Forma Adjustments and Assumptions

A general description of these transactions and adjustments is provided as follows:

(a) reflects gross proceeds of $300.0 million from the issuance and sale of          million common units to the public at an initial public offering price of $         per unit.

(b) reflects the issuance of $150.0 million aggregate principal amount of senior notes.

(c) reflects payment of underwriting discounts and expenses related to the IPO of $26.5 million, which will be allocated to the public common units.

(d) reflects payment of $6.0 million in debt financing fees related to the new revolving credit facility and the senior notes offering.

(e) represents $417.5 million in net proceeds from the IPO and the senior notes offering, $288.8 million of which the Partnership will use as follows:

(i) $225.0 million to pay off debt assumed by the Partnership;

(ii) $63.8 million to reimburse SunCoke for certain capital expenditures; and

The remaining $128.7 million will be retained by the Partnership.

(f) reflects the amount of the accounts receivable balance of the Predecessor that will be retained by Sun Coal & Coke LLC at the closing of the IPO.

(g) reflects a reduction in parent net equity for the following tax credits and net operating loss carryforwards generated by the Predecessor which were used by Sunoco:

(i) $61.8 million reduction of the non-current portion of the deferred income tax asset as of September 30, 2012 related to the nonconventional fuel tax credit carryforward; and

(ii) $128.0 million reduction of the non-current portion of the deferred income tax asset as of September 30, 2012 related to the net operating loss carryforwards.

(h) reflects the change in tax status of the Partnership to a non-taxable entity for federal and state income taxes, which had the following effects:

(i) the elimination of $161.4 million in deferred income tax liability; and

(ii) income tax expense of $2.8 million and $17.4 million have been eliminated for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively.

(i) represents $195.8 million of parent net equity attributable to noncontrolling interest and $299.9 million of remaining parent net equity. As described in the “Summary—Formation Transaction and Partnership Structure” section, the Partnership will own a 65% interest in each of the Haverhill Coke Company LLC and Middletown Coke Company, LLC, the entities that own the Haverhill and Middletown facilities and related assets, with SunCoke owning the remaining 35%. The Partnership will consolidate the financial results of the entities that own the Haverhill and Middletown facilities and has recorded a noncontrolling interest in the pro forma Combined Balance Sheet and Statements of Operations with respect to the 35% interest held by SunCoke.

The net equity attributable to the controlling and noncontrolling interests was calculated based on the predecessor historical parent net equity of $642.1 million as adjusted for the transactions to be effected at the closing of the IPO as if they had occurred on September 30, 2012 as detailed in footnotes (f)-(h) above and in footnote (l) below. In addition controlling interest is adjusted for the direct contribution by the Partnership to SunCoke as detailed in footnote (e) and thus results in a direct reduction to parent net equity.

The controlling and noncontrolling interests are calculated as follows:

	Predecessor Historical	Pro Forma Adjustments Related to Predecessor		Subtotal	Pro Forma Adjustments Related to Partnership		Total
	($ in millions)
Parent net equity	$642.1
		(49.3	)(f)
		(189.8	)(g)
		161.4	(h)
		(4.9	)(l)

Parent net equity to allocate to the controlling and noncontrolling interests	$642.1	$(82.6)		$559.5

Controlling interest				363.7	(63.8	)(e)	299.9
Noncontrolling interest				195.8			195.8

(j) represents the conversion of the $299.9 million of parent net equity related to the 65% controlling interest to the:

(i) 2.0% general partner interest—parent;

(ii)          common units—parent; and

(iii)          subordinated units—parent.

(k) reflects the elimination of interest expense relating to the indebtedness repaid as described in (e)(i) above.

(l) reflects the elimination of debt issuance costs relating to the indebtedness repaid as described in (e)(i) above.

(m) reflects:

(i) fees of $0.5 million and $0.4 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, related to the new $100.0 million revolving credit facility;

(ii) amortization of $0.5 million and $0.3 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, associated with the arrangement fee recognized over the term of the new revolving credit facility; and

(iii) the amortization of $0.4 million and $0.3 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, associated with the debt financing fee amortized over the life of the senior notes.

(n) reflects the interest expense related to the new revolving credit facility and the senior notes as if such debt was issued on January 1, 2011. The interest expense for the senior notes was $11.6 million and $8.7 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, and was computed using an assumed interest rate of         %. A 0.125% variance in the assumed interest rate on the borrowings would change annual interest expense by $0.2 million.

(o) reflects net income attributable to the 35% ownership held by noncontrolling interest. Net income attributable to noncontrolling interest excludes costs discussed in footnotes (m) and (n) above.

3. Pro Forma Net Income per Unit

Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to the limited partners by the number of common units and subordinated units using the two class method. For purposes of this calculation, we assumed that              million common units and             million subordinated units were outstanding since January 1, 2011.

For the year ended December 31, 2011, pro forma net income per limited partner unit would have been $         which is less than our annualized minimum quarterly distribution of $        . Therefore, pro forma net income per limited partner unit of $         was entirely allocated to common units and our subordinated units would not have been entitled to earnings. For the nine months ended September 30, 2012, our pro forma net income per limited partner unit would have been $         which is entirely allocated to common units and is comprised of our minimum quarterly distribution for the three-quarter period ended September 30, 2012 of $         and $         in arrearages. For the nine months ended September 30, 2012, our subordinated units would not have been entitled to earnings.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

SunCoke Energy, Inc.

We have audited the accompanying combined balance sheets of SunCoke Energy Partners Predecessor (the “Predecessor”) as of December 31, 2011 and 2010, and the related combined statements of operations, cash flows and parent net equity for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Predecessor at December 31, 2011 and 2010, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As described in Note 1 to the combined financial statements, the accompanying combined financial statements have been derived from the accounting records of SunCoke Energy, Inc. The combined financial statements include expense allocations for certain corporate functions historically provided by SunCoke Energy, Inc. These allocations may not be reflective of the actual expense which would have been incurred had the Predecessor operated as a separate entity apart from SunCoke Energy, Inc.

/s/ Ernst & Young LLP

Chicago, Illinois

August 7, 2012

SunCoke Energy Partners Predecessor

Combined Statements of Operations

	Years Ended December 31,
	2011		2010	2009
	(Dollars in millions)
Revenues
Sales and other operating revenue		$449.8	$360.7	$308.7

Costs and operating expenses
Cost of products sold and operating expenses		367.2	308.9	317.5
Selling, general and administrative expenses		25.7	11.7	8.4
Depreciation expense		18.6	17.2	13.7

Total costs and operating expenses		411.5	337.8	339.6

Operating income (loss)		38.3	22.9	(30.9)

Interest expense		4.7	—	—

Income (loss) before income tax expense (benefit)		33.6	22.9	(30.9)
Income tax expense (benefit)		2.8	(1.1)	(24.4)

Net income (loss)		$30.8	$24.0	$(6.5)

Supplemental pro forma net income per limited partner unit	$
Units used to calculate supplemental pro forma per limited partner unit

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Balance Sheets

	December 31,
	2011	2010
	(Dollars in millions)
Assets
Accounts receivable	$26.7	$18.7
Inventories	67.0	34.8

Total current assets	93.7	53.5

Properties, plants and equipment, net	783.8	626.2
Deferred income taxes	45.8	48.6
Deferred charges and other assets	5.4	0.1

Total assets	$928.7	$728.4

Liabilities and Parent Net Equity
Accounts payable	$65.6	$54.9
Accrued liabilities	14.6	7.9

Total current liabilities	80.2	62.8

Long-term debt	225.0	—
Other deferred credits and liabilities	0.3	0.4
Commitments and contingent liabilities

Total liabilities	305.5	63.2

Parent Net Equity
Total parent net equity	623.2	665.2

Total liabilities and parent net equity	$928.7	$728.4

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Statements of Cash Flows

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Cash Flows from Operating Activities
Net income (loss)	$30.8	$24.0	$(6.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	18.6	17.2	13.7
Deferred income tax expense (benefit)	2.8	(1.1)	(24.4)
Changes in working capital pertaining to operating activities:
Accounts receivable	(8.0)	2.0	(2.2)
Inventories	(32.2)	3.2	(7.1)
Accounts payable and accrued liabilities	17.4	33.7	(8.4)
Other	(5.9)	(1.3)	—

Net cash provided by (used in) operating activities	23.5	77.7	(34.9)

Cash Flows from Investing Activities
Capital expenditures	(175.7)	(182.6)	(46.9)
Proceeds from sale of assets	—	1.7	—

Net cash used in investing activities	(175.7)	(180.9)	(46.9)

Cash Flows from Financing Activities
Net transfers from parent	152.2	103.2	81.8

Net cash provided by financing activities	152.2	103.2	81.8

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Statements of Parent Net Equity

Parent Net Equity
(Dollars in millions)
At January 1, 2009	$462.7
Net loss from January 1, 2009 to December 31, 2009	(6.5)
Net increase in parent net equity	81.8

At December 31, 2009	$538.0
Net income from January 1, 2010 to December 31, 2010	24.0
Net increase in parent net equity	103.2

At December 31, 2010	$665.2
Net income from January 1, 2011 to December 31, 2011	30.8
Long-term debt allocated from parent	(225.0)
Net decrease in parent net equity	152.2

At December 31, 2011	$623.2

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Notes to Combined Financial Statements

1. General

Description of Business and Basis of Presentation

The accompanying Combined Financial Statements of SunCoke Energy Partners Predecessor (the “Predecessor”) have been prepared in connection with the proposed initial public offering (the “IPO”) of limited partner units in SunCoke Energy Partners, L.P. (the “Partnership”), which was formed in Delaware on July 30, 2012. We view the accompanying Combined Financial Statements as the predecessor of the Partnership. The Partnership will acquire ownership in certain operations that comprised a portion of the domestic cokemaking operations of SunCoke Energy, Inc. (“SunCoke”). In January 2012, SunCoke became an independent, publicly-traded company following its separation from Sunoco, Inc. (“Sunoco”).

At the closing of the IPO, SunCoke will contribute to the Partnership an interest in two of its independently owned and operated cokemaking operations in Ohio. The contributed cokemaking operations are comprised of the cokemaking operations and related assets of SunCoke’s Haverhill Coke Company LLC, located in Franklin Furnace, Ohio (“Haverhill”), and Middletown Coke Company, LLC, located in Middletown, Ohio (“Middletown”), collectively referred to as the Predecessor. The first phase of the Haverhill facility, or Haverhill 1, commenced operations in 2005, while the second phase of the Haverhill facility, or Haverhill 2, commenced operations in 2008. Middletown commenced operations in October 2011. The Predecessor is principally engaged in the business of manufacturing and selling coke which is the primary raw material in the blast furnace steelmaking process.

The Combined Financial Statements were prepared using SunCoke’s historical basis in the assets and liabilities of the Predecessor, and include all revenues, costs, assets, and liabilities attributed to the Predecessor, after the elimination of all signification intercompany accounts and transactions. The historical Combined Financial Statements also include allocations of certain SunCoke corporate expenses. Management believes the assumptions and methodology underlying the allocation of general corporate overhead expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Predecessor if it had operated as an independent, publicly-traded partnership during the periods prior to the IPO or of the costs expected to be incurred in the future. In the opinion of management, the adjustments necessary for a fair presentation of the Combined Financial Statements, in accordance with accounting principles generally accepted in the United States (“GAAP”), have been made. See Note 3 for further information regarding allocated expenses.

The Predecessor participates in centralized financing and cash management programs not maintained at the Predecessor level. Accordingly, none of SunCoke’s cash or interest income has been assigned to the Predecessor in the Combined Financial Statements. Advances between the Predecessor and SunCoke that are specifically related to the Predecessor have been reflected in the Combined Financial Statements. However, advances between SunCoke and Sunoco not specifically attributable to the Predecessor have not been reflected in the Combined Financial Statements. Transfers of cash to and from SunCoke’s financing and cash management program are reflected as a component of parent net equity on the Combined Balance Sheets.

Effective July 26, 2011, SunCoke allocated $225.0 million of debt and related debt issuance costs to the Predecessor. In connection with this allocation, interest expense has also been allocated to the Predecessor. Prior to July 26, 2011, SunCoke did not have any external debt, and no debt or interest expense was allocated to the Predecessor. See Note 11 for additional information.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and accompanying notes. Actual amounts could differ from these estimates.

Revenue Recognition

The Predecessor sells coke as well as steam and electricity to third-party customers. Revenues related to the sale of products are recognized when title passes, which generally occurs when products are shipped or delivered in accordance with the terms of the respective sales agreements. Revenues are not recognized until sales prices are fixed or determinable and collectability is reasonably assured. Substantially all of the coke produced by the Predecessor is sold pursuant to long-term contracts with its customers.

Cash Equivalents

During each of the periods presented, the Predecessor participated in SunCoke’s cash management system. Cash receipts attributed to our operations were collected by SunCoke, and cash disbursements were funded by SunCoke. The Predecessor did not record interest income or expense related to these transactions. The net effect of these transactions were included in parent net equity in our Combined Financial Statements.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method, except for materials and supplies inventory, which are determined using the average-cost method.

The Predecessor utilizes the selling prices under its long-term coke supply contracts to record lower of cost or market inventory adjustments.

Properties, Plants and Equipment, Net

Plants and equipment are depreciated on a straight-line basis over their estimated useful lives. Coke and energy plant, machinery and equipment are depreciated over 25 to 30 years. Depreciation is excluded from cost of products sold and operating expenses and is presented separately in the Combined Statements of Operations. Gains and losses on the disposal or retirement of fixed assets are reflected in earnings when the assets are sold or retired. Amounts incurred that extend an asset’s useful life, increase its productivity or add production capacity are capitalized. Direct costs, such as outside labor, materials, internal payroll and benefits costs, incurred during the construction of a new facility are capitalized; indirect costs are not capitalized. Normal repairs and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An asset, or group of assets, is considered to be impaired when the undiscounted estimated net cash flows expected to be generated by the asset, or group of assets, are less than its carrying amount. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the impaired asset, or group of assets.

Income Taxes

The Predecessor, as a component of SunCoke, was included in the consolidated federal and certain consolidated, combined or unitary state income tax returns filed by Sunoco. However, the Predecessor’s provision for income taxes and the deferred income tax amounts reflected in the Combined Financial Statements have been determined on a theoretical separate-return basis.

The Predecessor recognizes the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Interest accrued related to unrecognized tax benefits are included in interest cost and penalties accrued related to unrecognized tax benefits are included in income taxes in the Combined Statement of Operations.

Deferred tax asset and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are projected to be recovered or settled.

Shipping and Handling Costs

Shipping and handling costs are included in cost of products sold and operating expenses.

Fair Value Measurements

The Predecessor determines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required, the Predecessor utilizes valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy included in current accounting guidance. The Predecessor generally applies the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.

Recently Issued Pronouncements

There are no recently issued accounting standards which are not yet effective that the Predecessor believes would materially impact its Combined Financial Statements.

Labor Concentrations

As of December 31, 2011, the Predecessor had approximately 255 employees. Approximately 126, or 49%, of the Predecessor’s employees are currently represented by the United Steelworkers. The collective bargaining agreement with respect to the Predecessor’s Haverhill cokemaking facility expires on November 1, 2012.

3. Related Party Transactions

The related party transactions with SunCoke and its affiliates are described below.

Sales to Affiliate

The flue gas produced during the Haverhill cokemaking process is being utilized to generate low-pressure steam, which is sold to the adjacent chemical manufacturing facility formerly owned and operated by Sunoco chemicals business. In the fourth quarter of 2011, Sunoco sold this facility to Goradia Capital LLC, an unrelated party. Steam sales to Sunoco’s chemicals business totaled $7.7 million, $9.6 million, and $7.8 million in 2011, 2010, and 2009, respectively.

Allocated Expenses

Amounts were allocated from SunCoke for general corporate overhead costs attributable to the operations of the Predecessor. The general corporate overhead expenses incurred by SunCoke include costs from certain corporate and shared services functions provided by SunCoke. The amounts reflected include (i) charges that were incurred by SunCoke that were specifically identified as being attributable to the Predecessor and (ii) an allocation of all of SunCoke’s remaining general corporate overhead costs based on the proportional level of effort attributable to the operation of our facilities. These costs include legal, accounting, tax, treasury, engineering, information technology, insurance, employee benefit costs, communications, human resources, and procurement. All corporate costs that were specifically identifiable to a particular SunCoke operating facility have been allocated to that facility, including the Predecessor. Where specific identification of charges to a particular SunCoke operating facility was not practicable, a reasonable method of allocation was applied to all remaining general corporate overhead costs. The allocation methodology for all remaining corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of SunCoke’s operating facilities, including the Predecessor. In the opinion of management, general corporate overhead costs are consumed by the operating facilities principally in equal proportions. The allocation to each facility is further adjusted for certain specific factors identified by management that impact the services provided to or benefits received by each operating facility such as the type of operations and products produced as well as contract and business complexity at each facility. In the opinion of management, the cost allocations have been determined on a basis considered to be a reasonable reflection of all costs of doing business by the Predecessor. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, management judgment, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the business operated as an independent, publicly-traded partnership.

Parent Net Equity

Net transfers from (to) parent are included within parent net equity within the Combined Financial Statements. The components include intercompany dividends, cash pooling and general financing activities, cash transfers for capital expenditures and corporate allocations, including income taxes.

4. Customer Concentrations

In 2011, the Predecessor sold approximately 1.2 million tons of coke to its two primary customers: AK Steel Corporation, or AK Steel, and ArcelorMittal USA, Inc., or ArcelorMittal. The first phase of its Haverhill facility, or Haverhill 1, sells approximately one-half of the production from the Haverhill facility pursuant to long-term contracts with ArcelorMittal. The second phase of its Haverhill facility, or Haverhill 2, sells the remaining balance of coke produced at the Haverhill facility. Haverhill 2 commenced operations in 2008, became fully operational in 2009, and initially sold to affiliates of OAO Severstal and then to AK Steel under long-term contracts. All coke sales from the Middletown cokemaking facility, which commenced operations in the fourth quarter of 2011, are made pursuant to a long-term contract with AK Steel.

The Predecessor generally does not require any collateral with respect to its accounts receivable. At December 31, 2011, the Predecessor’s accounts receivable balances were primarily due from ArcelorMittal and AK Steel. As a result, the Predecessor experiences concentrations of credit risk in its accounts receivable with these two customers; these concentrations of credit risk may be affected by changes in economic or other conditions affecting the steel industry.

Coke sales to ArcelorMittal accounted for $206.8 million, $158.2 million and $145.3 million, or 46%, 44% and 47%, respectively, of the Predecessor’s total revenues for the years ended December 31, 2011, 2010 and 2009.

Coke sales to AK Steel, in total, accounted for $215.2 million, $168.3 million and $9.3 million or 48%, 47%, and 3% respectively, of the Predecessor’s total revenues for the years ended December 31, 2011, 2010 and 2009.

Coke sales to OAO Severstal, in total, accounted for $135.7 million, or 44%, of the Predecessor’s total revenues for the year ended December 31, 2009.

5. Income Taxes

Prior to June 2012, the Predecessor received federal income tax credits for coke production from the Haverhill 1 and Haverhill 2 cokemaking facilities. These tax credits were earned for each ton of coke produced and sold during the four years after the initial coke production at each facility. The eligibility to generate tax credits for coke production expired in March 2009 and June 2012, respectively, for the Haverhill 1 and Haverhill 2 facilities.

The provision for income taxes in the Combined Financial Statements has been determined on a theoretical separate-return basis. The tax losses and tax credits generated by the Predecessor have been used by Sunoco and will remain with Sunoco after the Offering. The Predecessor’s theoretical separate-return basis operating loss and tax credit carry backs may not reflect the tax positions taken or to be taken by Sunoco.

The components of income tax expense are as follows:

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Deferred tax (benefit):
U.S. federal	$2.8	$(1.1)	$(24.4)

	$2.8	$(1.1)	$(24.4)

The reconciliation of the income tax expense (benefit) at the U.S. statutory rate to the income tax expense (benefit) is as follows:

	Years Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Income tax expense (benefit) at 35 percent U.S. statutory rate	$11.8	$8.0	$(10.8)
Increase (reduction) in income taxes resulting from:
Nonconventional fuel credit	(9.1)	(9.1)	(13.6)
Nondeductible/nontaxable items	0.1	—	—

	$2.8	$(1.1)	$(24.4)

The tax effects of temporary differences that comprise the net deferred income tax asset are as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Deferred tax assets:
Nonconventional fuel credit carryforward	$58.5	$49.4
Federal net operating loss carryforward	129.1	75.5
Other liabilities not yet deductible	3.1	1.7

Deferred tax assets	190.7	126.6

Deferred tax liabilities:
Properties, plants and equipment	(144.9)	(78.0)

Deferred tax liability	(144.9)	(78.0)

Net deferred tax asset	$45.8	$48.6

The net deferred income tax asset is classified in the Combined Balance Sheets as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Noncurrent asset	$190.7	$126.6
Noncurrent liability	(144.9)	(78.0)

	$45.8	$48.6

Sunoco’s consolidated federal income tax returns, which include the Predecessor and SunCoke’s federal income tax return, have been examined by the Internal Revenue Service (“IRS”) for all years through 2006. Sunoco has entered into an agreement with the IRS to resolve the federal tax examination for the 2007 and 2008 tax year. There are no outstanding tax controversies applicable to SunCoke or the Predecessor which would require recognition of a liability for unrecognized tax benefits at December 31, 2011 and neither SunCoke nor the Predecessor has recorded liabilities for unrecognized tax benefits, interest or penalties during the years ended December 31, 2011, 2010 and 2009.

6. Inventories

The Predecessor’s inventory consists of metallurgical coal, which is the principal raw material for the Predecessor’s cokemaking operations; coke, which is the finished good sold by the Predecessor to its customers; and materials, supplies and other.

These components of inventories were as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Coal	$49.9	$18.4
Coke	5.1	5.9
Materials, supplies and other	12.0	10.5

	$67.0	$34.8

The increase in coal inventory at December 31, 2011 was due in part to a $20.9 million increase related to the start-up of Middletown operations.

7. Properties, Plants and Equipment, Net

The components of net properties, plants and equipment were as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Coke and energy plant, machinery and equipment	$835.3	$410.0
Land and land improvements	14.7	12.7
Construction-in-progress	3.8	255.1
Other	0.2	0.2

Gross investment, at cost	854.0	678.0
Less: accumulated depreciation	(70.2)	(51.8)

Total properties, plants and equipment, net	$783.8	$626.2

8. Retirement and Other Post Employment Benefits Plans

Certain employees of the Predecessor participate in defined contribution and postretirement health care and life insurance plans sponsored by SunCoke. These plans have been accounted for in the Combined Financial Statements as multi-employer plans.

Defined Contribution Plans

Certain employees of the Predecessor participate in defined contribution plans sponsored by SunCoke which provide retirement benefits. The Predecessor’s contributions, which are principally based on its allocable portion of our sponsor’s pretax income and the aggregate compensation levels of participating employees and are charged against income as incurred, amounted to $1.0 million, $0.9 million and $0.7 million in 2011, 2010 and 2009, respectively.

Postretirement Health Care and Life Insurance Plans

Certain of the Predecessor’s employees participate in other postemployment benefit plans sponsored by SunCoke. The amount of other postretirement benefit plans (benefit) expense allocated to the Predecessor related to these plans is reflected in operating expenses in the Combined Statements of Operations and was immaterial for all periods presented.

The postretirement benefit plans are unfunded and the costs are borne by the Predecessor.

9. Accrued Liabilities

Accrued liabilities consisted of following:

	December 31,
	2011	2010
	(Dollars in millions)
Accrued sales discounts	$9.7	$4.7
Accrued benefits	1.9	1.1
Other	3.0	2.1

Total	$14.6	$7.9

10. Commitments and Contingent Liabilities

The EPA has issued Notices of Violations (“NOVs”) for the Haverhill cokemaking facility which stems from alleged violations of the Predecessor’s air emission operating permits for this facility. The Predecessor is currently working in a cooperative manner with the EPA to address the allegations. Settlement may require payment of a penalty for alleged past violations as well as undertaking capital projects to improve reliability of the energy recovery systems and enhance environmental performance at the Haverhill facility. As a result of recent discussions with the EPA, the Predecessor expects these projects to cost approximately $53 million to $67 million and to be carried out over the 2012 through 2016 time period. The majority of the spending is expected to take place from 2013 to 2016, although some spending may occur in 2012 depending on the timing of the settlement. The final cost of the projects will be dependent upon the ultimate outcome of discussions with regulators. As of December 31, 2011, negotiations were ongoing and the Predecessor was unable to estimate a range of reasonably possible loss related to potential penalties for alleged past violations. The Predecessor does not believe any probable loss would be material to its financial position, results of operations or cash flows.

On February 9, 2010, the Ohio Department of Environmental Protection, or ODEP, issued a New Source Review permit-to-install (“NSR PTI”) for the Middletown cokemaking facility. During the 30-day statutory appeal period ending March 11, 2010, four parties, including the City of Monroe, Ohio, Robert D. Snook, a pro se litigant, the National Resources Defense Council, and individuals affiliated with the SunCoke Watch opposition group, filed appeals at the Ohio Environmental Review Appeals Commission, or ERAC, challenging the ODEP’s issuance of the NSR PTI. In May 2012, the Predecessor entered into a settlement agreement with the parties. The settlement agreement was approved by the ERAC in July 2012. The terms of the settlement were not material to the financial position, results of operations or cash flows of the Predecessor at December 31, 2011. The Middletown cokemaking facility commenced operations in October 2011. The terms of the agreement are not material to the Predecessor’s financial position, results of operations or cash flows of the Predecessor at December 31, 2011.

The Predecessor is a party to certain other pending and threatened claims. Although the ultimate outcome of these claims cannot be ascertained at this time, it is reasonably possible that some portion of these claims could be resolved unfavorably to the Predecessor. Management of the Predecessor believes that any liability which may arise from claims would not be material in relation to the financial position, results of operations or cash flows of the Predecessor at December 31, 2011.

11. Debt

On July 26, 2011, SunCoke entered into a credit agreement (the “Credit Agreement”) which provides for a seven-year term loan (the “Term Loan”). Borrowings under the Term Loan bear interest, at SunCoke’s option, at either (i) base rate plus an applicable margin or (ii) the greater of 1.00% or LIBOR plus an applicable margin. The applicable margin on the Term Loan is (i) in the case of base rate loans, 2.00% per annum and (ii) in the case of LIBOR loans, 3.00% per annum. The weighted-average interest rate for borrowings outstanding under the Term Loan during 2011 was 4.16%.

Though SunCoke is the legal entity obligated to repay the Term Loan, effective July 26, 2011, SunCoke allocated $225.0 million of the Term Loan and related debt issuance costs of $5.7 million to the Predecessor. Interest expense and amortization of debt issuance costs has been allocated to the Predecessor beginning on July 26, 2011. Prior to entering into the Credit Agreement, SunCoke did not have any external debt, and no debt or interest expense was allocated to the Predecessor.

Interest expense has been allocated as a proportion of SunCoke’s total Term Loan and includes the effect of interest rate swap agreements. For the year ended December 31, 2011, the Combined Statement of Operations includes allocation of interest expense of $4.7 million. There was no interest expense allocated for the years ended December 31, 2010 and 2009. The amount of consolidated debt attributed to the Combined Financial Statements may not be indicative of the actual amounts that the Predecessor would have incurred had the Predecessor been operating as an independent, publicly-traded partnership for the periods presented.

The Predecessor, along with other certain SunCoke subsidiaries, guarantees certain obligations, including $400.0 million of senior notes (the “Notes”) issued on July 26, 2011 by SunCoke, and is subject to certain covenants and restrictions under the Term Loan and Notes entered into by SunCoke, as discussed below.

Term Loan

The Term Loan contains certain covenants, restrictions and events of default including, but not limited to, maintaining a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio and limitations on the ability of SunCoke and certain of SunCoke’s subsidiaries, including the Predecessor, to (i) incur indebtedness, (ii) pay dividends or make other distributions, (iii) prepay, redeem or repurchase certain debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates and (viii) consolidate or merge. In addition, under certain circumstances, the Term Loan is subject to mandatory principal prepayments.

The obligations under the Term Loan are guaranteed by certain of SunCoke’s subsidiaries, including the Predecessor, and secured by liens on substantially all of SunCoke’s and the guarantors’ assets pursuant to a Guarantee and Collateral Agreement, dated as of July 26, 2011, among SunCoke, the subsidiaries of SunCoke party thereto and JPMorgan Chase Bank, N.A, as administrative agent.

Notes

The Notes contain covenants that, among other things, limit the Predecessor’s ability and the ability of certain of SunCoke’s subsidiaries, including the Predecessor, to (i) incur indebtedness, (ii) pay dividends or make other distributions, (iii) prepay, redeem or repurchase certain debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates and (viii) consolidate or merge. These covenants are subject to a number of exceptions and qualifications set forth in the Indenture.

Management of the Predecessor believes the likelihood is remote that any such arrangements could have a materially adverse effect on the Combined Financial Statements.

12. Fair Value Measurements

The Predecessor measures certain financial and non-financial assets and liabilities at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Fair value disclosures are reflected in a three-level hierarchy, maximizing the use of observable inputs and minimizing the use of unobservable inputs.

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

•

Level 2 – inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Certain assets and liabilities are measured at fair value on a recurring basis. The Predecessor’s cash equivalents were measured at fair value based on quoted prices in active markets for identical assets. These inputs are classified as Level 1 within the valuation hierarchy. There were no cash equivalents at December 31, 2011 and 2010, respectively.

As discussed in Note 11, beginning on July 26, 2011, SunCoke allocated interest expense to the Predecessor. On August 15, 2011, SunCoke entered into interest rate swap agreements with an aggregate notional amount of $125.0 million. The interest rate swaps are used to manage the risk associated with changing interest rates and accounted for under ASC 815-Derivatives and Hedging, which requires all derivatives to be marked to market (fair value). SunCoke does not purchase or hold any derivatives for trading purposes. SunCoke did not elect hedge accounting treatment for these interest rate swaps and, therefore, the changes in the fair value of the interest rate swap agreements are recorded in interest expense. A proportionate amount of the mark to market impact of the swap arrangement recorded by SunCoke was allocated to the Predecessor. For the year ended December 31, 2011, the Combined Statement of Operation includes an allocation of interest expense related to the swap arrangement of $0.4 million. Given that the interest rate swap agreements were between SunCoke and a separate non-related counterparty, the portion of the interest rate swaps attributable to the Predecessor is not discreetly identifiable. Therefore, the carrying value of the interest swaps has been excluded from the Predecessor’s Combined Balance Sheets. Additionally, the Predecessor’s obligation related to SunCoke’s term loan is fixed at $225.0 million.

In estimating the fair market value of interest rate swaps, SunCoke utilized a present value technique which discounts future cash flows against the underlying floating rate benchmark. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by the counterparty. These inputs are not observable in the market and are classified as Level 3 within the valuation hierarchy.

Non-Financial Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). At December 31, 2011, no material fair value adjustments or fair value measurements were required for these non-financial assets or liabilities.

Certain Financial Assets and Liabilities not Measured at Fair Value

At December 31, 2011, the estimated fair value of the Predecessor’s long-term debt was estimated to be $221.1 million, compared to a carrying amount of $225.0 million. The fair value was estimated by management based upon estimates of debt pricing provided by financial institutions and are considered Level 3 inputs.

13. Business Segment Disclosures

The Predecessor derives its revenues from two cokemaking facilities, Haverhill and Middletown, located in Ohio. Both facilities use similar production processes to produce coke and to recover waste heat that is converted to steam or electricity. The coke production for these facilities is sold directly to integrated steel producers under contracts which provide for the pass-through of coal costs subject to contractual coal-to-coke yields plus an operating cost component and fixed fee component received for each ton of coke sold. Accordingly, the Predecessor’s management believes that these facilities have similar long-term economic characteristics and thus have aggregated the facilities into one reportable segment.

Revenues by product are as follows:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Cokemaking revenues	$422.0	$333.4	$290.3
Energy revenues	27.8	27.3	18.4

	$449.8	$360.7	$308.7

14. Supplemental Pro Forma Information (Unaudited)

The unaudited supplemental pro forma net income per limited partner unit has been presented in accordance with SEC Staff Accounting Bulletin Topic 1.B.3. Supplemental pro forma net income per limited partner unit assumes additional common units were issued to give effect to the approximately $63.8 million distribution to SunCoke upon completion of the IPO. The number of units deemed for accounting purposes to have been sold in this offering in order to pay the distribution is             . The number of units and supplemental pro forma net income per limited partner unit is calculated as follows:

	Year Ended December 31, 2011
	(Dollars in millions, except unit and per unit amounts)
Distribution to SunCoke upon completion of the IPO		$63.8
Less: Net income for the year ended December 31, 2011		$30.8

Distributions from proceeds		$33.0

Distributions from proceeds		$33.0
Divided by the net offering price per common unit(1)	$

Number of units needed to pay distributions from proceeds

2011 net income		$30.8
Units used to calculate supplemental pro forma net income per limited partner unit(2)

Supplemental pro forma net income per limited partner unit	$

(1)	Net of underwriters discount and offering expenses:

Common units issued to the public
Multiplied by: offering price	$

Gross Proceeds	$
Less: offering expenses and underwriters discount	$

Net Proceeds	$
Divided by: common units issued to the public

Net offering price per common unit	$

(2)	Units used to calculate supplemental pro forma net income per limited partner unit:

Number of units needed to pay distributions from proceeds
Common units issued to the public

Units used to calculate supplemental pro forma net income per limited partner unit

15. Subsequent Events

The Predecessor performed an evaluation of subsequent events through August 7, 2012, the date the Combined Financial Statements were available to be issued, and determined there were no recognized or unrecognized subsequent events that would require adjustment or additional disclosure in the Combined Financial Statements as of December 31, 2011.

SunCoke Energy Partners Predecessor

Combined Statements of Operations (Unaudited)

	Nine Months Ended September 30,
	2012		2011
	(Dollars in millions)
Revenues
Sales and other operating revenue		$554.0	$309.7

Costs and operating expenses
Cost of products sold and operating expenses		446.4	249.7
Selling, general and administrative expenses		16.5	17.6
Depreciation expense		24.4	12.7

Total costs and operating expenses		487.3	280.0

Operating income		66.7	29.7

Interest expense		7.8	2.1

Income before income tax expense		58.9	27.6
Income tax expense		17.4	4.1

Net income		$41.5	$23.5

Supplemental pro forma net income per limited partner unit	$
Units used to calculate supplemental pro forma net income per limited partner unit

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Balance Sheets

	September 30, 2012	Pro Forma September 30, 2012	December 31, 2011
	(Unaudited)	(Unaudited)
	(Dollars in millions)
Assets
Accounts receivable	$49.3	$49.3	$26.7
Inventories	71.4	71.4	67.0

Total current assets	120.7	120.7	93.7

Properties, plants and equipment, net	768.0	768.0	783.8
Deferred income taxes	28.4	28.4	45.8
Deferred charges and other assets	5.0	5.0	5.4

Total assets	$922.1	$922.1	$928.7

Liabilities and Parent Net Equity
Accounts payable	$37.8	$37.8	$65.6
Accrued liabilities	16.8	16.8	14.6
Distribution payable	—	63.8	—

Total current liabilities	54.6	118.4	80.2

Long-term debt	225.0	225.0	225.0
Other deferred credits and liabilities	0.4	0.4	0.3
Commitments and contingent liabilities

Total liabilities	280.0	343.8	305.5

Parent Net Equity
Total parent net equity	642.1	578.3	623.2

Total liabilities and parent net equity	$922.1	$922.1	$928.7

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$41.5	$23.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	24.4	12.7
Deferred income tax expense	17.4	4.1
Changes in working capital pertaining to operating activities:
Accounts receivable	(22.6)	(5.1)
Inventories	(4.4)	(20.4)
Accounts payable and accrued liabilities	(25.6)	(6.0)
Other	—	(5.8)

Net cash provided by operating activities	30.7	3.0

Cash Flows from Investing Activities:
Capital expenditures	(8.1)	(149.0)

Net cash used in investing activities	(8.1)	(149.0)

Cash Flows from Financing Activities:
Net transfers (to) / from parent	(22.6)	146.0

Net cash (used in) provided by financing activities	(22.6)	146.0

Net change in cash and cash equivalents	—	—

Cash and cash equivalents at beginning of the period	—	—

Cash and cash equivalents at end of the period	$—	$—

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Combined Statements of Parent Net Equity

(Unaudited)

Parent Net Equity
(Dollars in millions)
At January 1, 2011	$665.2
Net income from January 1, 2011 to September 30, 2011	23.5
Long term debt allocated from parent	(225.0)
Net increase in parent net equity	146.0

At September 30, 2011	$609.7

At December 31, 2011	$623.2
Net income from January 1, 2012 to September 30, 2012	41.5
Net decrease in parent net equity	(22.6)

At September 30, 2012	$642.1

(See Accompanying Notes)

SunCoke Energy Partners Predecessor

Notes to Combined Financial Statements

(Unaudited)

1. General

Description of Business and Basis of Presentation

The accompanying Combined Financial Statements of SunCoke Energy Partners Predecessor (the “Predecessor”) have been prepared in connection with the proposed initial public offering (the “IPO”) of limited partner units in SunCoke Energy Partners, L.P. (the “Partnership”), which was formed in Delaware on July 30, 2012. We view the accompanying Combined Financial Statements as the predecessor of the Partnership. The Partnership will acquire ownership in certain operations that comprised a portion of the domestic cokemaking operations of SunCoke Energy, Inc. (“SunCoke”). In January 2012, SunCoke became an independent, publicly-traded company following its separation from Sunoco, Inc. (“Sunoco”).

At the closing of the IPO, SunCoke will contribute to the Partnership an interest in two of its independently owned and operated cokemaking operations in Ohio. The contributed cokemaking operations are comprised of the cokemaking operations and related assets of SunCoke’s Haverhill Coke Company LLC, located in Franklin Furnace, Ohio (“Haverhill”), and Middletown Coke Company, LLC, located in Middletown, Ohio (“Middletown”), collectively referred to as the Predecessor. Middletown commenced operations in October 2011. The Predecessor is principally engaged in the business of manufacturing and selling coke which is the primary raw material in the blast furnace steelmaking process.

The Combined Financial Statements were prepared using SunCoke’s historical basis in the assets and liabilities of the Predecessor, and include all revenues, costs, assets, and liabilities attributed to the Predecessor, after the elimination of all signification intercompany accounts and transactions. The historical Combined Financial Statements also include allocations of certain SunCoke corporate expenses. Management believes the assumptions and methodology underlying the allocation of general corporate overhead expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Predecessor if it had operated as an independent, publicly-traded partnership during the periods prior to the IPO or of the costs expected to be incurred in the future. In the opinion of management, the adjustments necessary for a fair presentation of the Combined Financial Statements, in accordance with accounting principles generally accepted in the United States (“GAAP”), have been made. See Note 3 for further information regarding allocated expenses.

The Predecessor participates in centralized financing and cash management programs not maintained at the Predecessor level. Accordingly, none of SunCoke’s cash or interest income has been assigned to the Predecessor in the Combined Financial Statements. Advances between the Predecessor and SunCoke that are specifically related to the Predecessor have been reflected in the Combined Financial Statements. However, advances between SunCoke and Sunoco not specifically attributable to the Predecessor have not been reflected in the Combined Financial Statements. Transfers of cash to and from SunCoke’s financing and cash management program are reflected as a component of parent net equity on the Combined Balance Sheets.

Effective July 26, 2011, SunCoke allocated $225.0 million of debt and related debt issuance costs to the Predecessor. In connection with this allocation, interest expense has also been allocated to the Predecessor. Prior to July 26, 2011, SunCoke did not have any external debt, and no debt or interest expense was allocated to the Predecessor. See Note 8 for additional information.

2. Related Party Transactions

The related party transactions with SunCoke and its affiliates are described below.

Sales to Affiliate

The flue gas produced during the Haverhill cokemaking process is being utilized to generate low-pressure steam, which is sold to the adjacent chemical manufacturing facility formerly owned and operated by Sunoco chemicals business. In the fourth quarter of 2011, Sunoco sold this facility to Goradia Capital LLC, an unrelated party and as such there were no sales to affiliates in the nine months ended September 30, 2012. Steam sales to Sunoco’s chemicals business totaled $7.0 million for the nine months ended September 30, 2011.

Allocated Expenses

Amounts were allocated from SunCoke for general corporate overhead costs attributable to the operations of the Predecessor. The general corporate overhead expenses incurred by SunCoke include costs from certain corporate and shared services functions provided by SunCoke. The amounts reflected include (i) charges that were incurred by SunCoke that were specifically identified as being attributable to the Predecessor and (ii) an allocation of all of SunCoke’s remaining general corporate overhead costs based on the proportional level of effort attributable to the operation of our facilities. These costs include legal, accounting, tax, treasury, engineering, information technology, insurance, employee benefit costs, communications, human resources, and procurement. All corporate costs that were specifically identifiable to a particular SunCoke operating facility have been allocated to that facility, including the Predecessor. Where specific identification of charges to a particular SunCoke operating facility was not practicable, a reasonable method of allocation was applied to all remaining general corporate overhead costs. The allocation methodology for all remaining corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to each of SunCoke’s operating facilities, including the Predecessor. In the opinion of management, general corporate overhead costs are consumed by the operating facilities principally in equal proportions. The allocation to each facility is further adjusted for certain specific factors identified by management that impact the services provided to or benefits received by each operating facility such as the type of operations and products produced as well as contract and business complexity at each facility. In the opinion of management, the cost allocations have been determined on a basis considered to be a reasonable reflection of all costs of doing business by the Predecessor. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, management judgment, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the business operated as an independent, publicly-traded partnership.

Parent Net Equity

Net transfers from (to) parent are included within parent net equity within the Combined Financial Statements. The components include intercompany dividends, cash pooling and general financing activities, cash transfers for capital expenditures and corporate allocations, including income taxes.

3. Income Taxes

Prior to June 2012, the Predecessor received federal income tax credits for coke production from its Haverhill 1 and Haverhill 2 cokemaking facilities. These tax credits were earned for each ton of coke produced and sold during the four years after the initial coke production at each facility. The eligibility to generate tax credits for coke production expired in March 2009 and June 2012, respectively, for the Predecessor’s Haverhill 1 and Haverhill 2 facilities.

The provision for income taxes in the Combined Financial Statements has been determined on a theoretical separate-return basis. The tax losses and tax credits generated by the Predecessor prior to SunCoke’s separation from Sunoco have been used by Sunoco and will remain with Sunoco after the Offering. The tax losses and tax credits generated by the Predecessor subsequent to SunCoke’s separation from Sunoco will remain with SunCoke after the IPO. The Predecessor’s theoretical separate-return basis operating loss and tax credit carry backs may not reflect the tax positions taken or to be taken by Sunoco or SunCoke.

The components of income tax expense are as follows:

	Nine Months Ended September 30,
	2012	2011
	(Dollars in millions)
Deferred tax:
U.S. federal	$17.4	$4.1

	$17.4	$4.1

The reconciliation of income tax expense at the U.S. statutory rate to income tax expense is as follows:

	Nine Months Ended September 30,
	2012	2011
	(Dollars in millions)
Income tax expense at 35 percent U.S. statutory rate	$20.6	$9.7
Increase (reduction) in income taxes resulting from:
Nonconventional fuel tax credit	(3.3)	(5.6)
Nondeductible/nontaxable items and other	0.1	—

	$17.4	$4.1

4. Inventories

The Predecessor’s inventory consists of metallurgical coal, which is the principal raw material for the Predecessor’s cokemaking operations; coke, which is the finished good sold by the Predecessor to its customers; and materials, supplies and other.

These components of inventories were as follows:

	September 30, 2012	December 31, 2011
	(Dollars in millions)
Coal	$51.4	$49.9
Coke	5.3	5.1
Materials, supplies and other	14.7	12.0

	$71.4	$67.0

5. Retirement and Other Post Employment Benefits Plans

Certain employees of the Predecessor participate in defined contribution and postretirement health care and life insurance plans sponsored by SunCoke. These plans have been accounted for in the Combined Financial Statements as multi-employer plans.

Defined Contribution Plans

Certain employees of the Predecessor participate in defined contribution plans sponsored by SunCoke which provide retirement benefits. The Predecessor’s contributions, which are principally based on its allocable portion of our sponsor’s pretax income and the aggregate compensation levels of participating employees and are charged against income as incurred, amounted to $0.8 million for both the nine months ended September 30, 2012 and 2011.

Postretirement Health Care and Life Insurance Plans

Certain of the Predecessor’s employees participate in other postemployment benefit plans sponsored by SunCoke. The amount of other postretirement benefit expense allocated to the Predecessor related to these plans is reflected in operating expenses in the Combined Statements of Operations and was immaterial for all periods presented.

The postretirement benefit plans are unfunded and the costs are borne by the Predecessor.

6. Accrued Liabilities

Accrued liabilities consisted of following:

	September 30, 2012	December 31, 2011
	(Dollars in millions)
Accrued sales discounts	$12.4	$9.7
Accrued benefits	1.3	1.9
Other	3.1	3.0

Total	$16.8	$14.6

7. Commitments and Contingent Liabilities

The EPA has issued a Notice of Violation (“NOV”) for the Predecessor’s Haverhill cokemaking facility which stems from alleged violations of its air emission operating permits for this facility. The Predecessor is currently working in a cooperative manner with the EPA to address the allegations. Settlement may require payment of a penalty for alleged past violations as well as undertaking capital projects to improve reliability of the energy recovery systems and enhance environmental performance at the Haverhill facility. As a result of recent discussions with the EPA, the Predecessor expects these projects to cost approximately $67 million and to be carried out over the 2012 through 2016 time period. The majority of the spending is expected to take place from 2013 to 2016, although some spending may occur in 2012 depending on the timing of the settlement. The final cost of the projects will be dependent upon the ultimate outcome of discussions with regulators. We are currently engaged in penalty negotiations with regulators and estimate a reasonably possible loss for alleged past violations to be approximately $1.1 million.

On February 9, 2010, the Ohio Department of Environmental Protection, or ODEP, issued a New Source Review permit-to-install (“NSR PTI”) for the Middletown cokemaking facility. During the 30-day statutory appeal period ending March 11, 2010, four parties, including the City of Monroe, Ohio, Robert D. Snook, a pro se litigant, the National Resources Defense Council, and individuals affiliated with the SunCoke Watch opposition group, filed appeals at the Ohio Environmental Review Appeals Commission, or ERAC, challenging ODEP’s issuance of the NSR PTI. In May 2012, the Predecessor entered into a settlement agreement with the parties. The settlement agreement was approved by the ERAC in July 2012. The terms of the agreement were not material to the Predecessor’s financial position, results of operations or cash flows of the Predecessor at September 30, 2012.

The Predecessor is a party to certain other pending and threatened claims. Although the ultimate outcome of these claims cannot be ascertained at this time, it is reasonably possible that some portion of these claims could be resolved unfavorably to the Predecessor. Management of the Predecessor believes that any liability which may arise from claims would not be material in relation to the financial position, results of operations or cash flows of the Predecessor at September 30, 2012.

8. Debt

On July 26, 2011, SunCoke entered into a credit agreement (the “Credit Agreement”) which provides for a seven-year term loan (the “Term Loan”). Borrowings under the Term Loan bear interest, at SunCoke’s option, at either (i) base rate plus an applicable margin or (ii) the greater of 1.00% or LIBOR plus an applicable margin. The applicable margin on the Term Loan is (i) in the case of base rate loans, 2.00% per annum and (ii) in the case of LIBOR loans, 3.00% per annum. The weighted-average interest rate for borrowings outstanding under the Term Loan for the nine months ended September 30, 2012 was 4.07%.

Though SunCoke is the legal entity obligated to repay the Term Loan, effective July 26, 2011, SunCoke allocated $225.0 million of the Term Loan and related debt issuance costs of $5.7 million to the Predecessor. Interest expense and amortization of debt issuance costs has been allocated to the Predecessor beginning on July 26, 2011. Prior to entering into the Credit Agreement, SunCoke did not have any external debt, and no debt or interest expense was allocated to the Predecessor.

Interest expense has been allocated as a proportion of SunCoke’s total Term Loan and includes the effect of interest rate swap agreements. For the nine months ended September 30, 2012 and September 30, 2011, the Combined Statement of Operations includes allocation of interest expense of $7.8 million and $2.1 million, respectively. The amount of consolidated debt attributed to the Combined Financial Statements may not be indicative of the actual amounts that the Predecessor would have incurred had the Predecessor been operating as an independent, publicly-traded partnership for the periods presented.

9. Fair Value Measurements

The Predecessor measures certain financial and non-financial assets and liabilities at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Fair value disclosures are reflected in a three-level hierarchy, maximizing the use of observable inputs and minimizing the use of unobservable inputs.

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

•

Level 2 – inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Certain assets and liabilities are measured at fair value on a recurring basis. The Predecessor’s cash equivalents were measured at fair value based on quoted prices in active markets for identical assets. These inputs are classified as Level 1 within the valuation hierarchy. There were no cash equivalents at December 31, 2011 and 2010, respectively.

As discussed in Note 8, beginning on July 26, 2011, SunCoke allocated interest expense to the Predecessor. On August 15, 2011, SunCoke entered into interest rate swap agreements with an aggregate notional amount of $125.0 million. The interest rate swaps are used to manage the risk associated with changing interest rates and accounted for under ASC 815-Derivatives and Hedging, which requires all derivatives to be marked to market

(fair value). SunCoke does not purchase or hold any derivatives for trading purposes. SunCoke did not elect hedge accounting treatment for these interest rate swaps and, therefore, the changes in the fair value of the interest rate swap agreements are recorded in interest expense. A proportionate amount of the mark to market impact of the swap arrangement recorded by SunCoke was allocated to the Predecessor. For the nine months ended September 30, 2012 and 2011, the Combined Statement of Operations includes an allocation of interest expense related to the swap arrangement of $0.5 million and $0.2 million, respectively. Given that the interest rate swap agreements were between SunCoke and a separate non-related counterparty, the portion of the interest rate swaps attributable to the Predecessor is not discreetly identifiable. Therefore, the carrying value of the interest swaps has been excluded from the Predecessor’s Combined Balance Sheets. Additionally, the Predecessor’s obligation related to SunCoke’s term loan is fixed at $225.0 million.

In estimating the fair market value of interest rate swaps, SunCoke utilized a present value technique which discounts future cash flows against the underlying floating rate benchmark. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by the counterparty. These inputs are not observable in the market and are classified as Level 3 within the valuation hierarchy.

Non-Financial Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). At September 30, 2012, no material fair value adjustments or fair value measurements were required for these non-financial assets or liabilities.

Certain Financial Assets and Liabilities not Measured at Fair Value

At September 30, 2012, the estimated fair value of the Predecessor’s long-term debt was estimated to be $226.4 million, compared to a carrying amount of $225.0 million. The fair value was estimated by management based upon estimates of debt pricing provided by financial institutions and are considered Level 3 inputs.

10. Supplemental Pro Forma Information

The unaudited supplemental pro forma balance sheet has been presented in accordance with SEC Staff Accounting Bulletin Topic 1.B.3. The unaudited supplemental pro forma balance sheet gives effect to the distribution of approximately $63.8 million to SunCoke upon completion of the IPO.

Supplemental pro forma net income per limited partner unit assumes additional common units were issued to give effect to the distribution described above. The number of units deemed for accounting purposes to have been sold in this offering in order to pay the distribution is             . The number of units and supplemental pro forma net income per limited partner unit is calculated as follows:

	Nine Months Ended September 30, 2012
	(Dollars in millions, except unit and per unit amounts)
Distribution to SunCoke upon completion of the IPO		$63.8
Less: Net income for the twelve months ended September 30, 2012		$48.8

Distributions from proceeds		$15.0

Distributions from proceeds		$15.0
Divided by the net offering price per common unit (1)	$

Number of units needed to pay distributions from proceeds

Net income for the twelve months ended September 30, 2012		$48.8
Units used to calculate supplemental pro forma net income per limited partner unit (2)

Supplemental pro forma net income per limited partner unit	$

(1)	Net of underwriters discount and offering expenses:

Common units issued to the public
Multiplied by: offering price	$

Gross Proceeds	$
Less: offering expenses and underwriters discount	$

Net Proceeds	$
Divided by: common units issued to the public

Net offering price per common unit	$

(1)	Units used to calculate supplemental pro forma net income per limited partner unit:

Number of units needed to pay distributions from proceeds
Common units issued to the public

Units used to calculate supplemental pro forma net income per limited partner unit

11. Subsequent Events

The Predecessor performed an evaluation of subsequent events through November 2, 2012, the date the Combined Financial Statements were available to be issued and determined there were no recognized or unrecognized subsequent events that would require adjustment or additional disclosure in the Combined Financial Statements as of September 30, 2012.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

SunCoke Energy, Inc.

We have audited the accompanying consolidated balance sheet of SunCoke Energy Partners, L.P. as of July 30, 2012. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of SunCoke Energy Partners, L.P. at July 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois

August 7, 2012

SunCoke Energy Partners, L.P.

Consolidated Balance Sheet as of July 30, 2012

Assets
Total assets	$—

Partners’ Equity
General partner’s equity	$20
Limited partner’s equity	980
Receivables from partners	$(1,000)

Total liabilities and partners’ equity	$—

(See Accompanying Notes)

SunCoke Energy Partners, L.P.

Notes to the Consolidated Balance Sheet

1. Nature of Operations

SunCoke Energy Partners, L.P. (the “Partnership”) is a Delaware limited partnership formed on July 30, 2012 to acquire an interest in two cokemaking operations of SunCoke Energy, Inc. (“SunCoke”) in Ohio. The acquired cokemaking operations include SunCoke’s blast furnace coke manufacturing at its Haverhill Coke Company LLC facility in Franklin Furnace, Ohio and Middletown Coke Company, LLC facility in Middletown, Ohio, which commenced operations in October 2011. The acquired cokemaking operations will be accounted for as a transaction under common control and accordingly, SunCoke’s basis in the cokemaking operations will become the Partnership basis in these assets and will not be adjusted to fair market value under purchase accounting.

The Partnership intends to offer common units, representing limited partner interests, pursuant to a public offering and to concurrently issue common units and subordinated units, representing additional limited partner interests in the Partnership and a 2.0% general partner interest in the Partnership to SunCoke Energy Partners GP LLC (the “GP”), a wholly-owned subsidiary of SunCoke.

The GP, as general partner, contributed $20 and Sun Coal & Coke LLC, as the organizational limited partner, contributed $980, all in the form of cash to the Partnership on July 30, 2012. The notes receivable from GP and SunCoke have been reflected as a deduction from partners’ equity on the accompanying balance sheet.

2. Subsequent Events

Management of the Partnership evaluated subsequent events through August 7, 2012, the date the Balance Sheet was available to be issued and determined there were no recognized or unrecognized subsequent events that would require adjustment or additional disclosure in the Balance Sheet as of July 30, 2012.

SunCoke Energy Partners, L.P.

Consolidated Balance Sheets

	September 30, 2012	July 30, 2012
	(Unaudited)
Assets
Total Assets	$—	$—

Partners’ Equity
General partner’s equity	$20	$20
Limited partner’s equity	980	980
Receivables from partners	$(1,000)	$(1,000)

Total liabilities and partners’ equity	$—	$—

(See Accompanying Notes)

SunCoke Energy Partners, L.P.

Notes to the Consolidated Balance Sheets

(Unaudited)

1. Nature of Operations

SunCoke Energy Partners, L.P. (the “Partnership”) is a Delaware limited partnership formed on July 30, 2012 to acquire an interest in two cokemaking operations of SunCoke Energy, Inc. (“SunCoke”) in Ohio. The acquired cokemaking operations include SunCoke’s blast furnace coke manufacturing at its Haverhill Coke Company LLC facility in Franklin Furnace, Ohio and Middletown Coke Company, LLC facility in Middletown, Ohio, which commenced operations in October 2011. The acquired cokemaking operations will be accounted for as a transaction under common control and accordingly, SunCoke’s basis in the cokemaking operations will become the Partnership basis in these assets and will not be adjusted to fair market value under purchase accounting. There have been no operations in the Partnership from the date of formation through September 30, 2012.

The Partnership intends to offer common units, representing limited partner interests, pursuant to a public offering and to concurrently issue common units and subordinated units, representing additional limited partner interests in the Partnership and a 2.0% general partner interest in the Partnership to SunCoke Energy Partners GP LLC (the “GP”), a wholly-owned subsidiary of SunCoke.

The GP, as general partner, has committed to contribute $20 and Sun Coal & Coke LLC, as the organizational limited partner, has committed to contribute $980, all in the form of cash to the Partnership. The notes receivable from GP and SunCoke have been reflected as a deduction from partners’ equity on the accompanying balance sheet.

2. Subsequent Events

Management of the Partnership evaluated subsequent events through November 2, 2012, the date the Balance Sheet was available to be issued and determined there were no recognized or unrecognized subsequent events that would require adjustment or additional disclosure in the Balance Sheet as of September 30, 2012.

APPENDIX A

GLOSSARY OF INDUSTRY TERMS

Ash: Inorganic material consisting of iron, alumina, sodium and other incombustible matter that are contained in coal. Ash increases the weight of coal, adds to the cost of handling, and its composition may affect the coal’s burning characteristics.

Basic Oxygen Furnace, or BOF: A steelmaking furnace in which molten pig iron and steel scrap are converted into steel.

Battery: A connected bank of cokemaking ovens. A cokemaking facility may consist of one or more coke oven batteries.

Best Available Control Technology, or BACT: An air permitting requirement mandated by the United States Clean Air Act that is generally determined on a case-by-case basis by state or local permitting agencies and is based on a review of all available pollution control systems and considers economic feasibility. To receive a permit for construction in areas meeting national ambient air quality standards, or attainment areas (as designated by the U.S. Environmental Protection Agency), all major new or modified facilities must meet this requirement.

Blast Furnace: A cylindrical smelting furnace used in the extraction of iron from iron ore. The iron ore along with coke and typically a limestone flux are charged in the top of the furnace. A blast of hot, compressed air is piped in at the bottom of the furnace to increase temperatures so that the iron ore is reduced to nearly-pure liquid iron. The molten iron, also known as “hot metal,” sinks to the bottom and is tapped off for further use in steelmaking.

British thermal unit, or “Btu”: A measure of the thermal energy required to raise the temperature of one pound of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit).

By-product cokemaking: A cokemaking process in which coal is heated in a positive pressure environment in the absence of oxygen and the resulting usable by-product coal chemicals are repurposed into fuel and other products for integrated steel furnaces and for other uses. Also known as recovery cokemaking.

By-product coke oven: A coke oven which employs by-product cokemaking.

Capacity Utilization: For our cokemaking operations, a measure of production efficiency calculated by dividing coke production for the period by the cokemaking capacity applicable to the period.

Clean Air Act: The United States Clean Air Act, as amended.

Coal-to-coke yield: The amount of coke produced from a given quantity of metallurgical coal, typically expressed as a percentage. The yield can vary according to the particular coal blend properties and the cokemaking process; however, 1.4 tons of metallurgical coal typically yields approximately one ton of coke, representing a 70% coal-to-coke yield.

Cogeneration facility: A power station that simultaneously generates both electricity and useful heat.

Coke: A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is a principal raw material used in the manufacture of iron and steel.

Cokemaking capacity: The number of tons of blast furnace size coke that a cokemaking facility can produce annually based on the stated design capacity of the facility. Facilities may be able to run above their stated capacity on a sustained basis depending on facility condition and operating and maintenance practices. Small size coke production that is not blast furnace size is commonly referred to as “nut coke”, “breeze” or “fines” and is separated from the blast furnace coke in screening facilities.

A-1

Cold strength: The ability of coke to withstand breakage at room temperature; reflects coke behavior outside the blast furnace and in the upper part of the blast furnace.

EIA: U.S. Energy Information Administration.

Electric arc furnace, or EAF: A furnace that heats steel scrap, pig iron and direct reduced iron by means of an electric arc to produce liquid steel.

EPA: U.S. Environmental Protection Agency.

Flue gas: Gas produced from the combustion of coal volatile matter that exits the coke oven through a system of flues, which are enclosed passageways for directing products of combustion to subsequent processing/cleaning and ultimately to the atmosphere.

Flue gas desulfurization: A process used to remove sulfur oxides from the combusted flue gases of a cokemaking facility before discharge to the atmosphere. Chemicals such as lime are used as the scrubbing media.

Heat recovery cokemaking facility: Non-recovery cokemaking facilities that heat coal in a negative pressure environment and are designed to use the excess heat from combustion to produce steam and/or electricity are referred to as heat recovery facilities.

Heat recovery steam generator: A heat exchanger that recovers heat from a hot gas stream and uses the heat to produce steam for process uses or electric power generation.

Lowest Achievable Emission Rate, or LAER: An air permitting requirement mandated by the United States Clean Air Act that is generally determined on a case-by-case basis by state or local permitting agencies and is based on review of all emission limitation achieved in practice or included in state implementation plans. To receive a permit for construction in areas not meeting national ambient air quality standards, or non-attainment areas (as designated by the U.S. Environmental Protection Agency), all major new or modified facilities must meet this requirement.

Maximum Achievable Control Technology, or MACT: A national emission standard for hazardous air pollutants set by the EPA as required by the Clean Air Act Amendments of 1990.

Megawatt: 1 million watts.

Metallurgical coal: The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as “met” or “coking” coal.

Non-recovery cokemaking: A cokemaking process in which coal is heated in a negative pressure environment in which the resulting volatile matter is combusted.

NOV: Notice of violation. A formal, written letter to the regulated entity that the enforcement agency believes that the entity is in violation of the law and that it should come into compliance or be prepared to defend its actions in subsequent enforcement. These alleged violations do not represent a final, legal determination that a violation has occurred until adjudication is complete.

NOx: Nitrogen oxides. NOx represents both NO2 and NO3 which are gases formed in high temperature environments such as coal combustion.

Pig iron: Formed and cooled hot metal from a blast furnace.

Sulfur: One of the elements present in varying quantities in coal that is emitted when coal is burned. Sulfur dioxide (SO2) is produced as a gaseous by-product of coal combustion.

Waste heat: Heat produced by industrial processes with no useful application.

A-2

APPENDIX B

GLOSSARY OF LIMITED PARTNERSHIP AGREEMENT TERMS

adjusted operating surplus: Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “How We Make Distributions to Our Partners—Operating Surplus and Capital Surplus—Operating Surplus”); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

capital surplus: Any distribution of cash in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings, refinancings or refundings of indebtedness other than working capital borrowings;

•	sales of our equity and debt securities;

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets; and

•	capital contributions received, except for cash payments received pursuant to Section 4.1 of the omnibus agreement.

estimated replacement capital expenditures: means the annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives.

expansion capital expenditures: Capital expenditures that we expect will increase our operating capacity or asset base over the long term.

investment capital expenditures: Capital expenditures that are not ongoing capital expenditures, replacement capital expenditures or expansion capital expenditures.

ongoing capital expenditures: means capital expenditures made to maintain the existing operating capacity of our existing assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures.

operating expenditures: Generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments ongoing capital expenditures and estimated replacement capital expenditures, provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus when such repayment actually occurs;

•

payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual replacement capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights);

•	repurchases of equity interests except to fund obligations under employee benefit plans; or

•	environmental capital expenditures to the extent such expenditures are funded with proceeds from this offering retained for identified environmental capital expenditures.

operating surplus: We define operating surplus as:

•	$ million; plus

•

all of our cash receipts after the closing of this offering, including amounts received by us from our sponsor under the omnibus agreement to the extent such amounts offset operating expenditures or lost revenues, and excluding cash from interim capital transactions; plus

•	working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued on the closing date of this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; plus

•	any portion of the proceeds of this offering retained to offset discounts related to tax credits equal to the aggregate amount of such discounts provided to customers during such period; less

•	all of our operating expenditures after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

Cash receipts equal to our proportionate share of any accounts receivable existing on the closing date of this offering that are retained by the sponsor will be included in operating surplus when collected.

subordination period: Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2015, if each of the following has occurred:

•

distributions from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the general partner interest; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2013, if each of the following has occurred:

•

distributions from operating surplus on all outstanding common units and subordinated units and the related distribution equaled or exceeded $         (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

•

the “adjusted operating surplus” generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $         (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units on a fully diluted weighted average basis and the related distribution on the general partner interest and incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

In addition, if the unitholders remove our general partner other than for cause:

•

the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

APPENDIX C

FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

SUNCOKE ENERGY PARTNERS, L.P.

C-i

C-ii

C-iii

C-iv

FIRST AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF SUNCOKE ENERGY PARTNERS, L.P.

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUNCOKE ENERGY PARTNERS, L.P. dated as of                     , 2012, is entered into by and between SunCoke Energy Partners GP LLC, a Delaware limited liability company, as the General Partner, and Sun Coal & Coke LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period (excluding clause (i) of the definition thereof); (b) less (i) the amount of any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; and (ii) the amount of any net decrease in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period; and (c) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; (ii) the amount of any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii). Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” is defined in Section 5.11(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Agreed Value” of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of SunCoke Energy Partners, L.P., as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Board of Directors” means the board of directors of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets, in each case if such addition, improvement, acquisition or construction is made to increase the long-term operating capacity or asset base of the Partnership Group from the long-term operating capacity or asset base of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Surplus” means cash and cash equivalents distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(b).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” is defined in Section 4.8(a)(ii).

“claim” (as used in Section 7.12(c)) is defined in Section 7.12(c).

“Closing Date” means the first date on which Common Units are issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commences Commercial Service” means the date a Capital Improvement or Replacement Capital Asset is first put into commercial service by a Group Member following completion of construction or acquisition, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, with respect to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all cash and cash equivalents distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Common Unit Trading Price” means current trading price of the Common Units as determined in the reasonable discretion of the General Partner.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than Common Units and awards that are granted to such director under the LTIP and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Contributed Property” means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of                     , 2012, among the General Partner, the Partnership, Sun Coal & Coke LLC and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters wholly within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance and Distribution” means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x)             over (y) the aggregate number, if any, of Common Units actually issued to the Underwriters pursuant to the Over-Allotment Option on the Option Closing Date(s), and (b) a distribution of cash contributed by the Underwriters to the Partnership on or in connection with any Option Closing Date with respect to Common Units issued by the Partnership upon the applicable exercise of the Over-Allotment Option as described in Section 5.3(b), if any.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Disposed of Adjusted Property” is defined in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” is defined in Section 4.8(b).

“Eligible Holder” means a Limited Partner whose (a) U.S. federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.8(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.8(a)(ii).

“Estimated Incremental Quarterly Tax Amount” is defined in Section 6.9.

“Estimated Replacement Capital Expenditures” means an estimate made in good faith by the Board of Directors (with the concurrence of the Conflicts Committee) of the average quarterly Replacement Capital Expenditures that the Partnership will need to incur over the long term for Replacement Capital Assets (including the Partnership’s proportionate share of the average quarterly Replacement Capital Expenditures of its Subsidiaries that are not wholly owned) existing at the time the estimate is made. The Board of Directors (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Replacement Capital Expenditures. The Partnership shall disclose to its Partners any change in the amount of Estimated Replacement Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Replacement Capital Expenditures shall be prospective only.

“Event of Withdrawal” is defined in Section 11.1(a).

“Excess Additional Book Basis” is defined in the definition of Additional Book Basis Derivative Items.

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Expansion Capital Expenditures” means cash expenditures for Capital Improvements, and shall not include Ongoing Capital Expenditures or Replacement Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of (i) the date that such Capital Improvement Commences Commercial Service and (ii) the date that such Capital Improvement is abandoned or disposed of. Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a Capital Improvement and the incremental Incentive Distributions paid relating to newly issued equity to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Final Subordinated Units” is defined in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” is defined in Section 6.1(c)(i)(D).

“First Target Distribution” means $         per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (1) the weighted average number of Outstanding Units during such period plus (2) all Partnership Interests and options, rights, warrants, phantom units and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Interests, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means SunCoke Energy Partners GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“General Partner Interest” means the interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons or interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes.

“Holder” as used in Section 7.12, is defined in Section 7.12(a).

“IDR Reset Common Unit” is defined in Section 5.11(a).

“IDR Reset Election” is defined in Section 5.11(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

“Incremental Income Taxes” is defined in Section 6.9.

“Indemnified Persons” is defined in Section 7.12(c).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” is defined in Section 4.8(c).

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means the Organizational Limited Partner (with respect to the Common Units and Subordinated Units received by it pursuant to Section 5.2(a)), the General Partner (with respect to the Incentive Distribution Rights) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any Common Units issued pursuant to the exercise of the Over-Allotment Option.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member, (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements and (d) capital contributions received, except for cash payments received by any Group Member pursuant to Section 4.1 of the Omnibus Agreement.

“Investment Capital Expenditures” means capital expenditures other than Ongoing Capital Expenditures, Replacement Capital Expenditures and Expansion Capital Expenditures.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto.

“Merger Agreement” is defined in Section 14.1.

“Minimum Quarterly Distribution” means $         per Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into

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account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Notional General Partner Units” means notional units used solely to calculate the General Partner’s Percentage Interest. Notional General Partner Units shall not constitute “Units” for any purpose of this Agreement. There shall initially be         Notional General Partner Units (resulting in the General Partner’s Percentage Interest being 2.0% after giving effect to any exercise of the Over-Allotment Option and the Deferred Issuance and Distribution). If the General Partner makes additional Capital Contributions pursuant to Section 5.2(b) to maintain its Percentage Interest, the number of Notional General Partner Units shall be increased proportionally to reflect the maintenance of such Percentage Interest.

“Omnibus Agreement” means that Omnibus Agreement dated                     , 2012, among SunCoke Energy, Inc., a Delaware corporation, the General Partner and the Partnership, as such may be amended, supplemented or restated from time to time.

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“Ongoing Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to the capital assets owned by any Group Member or for the acquisition of existing, or the construction of new, capital assets) if such expenditures are made to maintain the operating capacity of the Partnership Group’s existing assets or to extend the useful life of such assets. Ongoing Capital Expenditures shall also include expenditures for the acquisition of new equipment that improves the efficiency, reliability or effectiveness of the Partnership Group’s existing assets. Ongoing Capital Expenditures shall not include (a) normal repairs and maintenance, which are expensed as incurred or (b) Replacement Capital Expenditures.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, debt service payments, Ongoing Capital Expenditures and Estimated Replacement Capital Expenditures, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) actual Replacement Capital Expenditures, (iii) Investment Capital Expenditures, (iv) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (v) distributions to Partners (including in respect of Incentive Distribution Rights), (vi) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases, or (vii) environmental capital expenditures to the extent such expenditures are funded with proceeds of the Initial Offering retained for identified environmental capital expenditures as described in the Registration Statement under “Use of Proceeds.” Where capital expenditures are made in part for actual Replacement Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each; and

(d) (i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $         million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, including amounts received pursuant to the Omnibus Agreement to the extent such amounts offset Operating Expenditures or lost revenue of the Partnership, and excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedge Contract had

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it not been so terminated, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, (iv) the amount of cash distributions paid (including incremental Incentive Distributions) in respect of equity issued, other than equity issued in the Initial Offering, to finance all or a portion of the Expansion Capital Expenditures and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement and ending on the earlier to occur of the date the Capital Improvement Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued in the Initial Offering, to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the Expansion Capital Expenditures shall also be deemed to be equity issued to finance the construction, acquisition or improvement of a Capital Improvement for purposes of this clause (iv)), and (v) any portion of the proceeds of the Initial Offering retained to offset discounts related to tax credits (as described in the Registration Statement under “Use of Proceeds”) equal to the aggregate amount of such discounts provided to customers during such period less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve (12) months after having been incurred or repaid within such twelve-month period with the proceeds of additional Working Capital Borrowings and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that the General Partner’s estimates of disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), the General Partner’s estimates of cash received, or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of cash or cash equivalents to be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines; provided, further, that the amount of cash receipts equal to the Partnership’s proportionate share of any accounts receivable existing on the Closing Date that are retained by the Organizational Limited Partner shall be included in Operating Surplus when collected.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts. Customer payments that are paid no more than several days after their due date will be treated as paid on their due date.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means Sun Coal & Coke LLC, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates)

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beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means SunCoke Energy Partners, L.P., a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” means as of any date of determination (a) as to the General Partner, with respect to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units deemed held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and Notional General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

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“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Transfer” is defined in Section 4.8(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-183162) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

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“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Replacement Capital Asset” means any acquisition of existing or the construction of a new facility or other major capital asset by the Partnership Group or any Group Member, in each case if such acquisition or construction is made to replace or rebuild a facility or other major capital asset of the Partnership Group or any Group Member at the end of its working life.

“Replacement Capital Expenditures” means cash expenditures for Replacement Capital Assets. Replacement Capital Expenditures shall include interest (and related fees) on debt incurred and distributions in respect of equity issued, in each case, to finance all or a portion of the construction of a Replacement Capital Asset and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence constructing a Replacement Capital Asset and ending on the earlier to occur of the date that such Replacement Capital Asset Commences Commercial Service and the date that such Replacement Capital Asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a Replacement Capital Asset and the incremental Incentive Distributions paid relating to newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction of a Replacement Capital Asset.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” is defined in Section 5.11(a).

“Reset Notice” is defined in Section 5.11(b).

“Second Liquidation Target Amount” is defined in Section 6.1(c)(i)(E).

“Second Target Distribution” means $         per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

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“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (in respect of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subordinated Unit” means a Partnership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not refer to or include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a) the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending December 31, 2015 in respect of which (i) (A) distributions from Operating Surplus on each of (I) the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, and (II) the General Partner Interest, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on (I) all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and (II) the General Partner Interest, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on (I) all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units and (II) General Partner Interest, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages;

(b) the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter beginning with the quarter ended December 31, 2013 in respect of which (i) (A) distributions from Operating Surplus on each of (I) the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, (II) the General Partner Interest and (III) the Incentive Distribution Rights, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded (I) 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and (II) any related distributions on (a) any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, (b) the General Partner Interest, and (c) the Incentive Distribution Rights, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded (I) 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and (II) any related distributions on (a) any other Units that are senior or equal in right of distribution to the Subordinated Units, (b) the General Partner Interest, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis and (c) the Incentive Distribution Rights and (ii) there are no Cumulative Common Unit Arrearages; and

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(c) the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.7(b).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Target Distribution” means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Target Distribution” means $         per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of , 2012, among the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unitholders” means the holders of Units.

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“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, voting as a single class.

“Unpaid MQD” is defined in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

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ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2 Name. The name of the Partnership shall be “SunCoke Energy Partners, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the

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Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners . Subject to (i) the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, and (ii) the terms of the Omnibus Agreement, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

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Section 3.4 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

(i) true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Exchange Act);

(ii) a current list of the name and last known business, residence or mailing address of each Record Holder;

(iii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(iv) information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each Partner and the date on which each became a Partner; and

(v) such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(c) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent

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for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust

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company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership or limited liability company interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to

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enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(e) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Common Units and Incentive Distribution Rights to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) The General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

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(c) Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(d) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7.

Section 4.8 Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that:

(i) the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

(ii) any Group Member is subject to any federal, state or local law or regulation that, in the opinion of the General Partner, would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduce risk of the occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner and, to the extent relevant, their beneficial owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

(b) Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner (any such required certificate, an “Eligibility Certificate”).

(c) Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its beneficial owner) is not an Eligible Holder (an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be treated as the owner of all Limited Partner Interests owned by an Ineligible Holder and the Limited Partner with respect thereto.

(d) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast.

(e) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall

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provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Limited Partner Interest representing his right to receive his share of such distribution in kind.

(f) At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Limited Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Ineligible Holder’s Limited Partner Interests.

Section 4.9 Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Limited Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Holder or has transferred his Partnership Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be an Ineligible Holder.

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(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution in the amount of $20.00 in exchange for a General Partner Interest equal to a 2.0% Percentage Interest and was admitted as the General Partner of the Partnership. The Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 in exchange for a Limited Partner Interest equal to a 98.0% Percentage Interest and was admitted as a Limited Partner of the Partnership. As of the Closing Date, and effective with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement and the initial Capital Contributions of (i) the Organizational Limited Partner and (ii) the General Partner will be refunded. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions will be allocated and distributed to the Organizational Limited Partner, and the balance thereof will be allocated and distributed to the General Partner.

Section 5.2 Contributions by the General Partner and its Affiliates.

(a) On the Closing Date and pursuant to the Contribution Agreement: (i) the General Partner shall contribute to the Partnership as a Capital Contribution, the GP Contribution (as defined in the Contribution Agreement) in exchange for the continuation of its General Partner Interest equal to a 2.0% Percentage Interest (after giving effect to any exercise of the Over-Allotment Option and the Deferred Issuance and Distribution), subject to all of the rights, privileges and duties of the General Partner under this Agreement, (ii) the Partnership shall issue to the General Partner the Incentive Distribution Rights, (iii) the Organizational Limited Partner shall contribute to the Partnership, as a Capital Contribution, the Sun Coal & Coke LLC Contribution (as defined in the Contribution Agreement) and (iv) the Partnership will issue to the Organizational Limited Partner              Common Units,              Subordinated Units and the right to receive the Deferred Issuance and Distribution.

(b) Upon the issuance of any Limited Partner Interests by the Partnership (other than the Common Units issued in the Initial Offering, the Common Units and Subordinated Units issued pursuant to Section 5.2(a) (including any Common Units issued pursuant to the Deferred Issuance and Distribution), the Common Units issued upon conversion of the Subordinated Units and any Common Units issued pursuant to Section 5.11), the General Partner may, in order to maintain its Percentage Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) 100% less the General Partner’s Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Section 12.8, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3 Contributions by Initial Limited Partners.

(a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

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(b) Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

Section 5.4 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to

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Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(v) Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vi) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c) (i) Except as provided in this Section 5.5(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof, (in each case, other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or retained converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or transferred converted Subordinated Units will have a balance equal to the amount allocated under clause (A) above.

(iii) Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d) (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the Combined Interest to Common Units pursuant to

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Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual or deemed distribution other than a distribution made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6 Issuances of Additional Partnership Interests.

(a) The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such

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conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.6, including Common Units issued in connection with the Deferred Issuance and Distribution, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.7 Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day following the distribution pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

(b) Notwithstanding any other provision of this Agreement, all of the then Outstanding Subordinated Units may convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

Section 5.8 Limited Preemptive Right. Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership or to make additional Capital Contributions to the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9 Splits and Combinations.

(a) Subject to Section 5.9(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

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(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.11 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the amount of cash distributions made by the Partnership for the two-Quarter period immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit during each of the two Quarters immediately preceding the giving of the Reset Notice (the “Reset MQD”) (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. The Percentage Interest of the General Partner, with respect to the General Partner Interest, after the issuance of the Aggregate Quantity of IDR Reset Common Units shall equal the Percentage Interest of the General Partner, with respect to the General Partner Interest, prior to the issuance of the Aggregate Quantity of IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in order

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to maintain its Percentage Interest in connection therewith. The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

(b) To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to be equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a) (or other Partnership Interests as described in Section 5.11(d)), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining

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balance in such Capital Account will be retained by the holder of the Incentive Distribution Rights. In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a) Net Income. Net Income for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:

(i) First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for the current and all previous taxable periods; and

(ii) The balance, if any, to the General Partner and the Unitholders, Pro Rata.

(b) Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(i) First, to the General Partner and the Unitholders, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) The balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Section 6.4 and Section 6.5 have been made; provided, however , that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

(A) First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for all previous taxable periods;

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(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, to the General Partner and all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E) Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F) Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

(G) Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G).

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(ii) Except as otherwise provided by Section 6.1(c)(iii) Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A) First, if Subordinated Units remain Outstanding, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

(C) Third, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and

(D) Fourth, the balance, if any, 100% to the General Partner.

(iii) Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) during the Subordination Period and prior to the Liquidation Date shall be allocated:

(A) First, to the General Partner and the Unitholders, Pro Rata until the Capital Account in respect of each Common Unit then Outstanding is not more than the Common Unit Trading Price; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(B) Second, to the General Partner in accordance with its Percentage Interest and the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);

(C) The balance, if any, to the General Partner.

(iv) If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), any subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

(A) First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);

(B) Second, to the General Partner and the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and

(C) The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

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(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product of (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, multiplied by (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient

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determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100% less the General Partner’s Interest, multiplied by (bb) the sum of the amounts allocated in clause (1) above.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.5, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross

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income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

(C) With respect to any taxable period during which an IDR Reset Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(D) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each

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Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights and the General Partner to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).

(B) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(D) For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items

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have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A)–(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

(xiii) Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable period that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated), shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

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(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to the Partners who are issued Units as a result of the transactions contemplated by the Contribution Agreement or the Underwriting Agreement; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent the General Partner determines necessary or appropriate to comply with Section 706 of the Code and the regulations or rulings promulgated thereunder or for the proper administration of the Partnership.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3 Distributions; Characterization of Distributions; Distributions to Record Holders.

(a) The Board of Directors may adopt a cash distribution policy, which it may change from time to time without amendment to this Agreement. Distributions will be made as and when declared by the General Partner.

(b) All amounts of cash and cash equivalents distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(c) Notwithstanding Section 6.3(b), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

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(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions from Operating Surplus.

(a) During Subordination Period. Cash and cash equivalents distributed in respect of any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash and cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After Subordination Period. Cash and cash equivalents distributed in respect of any Quarter ending after the Subordination Period has ended that is deemed to be Operating Surplus pursuant to the provisions of

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Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, 100% to the General Partner and the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the General Partner and the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash or cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions from Capital Surplus. Cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a). Cash and cash equivalents that are distributed and deemed to be Capital Surplus shall then be distributed (a) to the General Partner in accordance with its Percentage Interest and (b) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all cash and cash equivalents shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Target Distribution Levels.

(a) The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of cash or cash equivalents that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

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(b) The Target Distributions shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding Subordinated Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x), Section 6.7(b) and Section 6.7(c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

(c) The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding a Common Unit.

Section 6.8 Special Provisions Relating to the Holders of IDR Reset Common Units.

(a) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.5(c)(iii).

(b) A Unitholder holding an IDR Reset Common Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 6.8(b), the General Partner may apply Sections 5.5(c)(iii), 6.1(d)(x) and 6.8(a) or, to the extent not resulting in a material adverse effect on the Unitholders holding Common Units, take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such IDR Reset Common Units.

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Section 6.9 Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) cash and cash equivalents with respect to such Quarter by (ii) the sum of cash and cash equivalents with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, cash and cash equivalents with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and powers to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another

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Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash or cash equivalents by the Partnership;

(vii) the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Each of the Partners and each other Person who acquires an interest in a Partnership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Contribution Agreement, the Omnibus Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or

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restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who acquire a Partnership Interest and the Persons who are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any fiduciary or other duty existing at law, in equity or otherwise that the General Partner may owe the Partnership, the Limited Partners, the other Persons who acquire a Partnership Interest or the Persons who are otherwise bound by this Agreement.

Section 7.2 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (a) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (b) to constitute a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement or restriction, such provision shall be deemed to have been approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

Section 7.3 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.4 Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5 Reimbursement of the General Partner.

(a) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including

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Affiliates of the General Partner), to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine in good faith the expenses that are allocable to the General Partner or any member of the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee exceeds the amount of such fee.

(b) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including the SunCoke Energy Partners, L.P. Long-Term Incentive Plan and other plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests (or other awards under the SunCoke Energy Partners, L.P. Long-Term Incentive Plan) in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue or sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(b) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.6 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member.

(b) Subject to the terms of the Omnibus Agreement, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group

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Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any Person who is otherwise bound by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). Except as set forth in the Omnibus Agreement, no Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or any other Group Member, any Partner any person who acquires a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity information to any Group Member.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section  7.6(d) with respect to the General Partner shall not include any Group Member.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

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(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership’s activities or such Indemnitee’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Persons who have acquired interests in a Partnership Interest or is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. In the case where an Indemnitee is liable for damages, those damages shall only be direct damages and shall not include punitive damages, consequential damages or lost profits.

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(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Standards of Conduct and Modification of Duties.

(a) Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliates of the General Partner cause the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination, other action or failure to act by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) will be deemed to be in good faith unless the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) believed such determination, other action or failure to act was adverse to the interests of the Partnership. In any proceeding brought by the Partnership, any Limited Partner, or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any fiduciary duty or other duty existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who otherwise is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,”

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“in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(c) Whenever a potential conflict of interest exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, the General Partner may in its discretion submit any resolution or course of action with respect to such conflict of interest for (i) Special Approval or (ii) approval by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates). If such course of action or resolution receives Special Approval or approval of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), then such course of action or resolution shall be conclusively deemed approved by the Partnership, all the Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty existing at law, in equity or otherwise or obligation of any type whatsoever.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(e) The Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner and Indemnitees.

(a) The General Partner and any other Indemnitee may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as Partnership Interests are held by any Group

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Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in

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Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(f) Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

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Section 7.13 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner,

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and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the

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Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding; Tax Payments.

(a) The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof. A Person may become a Record Holder of a Unit without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until reflected on the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8. Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, the Organizational Limited Partner and the Underwriters as described in Article V in connection with the Initial Offering, such parties will be automatically admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

(b) The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

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Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by

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virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Central Time, on September 30, 2022, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Central Time, on September 30, 2022, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section  10.3.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which

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the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section  10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

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(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist:

(a) the Subordinated Units held by any Person will immediately and automatically convert into Common Units on a one-for-one basis, provided (i) neither such Person nor any of its Affiliates voted any of its Units in favor of the removal and (ii) such Person is not an Affiliate of the successor General Partner; and

(b) if all of the Subordinated Units convert into Common Units pursuant to Section 11.4(a), all Cumulative Common Unit Arrearages on the Common Units will be extinguished and the Subordination Period will end;

provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x), Section 6.7(b) and Section 6.7(c).

Section 11.5 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

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ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b) an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect in writing to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as

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may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

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Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

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(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or

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rescinded in any respect that would have the effect of in the case of any provision of this Agreement reducing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced, as applicable.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

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Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting. The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is

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present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12 Right to Vote and Related Matters. Section 13.13 Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units

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have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(a) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.13(a) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.14 Voting of Incentive Distribution Rights.

(a) For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

(b) If less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

(c) In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

ARTICLE XIV

MERGER OR CONSOLIDATION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability

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partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation.

(a) . Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

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Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 14.4 Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger or Consolidation.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9 Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

SUNCOKE ENERGY PARTNERS GP LLC

By:
Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

SUN COAL & COKE LLC

By:
Name:
Title:

SIGNATURE PAGE

SUNCOKE ENERGY PARTNERS, L.P.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A

to the First Amended and Restated

Agreement of Limited Partnership of

SunCoke Energy Partners, L.P.

Certificate Evidencing Common Units

Representing Limited Partner Interests in

SunCoke Energy Partners, L.P.

No.	Common Units

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of SunCoke Energy Partners, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), SunCoke Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that             (the “Holder”) is the registered owner of             Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file, and will be furnished without charge on delivery of written request to the Partnership, at the principal office of the Partnership located at 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SUNCOKE ENERGY PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF SUNCOKE ENERGY PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE SUNCOKE ENERGY PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). SUNCOKE ENERGY PARTNERS GP LLC, THE GENERAL PARTNER OF SUNCOKE ENERGY PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF SUNCOKE ENERGY PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such person when any such transfer or admission is reflected on the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of the Partnership Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into the Partnership Agreement and (iv) makes the consents, acknowledgements and waivers contained in the Partnership Agreement, with or without the execution of the Partnership Agreement by the Holder.

C-Exhibit A-1

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	SunCoke Energy Partners, L.P.

Countersigned and Registered by:	By: SunCoke Energy Partners GP LLC

Computershare Trust Company, N.A., As Transfer Agent and Registrar	By:

Name:

Title:

By:

Name:

Title: Secretary

C-Exhibit A-2

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT - as tenants by the entireties	Custodian
JT TEN - as joint tenants with right of survivorship and not as tenants in common	(Cust) (Minor) Under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF

SUNCOKE ENERGY PARTNERS, L.P.

FOR VALUE RECEIVED,             hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of SunCoke Energy Partners, L.P.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15
(Signature)

(Signature)

C-Exhibit A-3

SunCoke Energy Partners, L.P.

                         Common Units

Representing Limited Partner Interests

Prospectus

                , 2013

Barclays

BofA Merrill Lynch

Citigroup

Credit Suisse

J.P. Morgan

Evercore Partners

Goldman, Sachs & Co.

RBC Capital Markets

UBS Investment Bank

Through and including                    , 2013 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the New York Stock Exchange listing fee the amounts set forth below are estimates.

SEC registration fee	$40,110
FINRA filing fee	53,000
Printing and engraving expenses	350,000
Fees and expenses of legal counsel	2,200,000
Accounting fees and expenses	3,300,000
Transfer agent and registrar fees	2,500
New York Stock Exchange listing fee	178,800
Miscellaneous	$250,590

Total	$6,375,000

ITEM 14. INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of SunCoke Energy Partners, L.P. and our general partner, its officers and directors, and any person who controls SunCoke Energy Partners, L.P. and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On July 30, 2012, in connection with the formation of SunCoke Energy Partners, L.P., we issued (i) the 2.0% general partner interest in us to SunCoke Energy Partners GP LLC for $20 and (ii) the 98.0% limited partner interest in us to Sun Coal & Coke LLC for $980. The issuance was exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16. EXHIBITS.

See the Index to Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Index to Exhibits is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to registrant or its subsidiaries for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on December 10, 2012.

SunCoke Energy Partners, L.P.

By:	SunCoke Energy Partners GP LLC, its general partner

By:	/s/ Denise R. Cade
Denise R. Cade Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date
/s/ Frederick A. Henderson * Frederick A. Henderson	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 10, 2012

/s/ Mark E. Newman * Mark E. Newman	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)	December 10, 2012

/s/ Michael J. Thomson * Michael J. Thomson	President, Chief Operating Officer and Director	December 10, 2012

/s/ Denise R. Cade Denise R. Cade	Senior Vice President, General Counsel, Corporate Secretary and Director	December 10, 2012

/s/ Fay West * Fay West	Vice President and Controller (Principal Accounting Officer)	December 10, 2012

* By	/s/ Denise R. Cade
Denise R. Cade
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number			Description

1.1	*	—	Form of Underwriting Agreement

3.1	***	—	Certificate of Limited Partnership of SunCoke Energy Partners, L.P.

3.2	***	—	Form of First Amended and Restated Agreement of Limited Partnership of SunCoke Energy Partners, L.P. (included as Appendix C in the prospectus included in this Registration Statement)

4.1	***	—	Form of Senior Notes Indenture

4.2		—	[Reserved]

5.1	*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1	***	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1	***	—	Form of Contribution Agreement

10.2	*	—	Form of Omnibus Agreement

10.3		—	[Reserved]

10.4	***	—	SunCoke Energy Partners, L.P. Long-Term Incentive Plan

10.5	***	—	Form of Credit Agreement

10.6	***†	—	Coke Purchase Agreement, dated as of October 28, 2003, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.7	***	—	Amendment No. 1 to Coke Purchase Agreement, dated as of December 5, 2003, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.8	***†	—	Letter Agreement, dated as of May 7, 2008, between ArcelorMittal USA Inc., Haverhill Coke Company LLC, Jewell Coke Company, L.P. and ISG Sparrows Point LLC, serving as Amendment No. 2 to the Coke Purchase Agreement, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.9	***†	—	Amendment No. 3 to Coke Purchase Agreement, dated as of May 8, 2008, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.10	***†	—	Amendment No. 4 to Coke Purchase Agreement, dated as of January 26, 2011, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.11	***†	—	Amendment No. 5 to Coke Purchase Agreement, dated as of January 26, 2012, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.12	***†	—	Amendment No. 6 to Coke Purchase Agreement, dated as of March 12, 2012, by and between Haverhill Coke Company LLC, ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.) and ArcelorMittal Indiana Harbor Inc. (f/k/a ISG Indiana Harbor Inc.)

10.13	***†	—	Coke Purchase Agreement, dated as of August 31, 2009, by and between Haverhill Coke Company LLC and AK Steel Corporation

Exhibit Number			Description

10.14	***†	—	Amendment No. 1 to Coke Purchase Agreement, dated as of May 8, 2012, by and between Haverhill Coke Company LLC and AK Steel Corporation

10.15	***†	—	Energy Sales Agreement, dated as of August 31, 2009, by and between Haverhill Coke Company LLC and AK Steel Corporation

10.16	***†	—	Supplemental Energy Sales Agreement, dated as of June 1, 2012, by and between Haverhill Coke Company LLC and AK Steel Corporation

10.17	***†	—	Amended and Restated Coke Purchase Agreement, dated as of September 1, 2009, by and between Middletown Coke Company, LLC and AK Steel Corporation

10.18	***†	—	Second Amended and Restated Energy Sales Agreement, dated as of May 8, 2012, by and between Middletown Coke Company, LLC and AK Steel Corporation

10.19	***	—	SunCoke Energy Partners, L.P. Directors’ Deferred Compensation Plan

21.1	***	—	List of Subsidiaries of SunCoke Energy Partners, L.P.

23.1	*	—	Consent of Ernst & Young LLP

23.2	**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.3	**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1	***	—	Powers of Attorney (contained on page II-4)

*	Provided herewith.
**	To be provided by amendment.
***	Previously filed.
†	Certain portions have been omitted pursuant to a pending confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.